UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

 Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

UNIQUE LOGISTICS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

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☒	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

UNIQUE LOGISTICS INTERNATIONAL, INC.

154-09 146th Ave

Jamaica, NY 11434

(678) 365-6004

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT AND DISSENTERS’ RIGHTS

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Holders of Common Stock of Unique Logistics International, Inc.:

The accompanying information statement and this advance notice statement regarding dissenter’s rights pursuant to Section 92A.303 of the Nevada Revised Statutes (the “NRS”) is being furnished to the holders of record of the outstanding shares of common stock, $0.001 par value per share (the “Common Stock”), of Unique Logistics International, Inc., a Nevada corporation (the “Company,” “Unique Logistics,” “we,” “us,” or “our”), in connection with the Agreement and Plan of Merger, dated as of March 11, 2025 (the “Merger Agreement”), by and among the Company, DP World Logistics US Holdings, Inc., a Delaware corporation (“DP World US”), and Unique Merger Co., a Nevada corporation and a wholly-owned subsidiary of DP World US (“Merger Sub”). A copy of the Merger Agreement is attached as Annex A to the information statement.

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of DP World US in accordance with applicable law (the “Merger”). At the effective time of the Merger (the “Effective Time”), (i) each share of Common Stock issued and outstanding as of immediately prior to the Effective Time will be cancelled and will convert automatically into the right to receive an amount of cash, without interest and subject to any applicable withholding obligations, equal to the quotient of $35,855,000 divided by the number of shares of Common Stock outstanding immediately prior to the Effective Time on a fully diluted, as-converted to Common Stock basis, including the number of shares of Common Stock issuable upon the conversion  of the Company’s convertible preferred stock, $0.001 par value per share, including the Series A Convertible Preferred Stock, $0.001 par value per share, Series B Convertible Preferred Stock, $0.001 par value per share, Series C Preferred Stock, $0.001 par value per share and Series D Preferred Stock $0.001 par value per share (collectively, the “Preferred Stock”), and upon full exercise, exchange or conversion of all rights to acquire Common Stock or instruments convertible into Common Stock, rounded to the nearest ten-thousandth (the “Per Share Merger Consideration”) and (ii) each share of Preferred Stock issued and outstanding as of immediately prior to the Effective Time will be cancelled and will convert automatically into the right to receive an amount of cash, without interest and subject to any applicable withholding obligations, equal to the product of (A) the number of shares of Common Stock into which such share of Preferred Stock is convertible in accordance with the certificate of designations for such series of Preferred Stock and (B) the Per Share Merger Consideration, in each case except as otherwise provided in the Merger Agreement with respect to Excluded Shares and Dissenting Shares (as such terms are defined in the accompanying information statement), and provided that certain stockholders will be subject to a holdback arrangement whereby a portion of their aggregate Per Share Merger Consideration will be withheld by DP World US and paid following consummation of the Merger subject to terms and conditions set forth in a separate agreement.

The Board of Directors of the Company (the “Board”) has (i) determined that it is in the best interests of the Company and its stockholders to enter into the Merger Agreement and (ii) approved the Merger Agreement and the transactions contemplated thereby (together with the Merger, the “Transactions”), including the Merger, and adopted the plan of merger set forth therein.

The approval of the Merger Agreement required that the Company’s stockholders approve the plan of merger set forth in the Merger Agreement by the affirmative vote (at a meeting or by written consent) of a majority of the voting power of the Unique Logistics stockholders, with the holders of the Series A Preferred Stock and the Series B Preferred Stock voting together with the holders of the Common Stock on an as-converted basis (the “Company Stockholder Approval”). On March 11, 2025, following the execution and delivery of the Merger Agreement, holders of Common Stock and the Series A and Series B Preferred Stock representing an aggregate of 94.0% of the outstanding voting power of the Company’s stockholders as of March 11, 2025, the record date for determining stockholders entitled to vote on the approval of the Merger Agreement, delivered written consents, which are attached to this information statement as Annex B, constituting the Company Stockholder Approval. As a result, no further action by any other holder of shares of Common Stock is required under applicable law or the Merger Agreement (or otherwise) to approve the Merger Agreement, the Merger and the other Transactions, and the Company will not be soliciting your vote for or consent to the approval of the Merger Agreement, the Merger and the other Transactions, and will not call a stockholders’ meeting for purposes of voting on the approval of the Merger Agreement, the Merger and the other Transactions.

Under Section 92A.380 of the NRS, if the Merger is completed, subject to compliance with the requirements of Sections 92A.300 through 92A.500 of the NRS, holders of our Common Stock, other than Frangipani Trade Services, Inc., a New York corporation that is 100% owned by Sunandan Ray, the Company’s President and Chief Executive Officer, and any other Consenting Company Stockholder that beneficially owns any Common Stock, if any, that have waived such rights, will have the right to dissent and demand payment in an amount that DP World estimates to be the fair value of their shares of Common Stock (each holder of Preferred Stock has also waived such rights). Each dissenter will then have the right to contest DP World US’s estimate of fair value. In order to exercise your dissenter’s rights, you must provide to the Company written notice of your intent to assert dissenter’s rights and demand payment for your shares of Common Stock (a “statement of intent”) if the Merger is effectuated no later than [●], 2025, which is 15 days after the date that this this advance notice statement regarding dissenter’s rights pursuant and the accompanying information statement is first being sent, and comply precisely with other procedures set forth in Sections 92A.300 through 92A.500 of the NRS, which are included as Annex C to the accompanying information statement. Any such statement of intent should be sent to the Company as follows:

Unique Logistics International, Inc.

154-09 146th Avenue

Jamaica, New York 11434

Attn: Sunandan Ray, Chief Executive Officer

You shall be deemed to have waived the right to assert dissenter’s rights with respect to your shares of Common Stock unless the required statement of intent is received by the Company by [●], 2025.

You will also be required to send a second notice along with any stock certificates to the Company as further described in the accompanying information statement.

This notice and the accompanying information statement constitute notice to you from us of the availability of dissenter’s rights under Sections 92A.300 through 92A.500 of the NRS in connection with the Merger, including the advance notice statement required pursuant to Section 92A.303 of the NRS.

The accompanying information statement is for informational purposes only. We urge you, however, to read the information statement in its entirety, including the annexes to the information statement and the other documents to which we refer in the information statement, for a more complete description of the transactions referenced above and the actions taken by the Board.

We thank you for your continued support and interest in the Company.

BY ORDER OF THE BOARD OF DIRECTORS,

Sunandan Ray

Chief Executive Officer

[●], 2025

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This notice and the accompanying information statement are dated [●], 2025, and are being mailed to stockholders on or about [●], 2025.

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SUMMARY

This summary highlights certain information from this information statement related to the Merger. This information statement and this summary may not contain all of the information that is important to you. To understand the Merger more fully and for a complete description of its legal terms, you should carefully read this information statement, including the Merger Agreement and the other annexes to this information statement and the other documents to which we refer in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. A copy of the Merger Agreement is attached as Annex A to this information statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice unless otherwise defined in this information statement. Capitalized terms used but not defined in this information statement or the notice to which it is attached have the meanings set forth in the Merger Agreement. This information statement is dated [●] and is being mailed to our stockholders on or about [●].

The Parties to the Merger Agreement and their Relevant Affiliates (page 12)

The parties to the Merger Agreement are Unique Logistics, DP World US, and Merger Sub.

Unique Logistics

Unique Logistics provides a full range of global logistics services by providing to its customers a robust international network that strategically supports the movement of its customers’ goods. Acting solely as a third-party logistics provider, Unique Logistics purchases available cargo space in volume from its network of carriers (such as airlines, ocean shipping, and trucking lines) and resells that space to its customers. Operating via its subsidiaries, Unique Logistics provides a range of international logistics services that enable its customers to outsource to Unique Logistics sections of their supply chain process. Unique Logistics’ primary services include air freight services, ocean freight services, customs brokerage and compliance services, warehousing and distribution services, and order management.

DP World Group

The DP World group offers smart end-to-end supply chain logistics through an interconnected global network of business units in more than 75 countries across six continents, with a significant presence in both high-growth and mature markets. The DP World group has a track record of acquiring and integrating logistics businesses globally and has become a leading global provider of end-to-end solutions that are designed to bring innovation, speed, efficiency, and reliability to the entire supply chain. DP World group’s activities in the logistics space encompass warehouse management, trucking, freight forwarding, barge operations and inland cargo depots and terminals.

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DP World Logistics FZE

DP World Logistics FZE (“DP World Logistics”) is the holding company for DP World group’s global logistics businesses. Its registered address is at JAFZA 17, 5th Floor, Jebel Ali Free Zone, PO Box 17000, Dubai, United Arab Emirates.

DP World Logistics US Holdings, Inc.

DP World US, a wholly owned subsidiary of DP World Logistics, is the holding company for the DP World group’s logistics businesses in the U.S.

Merger Sub

Merger Sub was formed in Nevada on February 28, 2025, solely for the purpose of entering into the Merger Agreement and consummating the Merger with the Company. Merger Sub is a direct, wholly-owned subsidiary of DP World US and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than as incidental to its formation and in connection with the Merger. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation and a wholly-owned subsidiary of DP World US. Merger Sub’s principal executive offices are located at c/o DP World Logistics US Holdings, Inc., 2581 High Meadow Circle, Suite 250, Auburn Hills, MI 48326 and its telephone number is 248-377-4700.

Structure of the Merger (page 35)

On March 11, 2025, DP World US, Merger Sub and the Company entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly-owned subsidiary of DP World US. The Merger Agreement provides that, among other things and upon the terms and subject to the conditions of the Merger Agreement and in accordance with the NRS, Merger Sub will merge with and into the Company. As a result, the separate corporate existence of Merger Sub will cease and the Company will survive the Merger and continue to exist after the Merger as a direct, wholly-owned subsidiary of DP World US (the “Surviving Corporation”).

As the consideration to be paid in the merger consists solely of cash, you will receive no equity interest in DP World US (or any of its affiliates) in consideration for your shares of Common Stock, and after the Effective Time you will not own stock or any other interests in the Company or any of its subsidiaries.

Consideration to be Received in the Merger (page 36)

Subject to the terms of the Merger Agreement, at the Effective Time:

●	each share of Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be cancelled and automatically converted into the right to receive cash, without interest and subject to any applicable withholding obligations, in an amount equal to the Per Share Merger Consideration, which is the quotient of $35,855,000 (the “Merger Consideration”) divided by the number of shares of Common Stock outstanding immediately prior to the Effective Time on a fully diluted, as-converted to Common Stock basis, including the number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock, and upon full exercise, exchange or conversion of all rights to acquire Common Stock or instruments convertible into Common Stock; and

●	each share of Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares) will be cancelled and automatically converted into the right to receive cash, without interest and subject to any applicable withholding obligations, in an amount equal to the product of (i) the number of shares of Common Stock into which such share of Preferred Stock is convertible in accordance with the certificate of designations for such series of Preferred Stock and (ii) the Per Share Merger Consideration;

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provided that certain stockholders will be subject to a holdback arrangement whereby a portion of their aggregate Per Share Merger Consideration will be withheld by DP World US and paid following consummation of the Merger subject to terms and conditions set forth in separate agreements, and provided further that “Excluded Shares” means shares of Common Stock or Preferred Stock (collectively, “Company Stock”) held by DP World US, Merger Sub or the Company immediately prior to the Effective Time, and “Dissenting Shares” means shares of Company Stock that are outstanding immediately prior to the Effective Time and with respect to which the holder thereof has not consented to the Merger and has properly exercised dissenter’s rights with respect to such shares in accordance with the applicable provisions of the NRS.

Based on the number of shares of Common Stock outstanding on a fully diluted, as-converted to Common Stock basis on [●], 2025, we expect that the Per Share Merger Consideration will be $0.0037.

After the Merger is consummated, all shares of Company Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and will thereafter only represent the right to receive their pro rata share of the Merger Consideration (except for holders of Dissenting Shares as described above and in the section titled “Dissenter’s Rights”).

Required Stockholder Approval for the Merger (page 20)

Under Nevada law and the Company’s Amended and Restated Articles of Incorporation, in order to consummate the Merger the Company needed to obtain the approval of the plan of merger included in the Merger Agreement by the affirmative vote (at a meeting or by written consent) of a majority of the voting power of the Unique Logistics stockholders, with the holders of the Series A Preferred Stock and the Series B Preferred Stock voting together with the holders of the Common Stock on an as-converted basis (the “Company Stockholder Approval”). Each share of Common Stock (including shares of Common Stock into which the Series A and Series B Preferred Stock are convertible) entitles the holder thereof to one vote. On March 11, 2025, following the execution and delivery of the Merger Agreement, holders of Common Stock and the Series A and Series B Preferred Stock representing an aggregate of 94.0% of the outstanding voting power of the Company’s stockholders as of March 11, 2025 (which was the record date for determining stockholders entitled to vote to approve the Merger Agreement) (the “Consenting Company Stockholders”), delivered written consents (the “Written Consents”), which are attached to this information statement as Annex B, constituting the Company Stockholder Approval. As a result, no further action by any other holder of shares of Common Stock is required under applicable law or the Merger Agreement (or otherwise) to approve the Merger Agreement, the Merger or the other Transactions, and the Company will not be soliciting your vote for or consent to the approval of the Merger Agreement, the plan of merger set forth therein, the Merger and the other Transactions, and will not call a stockholders’ meeting for purposes of voting on thereon. No further action by the Company’s stockholders is required to complete the Merger and all requisite corporate action by and on behalf of DP World US and Merger Sub required to complete the Merger has been taken.

Opinion of Financial Advisor (page 20 and Annex D)

The Company retained The Benchmark Company, LLC (“Benchmark”) to act as financial advisor to the Board in connection with the contemplated acquisition of 100% of the issued and outstanding share capital of the Company by DP World US. In connection with the Merger Agreement, Benchmark rendered an opinion to the Board to the effect that, as of March 11, 2025, and based on and subject to the qualifications, assumptions, limitations and other matters set forth therein, the consideration to be received in connection with the Merger is fair to the Company’s unaffiliated shareholders from a financial point of view. The full text of Benchmark’s written opinion, which is attached as Annex D to this information statement, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, business, capital markets and other conditions, and the information made available to Benchmark, as of the date of such opinion. You are encouraged to read the opinion carefully and in its entirety.

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Financing (page 30)

The Merger is not subject to a financing condition. DP World US intends to fund the amounts necessary to complete the Transactions using its existing cash resources and available credit facilities. DP World US has represented to us in the Merger Agreement that it has the financial capacity to perform its obligations, and to cause Merger Sub to perform its obligations, under the Merger Agreement and that it will have, or cause Merger Sub to have, at or prior to the Effective Time, sufficient funds to pay the Merger Consideration.

The Merger Agreement (page 35 and Annex A)

Conditions to Consummation of the Merger (page 45)

The consummation of the Merger is subject to the satisfaction or waiver of certain customary mutual conditions, including:

●	the receipt of all required consents, approvals, waivers, clearances, authorizations or permissions of any relevant governmental authority;

●	the absence of any governmental entity issuing any order or other legal restraint that makes consummation of the Merger illegal or otherwise prohibited;

●	the Company receiving the requisite stockholder approvals (which has been satisfied by delivery of the Written Consents); and

●	at least 20 days having elapsed since we mailed this information statement to our stockholders.

Our obligation to consummate the Merger is subject to the satisfaction or waiver of each of the following additional conditions:

●	DP World US’s and Merger Sub’s representations and warranties made in the Merger Agreement being true and correct, subject to certain materiality standards;

●	DP World US and Merger Sub having performed or complied with in all material respects their obligations, agreements and covenants under the Merger Agreement; and

●	DP World US having delivered to us a certificate dated as of the date of Closing (the “Closing Date”) and signed by an officer of DP World US certifying that the foregoing conditions have been satisfied.

The obligations of DP World US and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of each of the following additional conditions:

●	the representations and warranties that we made in the Merger Agreement being true and correct, subject to certain materiality standards;

●	our having performed or complied with in all material respects our obligations, agreements and covenants under the Merger Agreement;

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●	Sunandan Ray, our President and Chief Executive Officer, continuing to be an employee of the Company and Sunandan Ray not having given notice of termination of employment;

●	the Company having delivered to DP World US a certificate dated as of the Closing Date and signed by an officer of the Company certifying that the foregoing conditions have been satisfied;

●	the absence of any material adverse effect with respect to the Company;

●	our receipt of all necessary third-party consents;

●	the full execution of the Stockholders Support Agreement (as defined below) by the Company stockholders party thereto; and

●	the number of shares of Company Stock with respect to which the holder has properly exercised dissenter’s rights under Nevada law representing less than 5% of the Common Stock assuming the conversion of all outstanding shares of Preferred Stock into Common Stock in accordance with their terms and exercise of any outstanding rights to acquire Common Stock.

Termination of the Merger Agreement (page 47)

The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time:

●	by mutual written consent of DP World US and the Company; and

●	by either DP World US or the Company if:

○	a governmental entity has issued an action prohibiting the Merger; or

○	the Merger has not closed within six months of the date of the Merger Agreement, subject to certain extensions.

Further, each of DP World US and the Company may terminate the Merger Agreement if the other is in breach of any representation, warranty, or covenant contained in the Merger Agreement that would give rise to the failure of a condition to the terminating party’s obligation to effect the Merger, subject to a cure right.

Termination Fee (page 47)

If the Merger Agreement is terminated by the Company or DP World US because the Merger does not close by the Outside Date or by DP World US due to the Company’s breach of any representations or warranties contained in the Merger Agreement, and within 12 months thereof the Company consummates or enters into a definitive agreement with respect to a merger or similar transaction, the acquisition of 50% or more of its consolidated assets or equity securities, or a tender or exchange offer in which another person or group offers to acquire 50% or more of its equity securities, the proposal for which had been made prior to the termination of the Merger Agreement, the Company will be required pay to DP World US a termination fee of $1.44 million.

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The Stockholders Support Agreement and the Holdback (page 49)

Concurrently with the execution and delivery of the Merger Agreement, the Company, DP World US, Sunandan Ray, our President and Chief Executive Officer, Frangipani Trade Services, Inc., a New York corporation (“Frangipani Trade Services”), which is 100% owned by Mr. Ray and owns 322,086,324 shares of Common Stock and 667,738 shares of Series B Preferred Stock that are convertible into 4,371,326,785 shares of Common Stock (or an aggregate of 4,693,413,109 shares of Common Stock on a fully diluted, as-converted basis), and Great Eagle Freight Limited, a private company limited by shares formed in Hong Kong (“Great Eagle”), which owns 153,062 shares of Series B Preferred Stock that are convertible into 1,002,015,791 shares of Common Stock, entered into a stockholders support agreement (the “Stockholders Support Agreement”). Pursuant to the Stockholders Support Agreement, Frangipani Trade Services and Great Eagle agreed to vote all of their respective shares of Company Stock, including any shares acquired after the date of the Stockholders Support Agreement, in favor of the Merger Agreement and the transactions contemplated thereby, and refrain from selling or otherwise transferring any shares of Company Stock during the term of the Stockholders Support Agreement, unless otherwise permitted thereunder.

Further, the Stockholders Support Agreement provides that DP World US will withhold 65% of the portion of the Total Merger Consideration that is otherwise payable to each of Frangipani Trade Services and Great Eagle pursuant to the Merger Agreement (each, a “Holdback Amount” and, together, the “Holdback Amounts”), all or a portion of which may become payable to each such stockholder at a later date if certain conditions related to gross profit metrics and, with respect to Frangipani Trade Services, integration standards, as set forth therein are met, or if there is a Change of Control, as defined therein, of the Company post-closing. Mr. Ray, Frangipani Trade Services and Great Eagle also agreed to indemnify DP World US for losses related to representations they made in the Stockholders Support Agreement, including the representations and warranties that the Company made in the Merger Agreement, which Mr. Ray, Frangipani Trade Services and Great Eagle made in the Stockholders Support Agreement, as well as certain tax liabilities. Mr. Ray, Frangipani Trade Services and Great Eagle also agreed to waive all appraisal, dissenter’s and similar rights relating to the transactions contemplated by the Merger Agreement and any and all claims against the Company or any of its subsidiaries.

Interests of Our Executive Officers and Directors in the Merger (page 30)

You should be aware that the Company’s executive officers and directors have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described in the section titled, “The Merger – Interests of Our Executive Officers and Directors in the Merger.”

Material United States Federal Income Tax Consequences of the Merger (page 32)

The exchange of shares of Company Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Therefore, a United States Holder (as defined in the section titled “The Merger – Material United States Federal Income Tax Consequences of the Merger”) receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (ii) the adjusted tax basis of the surrendered shares of Common Stock.

A Non-United States Holder (as defined in the section titled “The Merger – Material United States Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax on any gain resulting from the exchange of shares of Company Stock pursuant to the Merger, unless such holder has certain connections to the United States (as described further in the section titled “The Merger – Material United States Federal Income Tax Consequences of the Merger – Non-United States Holders”), but the Merger could be a taxable transaction to such holder under non-U.S. tax laws applicable to such holder.

Holders of shares of Company Stock should read the section titled “The Merger – Material United States Federal Income Tax Consequences of the Merger” for a more detailed description of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger for you will depend on your particular situation. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the Merger.

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Regulatory Approvals (page 34)

Completion of the Merger is subject to the receipt of all necessary regulatory approvals. Under the Merger Agreement and subject the terms and conditions thereof, each of the parties to the Merger Agreement has agreed to use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make as promptly as practicable all necessary filings and submissions with, any governmental authority or other persons necessary in connection with the consummation of the Merger and the other Transactions. None of the Company, DP World US or Merger Sub are aware of any federal or state regulatory approval required in connection with the Transactions, other than compliance with applicable federal securities laws and applicable Nevada law and certain required notice filings.

Procedures for Receiving Merger Consideration (page 36)

Prior to the Effective Time, DP World US will enter into an agreement with the Company’s transfer agent to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company become entitled pursuant to the Merger Agreement. At or prior to the Effective Time, DP World US will deposit with the Paying Agent cash equal to the Merger Consideration, less the Holdback Amounts. DP World US will pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of shares of Company Stock for the Merger Consideration.

If the Merger is effected, the Paying Agent will mail to each record holder of shares of Company Stock a letter of transmittal with instructions for effecting the surrender of the certificates representing such shares or the transfer of any such shares in book-entry form in exchange for their portion of the Merger Consideration.

Governing Law

The Merger Agreement and all claims, actions or other proceedings based upon, arising out of or relating to the Merger Agreement are governed by, and will be interpreted and construed in accordance with, the laws of the State of New York, without any regard to the conflict of law provisions thereof, and except with respect to the Merger and the internal affairs (including fiduciary duties) of the Company and the Board, which will be governed by the laws of the State of Nevada.

Dissenter’s Rights (page 51)

Pursuant to Section 92A.380 of the NRS, if the Merger is completed, subject to compliance with the requirements of Sections 92A.300 through 92A.500 of the NRS, you will have the right to dissent and demand payment in an amount that DP World US estimates to be the fair value of the shares of Common Stock. Each dissenter will then have the right to contest DP World US’s estimate of fair value. In order to exercise your dissenter’s rights, you must (i) provide to the Company a written statement of intent to assert dissenter’s rights and demand payment for your shares of Common Stock if the Merger is effectuated within 15 days after the mailing of this information statement and (ii) deliver to the Company (prior to the Effective Time) or DP World US (after the Effective Time) a written demand for payment no later than 30 days after the mailing of this information statement, and otherwise comply with the requirements of Sections 92A.300 through 92A.500 of the NRS, a copy of which is included as Annex C to this information statement. This information statement shall constitute notice to you from Unique Logistics of the availability of dissenter’s rights under Sections 92A.300 through 92A.500 of the NRS.

For a summary of dissenter’s rights, see the section titled “Dissenter’s Rights” beginning on page 51. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising dissenter’s rights, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Sections 92A.300 through 92A.500 of the NRS will result in loss of dissenter’s rights.

Market Information (page 12)

The Common Stock is currently registered under the Securities Exchange Act of 1934 and quoted on the Pink market tier of OTC Markets Group (“OTC Markets”) under the trading symbol “UNQL.” Following completion of the Merger, there will be no further market for the Common Stock.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The questions and answers below highlight only selected information from this information statement and only briefly address some commonly asked questions as they pertain to the Merger Agreement and the Merger. The following questions and answers do not include all the information that may be important to you as a stockholder of Unique Logistics. Please refer to the section entitled “Summary” and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement, each of which you should read carefully.

Q: What is the proposed transaction and what effects will it have on Unique Logistics?

A: The proposed transaction is the acquisition of the Company by DP World US. Once the closing conditions to the Merger have been satisfied or waived (to the extent waivable) and upon the terms and subject to the other conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation of the Merger and become a wholly-owned subsidiary of DP World US, the Common Stock will cease to be quoted on OTC Markets and the Company will no longer file any reports with the Securities and Exchange Commission (the “SEC”).

Q: What will I receive in the Merger?

A: Upon completion of the Merger and subject to the terms and conditions of the Merger Agreement, you will receive your pro rata share of the Merger Consideration, which is $35,855,000 in cash, without interest, based on your ownership of shares of Common Stock on a fully diluted and as-converted to Common Stock basis, unless you property exercise dissenter’s rights pursuant to Sections 92A.300 through 92A.500 of the NRS and do not withdraw from the appraisal process or otherwise lose such dissenter’s rights pursuant to the NRS. For example, based on the number of shares of Common Stock outstanding on a fully diluted, as-converted to Common Stock basis on [●], 2025, we expect that the Per Share Merger Consideration will be $0.0037. Assuming that this is the actual Per Share Merger Consideration, then if you own 100,000 shares of Common Stock immediately prior to the Effective Time, you will be entitled to receive $370 in cash, without interest, in exchange for your shares of Common Stock. Upon completion of the Merger, you will not own any equity interest in the Surviving Corporation and you will not have any interest in the Surviving Corporation’s future earnings or growth.

Q: Can the Merger Consideration change?

A: No, the Merger Consideration is fixed. The Merger Consideration will not increase even if the Company’s results of operations improve or as a result of any changes in the trading price of the Common Stock. Conversely, the Merger Consideration will not decrease if the Company’s results of operations deteriorates or as a result of any changes in the trading price of the Common Stock. See the section titled “The Merger Agreement – Consideration to be Received in the Merger.”

Q: When do you expect the Merger to be completed?

A: We expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions set forth in the Merger Agreement, though in no case will the Merger be completed prior to 20 days after we have mailed this information statement to our stockholders. We currently expect to complete the Merger during the second quarter of 2025, though we cannot assure completion by any particular date, or at all.

Q: What happens if the Merger is not completed?

A: If Unique Logistics and DP World US do not complete the Merger, Unique Logistics will remain an independent company, you will not receive your pro rata share of the Merger Consideration as payment for your shares of Common Stock and you will continue to hold the shares of Common Stock that you currently own. Additionally, the Company would continue to file reports with the SEC, and we expect that the Common Stock would continue to be quoted on OTC Markets for the foreseeable future.

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Q: Will I owe taxes as a result of the Merger?

A: The exchange of shares of Company Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Therefore, a United States Holder (as defined in the section titled “The Merger – Material United States Federal Income Tax Consequences of the Merger”) receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (i) the adjusted tax basis of the surrendered shares of Company Stock.

A Non-United States Holder (as defined in the section titled “The Merger – Material United States Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax on any gain resulting from the exchange of shares of Company Stock pursuant to the Merger, unless such holder has certain connections to the United States (as described further in the section titled “The Merger – Material United States Federal Income Tax Consequences of the Merger”), but the Merger could be a taxable transaction to such holder under non-U.S. tax laws applicable to such holder.

Q: Why am I not being asked to vote on or consent to the Merger?

A: Effecting the Merger requires the approval of the Merger Agreement by stockholders of the Company holding a majority of the voting power of the stockholders. Nevada law and the Company’s Amended and Restated Bylaws permit stockholders with an aggregate of a majority of the outstanding shares of Company Stock (or whatever different proportion of voting power is required by law, the Company’s Amended and Restated Articles of Incorporation or the Company’s Bylaws) to act by written consent in certain circumstances, including in connection with the approval of transactions such as the Merger. On March 11, 2025, following the execution and delivery of the Merger Agreement, the Consenting Company Stockholders, which on such date beneficially held more than a majority of the voting power of the Company’s stockholders, executed and delivered the Written Consents, thereby providing the Company Stockholder Approval for the Merger. Therefore, your vote or consent is not required and is not being sought and the Company will not be calling a special meeting of its stockholders for purposes of voting on the adoption of the Merger Agreement or otherwise in connection with the Transactions. We are not asking you for a proxy and request that you not send us a proxy.

Q: Why did I receive this information statement?

A: Applicable securities laws and regulations require us to provide you with notice a copy of the Written Consents that were delivered by the Consenting Company Stockholders as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to approve or authorize the Merger Agreement or complete the Merger.

Q: Did the Board approve and recommend the Merger Agreement?

A: Yes. Among other things, the Board has (i) determined that it is in the best interests of the Company and its stockholders to enter into the Merger Agreement, (ii) approved the Merger Agreement and the Transactions, including the Merger, and adopted the plan of merger set forth therein, and (iii) recommended the plan of merger set forth in the Merger Agreement to the stockholders of the Company and that the stockholders of the Company approve such plan of merger.

Q: What happens if I sell my shares before completion of the Merger?

A: If you transfer your shares of Common Stock before consummation of the Merger, you will also have transferred the right to receive your pro rata share of the Merger Consideration and will lose your dissenter’s rights. In order to receive the Merger Consideration or exercise dissenter’s rights, you must hold your shares of Common Stock through the Effective Time.

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Q: Do I need to do anything to surrender my shares of Common Stock and receive my pro rata share of the Merger Consideration?

A: Yes. If the Merger is completed, DP World US will cause the Paying Agent to mail to each record holder of shares of Company Stock a letter of transmittal with instructions for effecting the surrender of the certificates representing such shares or the transfer of any such shares in book-entry form in exchange for their portion of the Merger Consideration (less, with respect to Great Eagle Freight Limited and Frangipani Trade Services, Inc., the Holdback Amounts).

If you hold your shares of Common Stock in “street name” through a broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration. You should not take any action now to surrender any shares of Company Stock. Do not send in any certificates representing shares of Common Stock now.

Q: Do I have appraisal or dissenter’s rights if I object to the proposed Merger?

A: Yes. Under Section 92A.380 of the NRS, if the Merger is completed, subject to compliance with the requirements of Sections 92A.300 through 92A.500 of the NRS, you will have the right to dissent and demand payment in an amount that DP World US estimates to be the fair value of the shares of Common Stock. Each dissenter will then have the right to contest DP World US’s estimate of fair value. In order to exercise your dissenter’s rights, you must (i) provide to the Company a written statement of intent to assert dissenter’s rights and demand payment for your shares of Common Stock if the Merger is effectuated within 15 days after the mailing of this information statement and (ii) deliver to the Company (prior to the Effective Time) or DP World US (after the Effective Time) a written demand for payment no later than 30 days after the mailing of this information statement, and otherwise comply with the requirements of Sections 92A.300 through 92A.500 of the NRS, a copy of which is included as Annex C to this information statement. This information statement shall constitute notice to you from Unique Logistics of the availability of dissenter’s rights under Sections 92A.300 through 92A.500 of the NRS.

Q: What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A: The Company’s rights to provide non-public information and engage in negotiations or discussions with third parties with respect to alternative transactions to the Merger, and the Board’s right to change its recommendation, under certain circumstances, ceased upon the Company’s receipt of the Written Consents on March 11, 2025, following the execution and delivery of the Merger Agreement.

Q: Where can I find more information about the Company?

A: The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC. This information is available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section titled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements, including, without limitation, statements regarding forecasts and projections as described in the section titled “The Merger – Certain Company Financial Projections” and statements regarding the anticipated timing of the closing of the merger. All statements other than statements of historical facts included in this information statement are forward-looking statements, including those relating to future events or our future financial performance and financial guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on the Company’s expectations and projections about future events as of the date of this information statement and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements. Important factors, risks and uncertainties that could cause actual results to differ materially from forward-looking statements include but are not limited to:

●	the risk that the Merger is not completed on the anticipated terms and timing, including the risk that the conditions to the completion of the Merger are not satisfied;

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●	potential litigation relating to the Merger that could be instituted against the Company or its directors or officers, including the effects of any outcomes related thereto;

●	the risk that disruptions from the Merger (including the ability of certain counterparties to terminate or amend contracts upon a change of control) will harm the Company’s business, including current plans and operations, including during the pendency of the Merger;

●	the ability of the Company to retain key personnel;

●	the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transaction and integration matters;

●	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;

●	legislative, regulatory and economic developments;

●	potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect the Company’s financial performance;

●	certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions;

●	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

●	the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the risk that the Company’s stock price may decline significantly if the Merger is not consummated; and

●	those risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended May 31, 2024, filed with the SEC on October 17, 2024.

We believe that the assumptions on which our forward-looking statements are based are reasonable. All subsequent written and oral forward-looking statements concerning the Transactions or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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THE PARTIES TO THE MERGER AGREEMENT AND THEIR RELEVANT AFFILIATES

The parties to the Merger Agreement are Unique Logistics, DP World US, and Merger Sub.

Unique Logistics International, Inc.

154-09 146th Avenue

Jamaica, New York 11434

Phone: (678) 365-6004

Unique Logistics provides a full range of global logistics services by providing to its customers a robust international network that strategically supports the movement of its customers’ goods. Acting solely as a third-party logistics provider, Unique Logistics purchases available cargo space in volume from its network of carriers (such as airlines, ocean shipping, and trucking lines) and resells that space to its customers. Operating via its subsidiaries, Unique Logistics provides a range of international logistics services that enable its customers to outsource to Unique Logistics sections of their supply chain process. Unique Logistics’ primary services include air freight services, ocean freight services, customs brokerage and compliance services, warehousing and distribution services, and order management.

The Common Stock is quoted on the Pink tier of the OTC Markets under the trading symbol “UNQL.” Additional information about the Company is included in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section titled “Where You Can Find More Information.”

DP World Group

The DP World group offers smart end-to-end supply chain logistics through an interconnected global network of business units in more than 75 countries across six continents, with a significant presence in both high-growth and mature markets. The DP World group has a track record of acquiring and integrating logistics businesses globally, including Unico Logistics (South Korea), Imperial Logistics (Sub Saharan Africa), syncreon (Americas and Europe), Cargo Services Far East (Hong Kong), Legend Logistics (Singapore) and Edge Worldwide (United Kingdom) and has become a leading global provider of end-to-end solutions that are designed to bring innovation, speed, efficiency, and reliability to the entire supply chain. DP World group’s activities in the logistics space encompass warehouse management, trucking, freight forwarding, barge operations and inland cargo depots and terminals. Further information regarding the DP World group’s business activities is available at: https://www.dpworld.com.

DP World Logistics FZE

DP World Logistics is the holding company for DP World group’s global logistics businesses. Its registered address is at JAFZA 17, 5th Floor, Jebel Ali Free Zone, PO Box 17000, Dubai, United Arab Emirates.

DP World Logistics US Holdings, Inc.

2581 High Meadow Circle, Suite 250

Auburn Hills, MI 48326Phone: 248-377-4700

DP World US, a wholly owned subsidiary of DP World Logistics is the holding company for the DP World group’s logistics businesses in the U.S. After the consummation of the Merger, the Company will be a wholly-owned subsidiary of DP World US.

Unique Merger Co.

c/o DP World Logistics US Holdings, Inc.

2581 High Meadow Circle, Suite 250

Auburn Hills, MI 48326Phone: 248-377-4700

Merger Sub was formed in Nevada on February 28, 2025, solely for the purpose of entering into the Merger Agreement and consummating the Merger. Merger Sub is a direct, wholly-owned subsidiary of DP World US and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than as incidental to its formation and in connection with the Merger. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the Surviving Corporation and a wholly-owned subsidiary of DP World US.

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THE MERGER

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board or the representatives of the Company and other parties.

As part of the Company’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board and Company management have periodically reviewed, considered and assessed the Company’s operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. These reviews have included, among other things, consideration of potential opportunities for acquisitions and other potential financial and strategic alternatives, in each case with a view towards enhancing our stockholders’ value.

On December 18, 2022, the Company entered into an Agreement and Plan of Merger with Edify Acquisition Corp. (“Edify”), a special purpose acquisition company, and a direct, wholly owned subsidiary thereof, pursuant to which the Company would have become a wholly-owned subsidiary of Edify (the “Edify Acquisition Agreement”). The Edify Acquisition Agreement provided that, as a condition to closing of the transactions contemplated thereby, CB Agent Services LLC (“CB Agent Services”) (or a syndicate of lenders thereof) would provide to the Company a senior secured financing facility in the maximum aggregate principal amount of $35,000,000, unless the Company obtained alternative debt financing.

CB Agent Services was, however, unable to secure such financing for the Company, and on September 18, 2023, the parties to the Edify Acquisition Agreement entered into an Acknowledgement and Waiver Agreement providing that the financing condition to closing would be fully satisfied and discharged in full upon the payment of the remaining $9.5 million available to Unique Logistics under the Purchase Money Financing Agreement between the Company and Corefund Capital, LLC, dated as of September 8, 2021, directly to Edify’s service providers in satisfaction of Edify’s transaction expenses.

The parties thereto terminated the Edify Acquisition Agreement as of March 1, 2024.

During this time, Unique Logistics was independently looking for financing and/or a strategic investor to provide the funding it needed to continue its operations and to consummate planned and/or anticipated acquisitions. The Company entered into a nondisclosure agreement with a potential strategic investor in October 2023 and with a second potential strategic investor in August 2024. While there were discussions between representatives of the Company and each potential strategic investor both before and after entry into such nondisclosure agreements, through May 2024 and February 2025, respectively, neither resulted in a definitive offer to provide funding to/make an investment in the Company.

During the period from October 2023 through May 2024, Unique Logistics entered into discussions with another logistics company with respect to such company acquiring Unique Logistics. In December 2023, such company provided a preliminary letter of intent to Unique Logistics that offered a debt free, cash free price in a range of $75 million to $100 million to acquire 100% of Unique Logistics. In May 2024 the aforementioned company informed Unique Logistics that the proposed deal would have to wait until after December 2024 for further discussion as the company was engaged in another potential acquisition before then. The company also indicated that its preference was for asset heavy investment targets. There was no further contact with the company on the proposed transaction after May 2024.

In March 2024, a representative of Alcazar Capital Limited (“Alcazar”), a financial adviser representing DP World Logistics, contacted Colbeck Capital Management, LLC (“Colbeck”), an affiliate of CB Agent Services to inform Alcazar that DP World Logistics was looking for merger and acquisition targets of a particular size in United States, and asked if Colbeck knew of any U.S.-based logistics companies that might be an appropriate target. Colbeck had contacted Alcazar during the period when it was looking for strategic investors for Unique Logistics during the pendency of the Edify Acquisition Agreement, but Alcazar was not interested in discussing such while the transaction with Edify was pending.

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On March 19, 2024, Alcazar presented Unique Logistics to DP World Logistics as a potential acquisition target.

On March 20, 2024, Alcazar and the Company entered into a non-disclosure agreement with respect to a potential transaction.

On March 21, 2024, Sunandan Ray, Unique Logistics’ President and Chief Executive Officer, and Samuel Sidiqi of Alcazar had a Teams meeting to discuss a potential transaction whereby a ports and terminals operator based in Dubai (not naming DP World Logistics) would acquire Unique Logistics.

On March 24, 2024, Unique Logistics provided a “Confidential Information Memorandum” to Alcazar, which provided background information on Unique Logistics including its business profile, financial performance history, financial outlook and management team.

On April 9, 2024, Mr. Sidiqi telephoned Mr. Ray to confirm that DP World Logistics was interested in exploring a possible acquisition of Unique Logistics.

During April and May, 2024, Alcazar conducted preliminary due diligence of Unique Logistics on behalf of DP World Logistics.

On June 5, 2024, Mr. Ray met with Mr. Sidiqi and Charbel Abou Jaoude, the Chief Executive Officer of Alcazar, at Colbeck’s office in New York City, to discuss the next steps in the discussions with DP World Logistics. Alcazar had arranged a meeting later that day with a person from DP World Logistics who was critical in the decision making process. Based on that meeting, DP World Logistics would decide whether to proceed further or not. Later that day, Mr. Ray met in-person with Anil Mohta, a representative of the DP World group, to discuss Unique Logistics’ business, Mr. Ray’s background and business strategies for Unique Logistics and the potential for Unique Logistics to contribute to the freight forwarding business of DP World Logistics.

On June 13, 2024, Mr. Sidiqi telephoned Mr. Ray, telling him that DP World Logistics had a “very positive response” following the June 5 meetings and was working on a structure for a potential transaction whereby DP World Logistics would acquire Unique Logistics.

During June, July and August 2024, there were multiple meetings and discussions, including in-person, by telephone or video conference, and via email, between Mr. Ray, Mr. Kay, Mr. Briones and on occasion Mr. Metelitsa of Lucosky Brookman LLP, Unique Logistics’ outside counsel, and members of DP World group’s mergers and acquisitions team.

On July 25, 2024, DP World Logistics and Unique Logistics executed a confidentiality agreement to facilitate the exchange of confidential information in connection with a potential transaction.

On July 26, 2024, Zayd Laher on behalf of DP World Logistics, emailed to Mr. Ray an executed, non-binding indication of interest outlining the basic parameters for a potential transaction whereby DP World Logistics or one of its wholly-owned subsidiaries would acquire 100% of the issued and outstanding share capital of Unique Logistics for cash. The indication of interest proposed, among other things: (i) a preliminary total enterprise value for Unique Logistics of $75 million; (ii) that Mr. Ray and Great Eagle would be subject to a holdback of 60.0% of their pro-rata share of the merger consideration, to be paid based on financial results for a three-year period commencing on the date of completion of the transaction; and (iii) that certain additional stockholders’ pro-rata share of the merger consideration would be subject to a holdback. The indication of interest also noted DP World Logistics’s intention that key members of Unique Logistics’ senior management team would continue their employment post-merger.

Unique Logistics executed the non-binding indication of interest, noting that its acceptance was subject to conditions set forth in a letter to DP World Logistics dated August 1, 2024, and delivered such letter and the fully executed indication of interest to Mr. Mohta via email on August 2, 2024. The referenced conditions related to the proposed holdback arrangement, including that the shareholders subject thereto might change but that such change would not impact the total amount thereof, a clarification with respect to Unique Logistics’ assumed debt level as set forth in the indication of interest, and that prior to the closing of the transaction there be a meeting between DP World Logistics and Mr. Ray to agree on a 12-month post-closing business plan and expansion strategy.

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On August 26, 2024, DP World Logistics and Unique Logistics entered into an exclusivity agreement providing that beginning on such date and ending eight weeks after Unique Logistics communicated to the DP World group in writing that the virtual data room was materially populated, Unique Logistics (except with respect to DP World Logistics and its affiliates) would not, and would cause its representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or facilitate, or accept the submission of, any inquiries, proposals or offers, that constitute or would reasonably be expected to lead to, any Acquisition Proposal, as defined therein, (ii) engage or participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any Acquisition Proposal, (iii) take certain other actions in connection with or relating to any Acquisition Proposal, or (iv) take any other action that was inconsistent with, or that prevents or restricts the completion of, a possible acquisition of Unique Logistics by DP World Logistics or its designated affiliate.

On August 26, 2024, the Board held a meeting at which it discussed the terms of the non-binding indication of interest with DP World Logistics and the preliminary letter of intent that Unique Logistics had received from another logistics company in December 2023, discussed above. After discussing the terms of each, the Board determined that the offer from DP World Logistics was the better of the two offers and determined to move forward with a potential transaction with DP World Logistics. The Board also ratified its approval of the exclusivity agreement with DP World Logistics described immediately above.

On September 19, 2024, Mr. Ray communicated in writing that the virtual data room was sufficiently populated and that the eight week exclusivity period would begin on September 20, 2024. During September 2024 through December 2024, DP World Logistics and its representatives and outside advisers conducted due diligence of Unique Logistics. On November 5 and 6, 2024, representatives of DP World Logistics participated in in-person meetings with the senior management of the Company. On December 23, 2024, DP World US shared with Unique Logistics and Mr. Ray a revised enterprise value offer of $80 million.

On November 15, 2024, Unique Logistics and DP World Logistics extended the exclusivity period an additional two weeks to November 29, 2024, via email.  On January 12, 2025, representatives of Clifford Chance, DP World US’s outside counsel, delivered to Lucosky Brookman an initial draft of the Merger Agreement.

On January 15, 2025, Unique Logistics and DP World Logistics extended the exclusivity period via email until January 31, 2025, and on January 16, 2025, they agreed to extend the exclusivity period until February 28, 2025.

On January 22, 2025, the Board held a meeting attended by all three directors to discuss the proposed Merger. At this meeting, Mr. Ray presented the Board with an overview of the terms of DP World group’s offer, highlighting key points, in particular, (i) the $80 million enterprise value for Unique Logistics and that, after deducting and adding back cash and excess working capital, the equity value (the amount of the merger consideration to be paid to stockholders) would likely be in the range of $40-44 million, and (ii) that Mr. Ray and Great Eagle Freight were the only two shareholders of the Company to be subject to a “holdback,” while all other shareholders would receive cash for their share of the equity value at the closing of the transaction. Mr. Ray also updated the Board as to the status of the definitive transaction documents and informed the Board that Benchmark had been engaged to issue a fairness opinion. Mr. Ray also noted that Unique Logistics was then in default of its funding facilities with TBK Bank and CB Agent Services and its related lenders, and that waivers of such defaults were being issued solely because of the pending transaction with DP World US.

On January 22, 2025, representatives of Lucosky Brookman delivered to Clifford Chance a revised draft of the Merger Agreement that, among other things, (i) proposed delivery of the Written Consents concurrently, instead of after, execution of the Merger Agreement, and removed provisions that were only applicable until the Company secured the Company Stockholder Approval, (ii) added materiality and knowledge qualifiers to a number of the representations and warranties to be provided by Unique Logistics, and (iii) added that, with respect to actions by the Company between execution of the Merger Agreement and either termination or Closing that require the consent of DP World US, that such consent shall not be unreasonably conditioned, withheld or delayed.

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On January 27, 2025, representatives of Lucosky Brookman and Clifford Chance held a Zoom meeting to discuss certain of Lucosky Brookman’s revisions to the initial draft of the Merger Agreement.

On January 28, 2025, representatives of Clifford Chance delivered to Lucosky Brookman an initial draft of the Stockholders Support Agreement.

On February 3, 2025, representatives of Lucosky Brookman delivered to Clifford Chance a revised draft of the Stockholders Support Agreement, and on February 5, 2025, representatives of Lucosky Brookman and Clifford Chance held a Teams meeting to discuss certain of Lucosky Brookman’s revisions to the initial draft of the Stockholders Support Agreement.

On February 11, 2025, representatives of Clifford Chance delivered to Lucosky Brookman a revised draft of the Stockholders Support Agreement that, among other things, added non-competition and non-solicitation provisions to the agreement and required the Owner Signatories to personally make the representations and warranties that the Company made in the Merger Agreement.

On February 17, 2025, representatives of Lucosky Brookman delivered to Clifford Chance a revised draft of the Stockholders Support Agreement, which primarily proposed revisions to the indemnification provisions thereof.

On February 18, 2025, representatives of Lucosky Brookman and Clifford Chance held a Teams meeting to discuss certain open items with respect to the Stockholders Support Agreement and the Merger Agreement.

On February 19, 2025, representatives of Clifford Chance delivered to Lucosky Brookman a revised draft of the Merger Agreement that, among other things, (i) removed materiality and knowledge qualifiers from certain of the representations and warranties to be provided by Unique Logistics, (ii) added certain additional representations and warranties to be made by the Company, (iii) removed the provision that where DP World US’s consent was required for the Company to take certain action, that such consent could not be unreasonably conditioned, withheld or delayed, and (iv) added closing conditions pertaining to the employment of Sunandan Ray, our President and Chief Executive Officer, and the maximum acceptable number of Dissenting Shares.

Also on February 19, 2025, representatives of Clifford Chance delivered to Lucosky Brookman a revised draft of the Stockholders Support Agreement that, among other things, again made revisions to the indemnification provisions thereof.

On February 24, 2025, representatives of the parties and their counsel held a Teams meeting to discuss open issues with respect to the Merger Agreement and the Stockholders Support Agreement.

On February 25, 2025, representatives of Lucosky Brookman delivered to Clifford Chance a revised draft of the Merger Agreement that, among other things, (i) added back materiality and knowledge qualifiers to certain of the representations and warranties to be provided by Unique Logistics, and (ii) provided that DP World US would pay certain Company indebtedness in connection with the Merger.

On February 27, 2025, the Board held a meeting for the purpose of (i) receiving a preliminary fairness opinion analysis from Benchmark and (ii) discussing the status of the Merger and the current drafts of the Merger Agreement and the Stockholders Support Agreement. All of the directors were present. Also in attendance were Eli Kay, the Company’s Chief Financial Officer, Lawrence Metelitsa and other attorneys from Lucosky Brookman and, from Benchmark, Jamil Aboumeri, who presented Benchmark’s preliminary fairness opinion analysis and its conclusions, and John J. Borer III. Following Mr. Aboumeri’s presentation of the financial analyses supporting the fairness opinion and related questions from the Board, Mr. Metelitsa provided the Board with an update on the Merger and the status of the transaction documents and answered various questions from the Board regarding the same.

Between February 25 and March 10, 2025, the Company and DP World US, with the assistance of their respective legal counsel, continued with DP World US’s due diligence efforts and negotiated the final terms of the Merger Agreement and the ancillary documents appearing as exhibits to the Merger Agreement, and the Stockholders Support Agreement.

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On March 1, 2025, the executive committee of the ultimate parent of DP World US approved the Merger and the entry into the Merger Agreement and related transaction documents.

On March 1, 2025, DP World US informed Unique Logistics and Mr. Ray that DP World US’s final offer with respect to the Company’s total enterprise value would be $83,774,899.

On the evening of March 10, 2025, the Board held a meeting for the purpose of (i) receiving an updated fairness opinion analysis from Benchmark and (ii) discussing and voting upon the approval of the Merger Agreement and the Stockholders Support Agreement and related matters. All of the directors were present. Also in attendance were representatives of Lucosky Brookman and Mr. Aboumeri from Benchmark, who confirmed Benchmark’s updated fairness opinion analysis, previously presented to the Board on a preliminary basis on February 27, as of March 10 and delivered an oral opinion to the Board. The final versions of the Merger Agreement and Stockholders Support Agreement were made available to the Board prior to the meeting such that the Board had the ability to review the agreements prior to the meeting, and ask questions about them at the meeting. Following Mr. Aboumeri’s oral delivery of Benchmark’s fairness opinion, representatives of Lucosky Brookman answered questions from the Board about the Merger Agreement, the Merger, and related matters. Following these presentations and discussions, and after considering the oral opinion of Benchmark, the Board declared the Company’s entry into the Merger Agreement and the Stockholders Support Agreement advisable and in the best interests of the Company’s stockholders and approved the Merger Agreement, the Stockholders Support Agreement and the Transactions, including the Merger, and adopted the plan of merger set forth in the Merger Agreement.

On March 11, 2025, the parties executed the Merger Agreement and the Stockholders Support Agreement.

Recommendation of the Board; Reasons for the Merger

On March 10, 2025, the Board, acting with the advice and assistance of its legal and financial advisors, considered and evaluated the Merger Agreement, the Merger and the other Transactions and unanimously determined that it is in the best interests of the Company and its stockholders to enter into the Merger Agreement, approved Merger Agreement and the Transactions, including the Merger, and adopted the plan of merger set forth in the Merger Agreement, and recommended the plan of merger set forth in the Merger Agreement to the stockholders of the Company and that the stockholders of the Company approve such plan of merger.

In the course of reaching such determination, the Board considered a variety of factors, including, but not limited to, the following factors (not in any order of relative importance), which the Board viewed as being generally positive or favorable in coming to its determination and recommendation:

●	Value Relative to Stand-Alone Prospects. The Board’s belief that, despite the Per Share Merger Consideration being lower than recent trading prices of the Common Stock, the Per Share Merger Consideration compares favorably to the potential long-term value of the Common Stock if the Company were to remain as a stand-alone company, after taking into account the risks and uncertainties associated with remaining a stand-alone company, including the Company’s business, its competitive position, its financial condition, including its indebtedness and the terms thereof, and current industry conditions. Among other things, the Board considered:

○	its assessment of the Company’s historical financial performance;

○	the Projections (as defined in the section titled “The Merger – Certain Financial Projections”), and the execution risks implicit in achieving the Projections, including the risk that the Company’s strategic initiatives may (i) not be successful in increasing revenues, (ii) incur expenses greater than those forecasted and (iii) result in increases in efficiency and productivity that do not occur on the timeline reflected in the Projections;

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○	the fact that the Company is currently in default of its funding facilities with TBK Bank and CB Agent Services and its related lenders, and waivers of such defaults are being issued solely because of the pending Merger, and if the Merger is not consummated, TBK Bank and CB Agent Services are unlikely to continue waiving such defaults, which would result in the lenders being able to declare all amounts due under these facilities immediately due and payable, and their obligations to continue to fund the Company thereunder would cease. Should the funding facilities be reduced, the Company would need to scale down its business due to lack of working capital. A 50% reduction of the facility would reduce EBITDA to below $5 million, significantly below the EBITDA level at which DP World US’s offered enterprise value was computed; and

○	the macroeconomic factors currently affecting the Company’s industry, including volatile global financial markets and economic conditions, global conflicts and geopolitical uncertainty affecting the Company and its existing and potential customers and certain other risk factors detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2024;

●	Strategic Alternatives. The potential values, benefits, risks and uncertainties facing the Company’s stockholders associated with possible strategic alternatives to the Merger (including possible alternative strategic transactions and scenarios involving the possibility of remaining a stand-alone public company), and the timing, risks and likelihood of accomplishing such strategic alternatives, including the fact that the Company’s prior potential merger transaction with Edify pursuant to the Edify Acquisition Agreement was not consummated and that discussions with other potential strategic investors did not result in them submitting even indications of interest for a transaction with respect to an investment in the Company.

●	Process of Negotiations with DP World. The Board’s belief that the Merger Consideration was the highest price that could reasonably be obtained from the DP World group, that the terms set forth in the Merger Agreement were the most favorable terms that the DP World group would be willing to agree to and that further negotiations would create a risk of causing the DP World group to abandon the Transactions altogether or materially delay the entry into the Merger Agreement.

●	Cash Consideration. The fact that the Company’s stockholders will receive cash for their shares of Company Stock and will therefore have immediate liquidity and receive certain value for their shares (other than the stockholders party to the Stockholders Support Agreement with respect to the Holdback Amounts that they might not actually receive).

●	Anticipated Timing. The anticipated timing of the consummation of the Merger during the second quarter of 2025, which allows for a potential closing of the Merger and the other Transactions in a relatively short timeframe.

●	Likelihood of Closing. The likelihood that the Merger and the other Transactions would be completed, based on, among other things, the limited number and nature of the conditions to the consummation thereof, including the fact that there is no financing condition, and the possibility that, if the Board declined to approve the Merger Agreement, there may not be another opportunity for the Company’s stockholders to receive a comparably priced offer with a comparable level of closing certainty.

●	Fairness Opinion. The financial analysis of the Merger Consideration reviewed by representatives of Benchmark with the Board and the preliminary fairness opinion analysis presented by Benchmark to the Board on February 27, 2025, as confirmed in a subsequent updated presentation and delivery of an oral opinion to the Board on March 10, 2025, which was subsequently confirmed by delivery of a written opinion dated March 11, 2025, that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters considered as described in its opinion, the consideration to be received in the Merger pursuant to the Merger Agreement is fair to the Company’s unaffiliated shareholders from a financial point of view.

●	Merger Agreement Terms. The terms of the Merger Agreement, in particular, the limited number and nature of the conditions to DP World US’s and Merger Sub’s obligation to consummate the Merger and the fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course between execution of the Merger Agreement and consummation of the Merger.

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The Board also considered a number of uncertainties, risks and other countervailing factors when making its decision to approve the Merger Agreement and the Transactions, including, but not limited to (not in any order of relative importance):

●	Per Share Merger Consideration Compared to Trading Prices. Current and historical prices of the Common Stock as quoted on OTC Markets, including the fact that the anticipated Per Share Merger Consideration of $0.0037 is 43.1% lower than the last reported price of the Common Stock on OTC Markets on March 10, 2025 (the last unaffected trading day prior to execution of the Merger Agreement).

●	No Certainty. The risk that the Merger might not be completed in a timely manner or at all due to the failure to satisfy one or more conditions to the closing of the Merger (the “Closing”).

●	Potential Negative Impacts if the Merger is not Completed. The fact that, if the Merger is not completed after being announced, there may be an adverse effect on the Company’s business and/or reputation, as well as its relationships with its employees, customers, suppliers, and other business contacts.

●	Restrictions on the Operation of the Company’s Business. The restrictions on the operations of the Company’s business while the Merger is pending pursuant to the terms of the Merger Agreement, which restricts Unique Logistics’ ability to take certain actions without DP World US’s prior written consent.

●	Tax Treatment. The fact that any gains arising from the receipt of their pro rata portion of the Merger Consideration would generally be taxable to the Company’s stockholders for United States federal income tax purposes.

●	Impact of Merger Announcement on the Company. The risk that disruptions from the Merger could negatively impact the Company’s business, including its current plans and operations as well as its relationships with its investors, suppliers, customers, business partners and other third parties.

●	No Participation in Future Gains. The fact that following the completion of the Merger, the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of the shares of Company Stock.

●	Litigation Risk. The risk of litigation arising from stockholders in respect of the Merger Agreement or the Transactions.

During its consideration of the transaction with DP World US and Merger Sub, the Board was also aware of and considered that certain of the Company’s directors and executive officers may have certain interests in the Merger that differ from, or are in addition to, the interests of the Company’s stockholders generally, as described under “The Merger – Interests of Our Executive Officers and Directors in the Merger.”

The discussion and factors considered by the Board is not intended to be exhaustive, but rather includes all material factors it considered. The Board considered these factors as a whole, and considered them to be favorable to, and supportive of, its determination. The Board did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Board may have given different weights or priority to different factors.

The Board concluded that the potential benefits of the Merger to the Company and its stockholders outweighed the risks and potentially negative factors relevant to the Merger.

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The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. In reaching its decision to determine the Merger Agreement, the Merger and the other Transactions to be in the best interests of the Company and its stockholders and to approve the Merger Agreement and the Transactions, the Board did not quantify or assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. Rather, the Board based its decisions on the totality of the factors and information it considered. The Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors.

Please note that this discussion of the Board’s reasoning and the other information presented in this subsection is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”

Required Stockholder Approval for the Merger

The approval of the Merger Agreement required that the Company’s stockholders approve the plan of merger set forth in the Merger Agreement by the affirmative vote (at a meeting or by written consent) of a majority of the voting power of the Company’s stockholders, with the holders of the Series A Preferred Stock and Series B Preferred Stock voting together with the holders of the Common Stock on an as-converted basis. On March 11, 2025, following the execution and delivery of the Merger Agreement, holders of Common Stock and the Company’s Series A and Series B Preferred Stock representing an aggregate of 94.0% of the outstanding voting power of the Company’s stockholders (including the holders of all of the outstanding shares of Series A and Series B Preferred Stock) delivered the Written Consents, which are attached to this information statement as Annex B, constituting the Company Stockholder Approval. As a result, no further action by any other holder of shares of Common Stock is required under applicable law or the Merger Agreement (or otherwise) to approve the Merger Agreement, the Merger and the other Transactions, and we will not be soliciting your vote for or consent to the approval of the Merger Agreement, the Merger and the other Transactions, and will not call a stockholders’ meeting for purposes of voting on the approval of the Merger Agreement, the Merger and the other Transactions. No further action by our stockholders is required to complete the Merger and all requisite corporate action by and on behalf of DP World US and Merger Sub required to complete the Merger has been taken.

Pursuant to the Written Consents, such stockholders also waived any rights they may have to assert dissenter’s rights pursuant to the NRS or to convert their shares of Preferred Stock into shares of Common Stock.

In addition, although not required as they do not have voting rights with respect to the Merger Agreement, the Merger or the other Transactions, on March 11, 2025, the holders of the Company’s Series C Preferred Stock and Series D Preferred Stock executed written consents pursuant to which they provided that they approved of the Merger Agreement and the Transactions, including the Merger, and waived any rights they may have to assert dissenter’s rights pursuant to the NRS or to convert their shares of Preferred Stock into shares of Common Stock.

Opinion of The Benchmark Company, LLC

At a special meeting of the Board held on February 27, 2025, Benchmark presented its preliminary fairness opinion analysis, which it updated for the special meeting of the Board held on March 10, 2025 and delivered an oral opinion, subsequently confirmed in writing by delivery of a written opinion dated March 11, 2025, that, as of such date and based upon and subject to the qualifications, assumptions, limitations and other matters set forth therein, the consideration to be received in the Merger pursuant to the Merger Agreement is fair to the Company’s unaffiliated shareholders from a financial point of view.

Benchmark provides investment banking and advisory services to institutions and companies, and its investment banking practice provides valuation services in connection with financings, and mergers and acquisitions for both public and private companies. Pursuant to a letter agreement dated January 13, 2025, the Board retained Benchmark to act as financial advisor in connection with the Merger and to provide a written opinion (sometimes referred to herein as the “Benchmark Opinion”) to the Board as to whether the consideration to be received in the Merger is fair to the Company’s unaffiliated shareholders from a financial point of view. The Company selected Benchmark based on various considerations that included experience with similar transactions, reputation, knowledge of the relevant industry, fee proposal, and relevant qualifications of team members.

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On February 27, 2025, Benchmark reviewed its preliminary financial analysis with the Board, and on March 10, 2025, Benchmark confirmed its final financial analysis and rendered an oral opinion to the Board, subsequently confirmed in writing on March 11, 2025, by delivery of the Benchmark’s Opinion addressed to the Board, to the effect that the consideration to be received in the Merger pursuant to the Merger Agreement, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, is fair to the Company’s unaffiliated shareholders from a financial point of view.

The Benchmark Opinion is addressed to, and is intended for the use, information and benefit of, the Board (solely in its capacity as such), and only addressed the fairness, from a financial point of view, of the consideration to be received in the Merger to the Company’s unaffiliated shareholders as of the date of such opinion and does not address any other aspect or implication of the Merger, or any legal, regulatory, tax or accounting matters, or any other agreement, arrangement, or understanding. Benchmark was not requested to, and the Benchmark Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger; (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the consideration, to the extent expressly specified herein); (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in Benchmark Opinion; (iv) the relative merits of the Merger as compared to any strategic alternatives or transactions that may be available to the Company or any other party; (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), except if and only to the extent expressly set forth in the Benchmark Opinion; (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in the Benchmark Opinion in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. The Benchmark Opinion assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Benchmark relied, with the consent of the Board, on the assessments by the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Merger or otherwise. The Benchmark Opinion addresses only the fairness, from a financial point of view, to the unaffiliated shareholders of the Company as of March 11, 2025, of the consideration to be received in the Merger pursuant to the Merger Agreement.

The Benchmark Opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Benchmark as of the date of the Benchmark Opinion, and Benchmark assumed no responsibility for updating, revising or reaffirming the Benchmark Opinion based on circumstances, developments or events occurring after the date of the Benchmark Opinion. The issuance of the Benchmark Opinion was approved by its internal fairness opinion review committee. The Board has not obtained nor will obtain an additional updated fairness opinion prior to the Closing, and changes in the operations and prospects of the Company, general market and economic conditions and other factors that may be beyond the control of the Company, and on which the Benchmark Opinion was based, may alter the value of the Company or its securities by the time the Merger is completed. The Benchmark Opinion does not speak to any date other than the date of such opinion, and as such, the Benchmark Opinion will not address the fairness of the consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Merger is completed.

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The full text of the Benchmark Opinion, dated March 11, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this information statement. The following summary of the Benchmark Opinion in this information statement is qualified in its entirety by reference to the full text of the Benchmark Opinion. Benchmark provided its opinion for the information and assistance of the Board in connection with its consideration of the Merger. Benchmark’s opinion was not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote or take any action with respect to any matter relating to the Merger or otherwise.

In connection with rendering its opinion, Benchmark reviewed and considered such financial and other matters as deemed relevant thereby, including, among other things:

●	an execution draft of the Merger Agreement provided to us by the Company, dated March 11, 2025;

●	certain information relating to the historical, current and future operations, financial condition and prospects of the Company, made available to us by the Company, including consolidated financial statements that included the actual financial statements for the fiscal years ended 5/31/2024 and the fiscal quarters ended 8/31/2024 and 11/30/2024 (as filed on forms 10-K and 10-Q with the SEC), and a financial model with preliminary financial statements for the fiscal quarter ended 2/28/2025 and projected financial statements for the fiscal quarter ending 5/31/2025 and the fiscal years 2026-2028;

●	discussions with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

●	a certificate addressed to us from senior management of the Company that contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on the Company provided to, or discussed with, us by or on behalf of the Company;

●	the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that we deemed to be relevant;

●	the publicly available financial terms of certain transactions that we deemed to be relevant; and

●	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

In arriving at its opinion, Benchmark relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Benchmark, discussed with or reviewed by Benchmark, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Benchmark relied upon and assumed no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Benchmark that would be material to its analyses or opinion and is no information or facts that would make any of the information reviewed by Benchmark incomplete or misleading. Benchmark further relied upon the assurance of the management of the Company that they were unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at its opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, Benchmark relied upon and assumed that the final form of the Merger Agreement did not differ in any material respect from the latest draft of the Merger Agreement provided to Benchmark as identified above. Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company nor was Benchmark furnished with any such independent evaluations or appraisals. The Benchmark Opinion was based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date of such opinion.

Benchmark was not requested to, and did not (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (iii) advise the Board or any other party with respect to alternatives to the Merger.

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Financial Analyses

The following is a summary of the material financial analyses performed by Benchmark in connection with the preparation of its fairness opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Benchmark, nor does the order of analyses described represent the relative importance or weight given to those analyses.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Benchmark, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Benchmark. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Benchmark. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Benchmark or the Board. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or before March 11, 2025, and is not necessarily indicative of current market conditions. All analyses conducted by Benchmark were going-concern analyses and Benchmark expressed no opinion regarding the liquidation value of any entity.

Benchmark completed a series of financial analyses to estimate a range of potential equity values for the Company if it were to remain independent to calculate the implied equity value per share attributable to the Company’s unaffiliated shareholders under that scenario and compared it to the Per Share Merger Consideration of approximately $0.0037 to be received by such investors at Closing. Benchmark’s financial analysis employed three customary approaches in conducting its analyses and arriving at the Benchmark Opinion, with no particular weight given to any:

●	selected public company analysis;
●	precedent transaction analysis; and
●	discounted cash flow analysis.

Selected Public Company Analysis

Benchmark performed a selected public company analysis by analyzing the valuation of publicly-listed companies that Benchmark deemed to be relevant for purposes of this analysis based on its professional judgment and experience. Benchmark reviewed publicly available financial and stock market information for publicly-listed companies providing global freight forwarding, supply chain management and contract logistics services. Benchmark reviewed, among other things, enterprise values (“EV”) of the selected companies, calculated as equity values based on closing stock prices on March 7, 2025, plus debt, plus preferred stock, plus non-controlling interests, and less cash and cash equivalents, as a multiple of trailing EBITDA (earnings before interest, taxes, depreciation and amortization) for the last 12 months (“LTM”) and forward forecasts based on consensus analysts’ estimates for the years 2025 and 2026. Benchmark’s analysis identified the following nine companies, which Benchmark deemed comparable to the Company but none of which is identical to the Company:

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Benchmark applied the selected public companies’ 75th and 25th percentile enterprise value to LTM, 2025 and 2026 EBITDA multiples to the Company’s LTM EBITDA and 2025 and 2026 EBITDA forecasts, respectively, provided to it by the Company, to estimate an enterprise value range for the Company should it remain independent, which was then adjusted for the Company’s net debt, non-controlling interests and outstanding warrants to estimate an equity value range for the Company, resulting in an estimated equity value per fully-diluted share of $0 to $0.0042.

Precedent Transaction Analysis

Benchmark performed a precedent transaction analysis by analyzing recent mergers and acquisitions involving companies that it deemed to be relevant for purposes of this analysis based on its professional judgment and experience. Benchmark analyzed the valuation of M&A transactions completed over the last three years or currently pending involving target companies providing global freight forwarding, supply chain management and contract logistics services and where the transactions’ financial terms were available. Benchmark reviewed, among other things, the precedent transactions’ implied enterprise value multiples of EBITDA using LTM results and forecasts for one and two forward years (for transactions where EBITDA forecasts were not available, transactions’ implied forward multiples were obtained by discounting the transactions’ implied enterprise value to LTM EBITDA using the Company’s estimated discount rate (same as used in the discounted cash flow analysis described below) by one and two years to use as 2025 and 2026 multiples, respectively). Benchmark’s analysis identified the following six precedent transactions, where we deemed the target companies comparable to the Company but none of which identical to the Company:

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Benchmark applied the precedent transactions’ 75th and 25th percentile implied enterprise value to EBITDA multiples to the Company’s LTM EBITDA and 2025 and 2026 EBITDA forecasts, provided to it by the Company, to estimate an enterprise value range for the Company should it remain independent, which was then adjusted for the Company’s estimated net debt, non-controlling interests and derivative liabilities from outstanding warrants to estimate an equity value range for the Company, resulting in an estimated equity value per fully-diluted share of $0 to $0.0034.

Discounted Cash Flow Analysis

Benchmark performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate over the balance of fiscal year 2025 (ending May 31, 2025) and the fiscal years 2026 through 2028 should the Company remain independent, using the Company financial forecasts provided to Benchmark by the Company. The analysis included the following key assumptions, among others: total revenues of $393.6 million for fiscal year 2025 and increasing to $445.1 million for fiscal year 2028, and EBITDA of $6.2 million for fiscal year 2025 to $10.7 million for fiscal year 2028.

Benchmark used a range of discount rates of 14.7% to 18.7%, which was calculated as the risk-free rate, plus the stock’s estimated beta multiplied by the equity risk premium (“ERP”), plus an additional adjustment for small-company size. Benchmark used the 10-year treasury yield as the estimate for the risk-free rate (4.3% on March 7, 2025), the average beta of the selected public companies (0.81), and ERP of 4.1% and small-company size adjustment of 9.0%, which are estimates based on market data. This resulted in an estimated discount rate of 16.7%, and we used a range of +2.0% and -2.0% around it to account for the sensitivity of valuation to discount rate. Benchmark, Benchmark calculated terminal values for the Company by applying terminal multiples of 14.1x and 8.9x to the Company’s fiscal year 2028 EBITDA forecast, as provided to Benchmark by the Company, with the terminal multiples based on the 75th and 25th percentile enterprise value to LTM EBITDA multiple of the selected public companies. The discounted cash flow analysis resulted in a range of enterprise value estimates for the Company, which was then adjusted for the Company’s estimated net debt, non-controlling interests and derivative liabilities from outstanding warrants to estimate an equity value for the Company, resulting in an estimated equity value per fully-diluted share of $0.0008 to $0.0052.

Other Factors

Benchmark noted for the Board certain additional factors regarding the Company’s historical stock trading data solely for reference and informational purposes only. Benchmark reviewed historical closing trading prices and trading volumes of the shares of Common Stock during the 52-week period preceding March 10, 2025 (the last trading day before the public announcement of the Merger), which reflected low and high stock closing prices during such period of $0.0023 to $0.0220 per share, an average closing price of $0.0044 per share, a 10-day VWAP (volume weighted average price) of $0.0057 per share, and a 90-day average daily trading volume of 909,948 shares (which is equivalent to approximately 0.11% of shares of Common Stock outstanding and 0.19% of the shares of Common Stock in the public float; for comparative purposes, the 90-day average daily trading volume for companies in the S&P MidCap 400 Index during the same period averaged 1.03% of common shares outstanding, with a standard deviation of 0.60%, and 1.15% of common shares in the public float, with a standard deviation of 0.70%).

Summary

Based on the ranges of estimated equity values of the Company using the financial analyses described above, the equity value per share attributable to the Company’s unaffiliated shareholders is estimated to be between $0.0003 and $0.0043 on average on a fully-diluted basis, compared to the Per Share Merger Consideration of approximately $0.0037.

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Miscellaneous

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Benchmark considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying Benchmark’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Benchmark’s analyses. These analyses were prepared solely as part of Benchmark’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Board in connection with the delivery of the Benchmark Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Benchmark’s view of the actual value of the Company.

The Company has agreed to pay Benchmark for its services in connection with the Merger an aggregate fee of $170,000, which is not contingent upon either the conclusion expressed in the Benchmark Opinion or on the consummation of the Transactions. The Company has also agreed to indemnify Benchmark against certain potential liabilities in connection with Benchmark’s services in rendering the Benchmark Opinion and to reimburse Benchmark for certain of its expenses, if any, incurred in connection with Benchmark’s engagement with the Company. Over the last two years, Benchmark has not provided any other services to the Company for which Benchmark received compensation. Benchmark may seek to provide other financial advisory or investment banking services to the Company and/or its affiliates and other participants in the Merger in the future for which Benchmark may receive compensation, although as of the date of the Benchmark Opinion, there was no agreement to do so nor any mutual understanding that such services were contemplated.

Benchmark comprises a research, sales and trading, and investment banking firm engaged in securities, commodities and derivatives trading and other broker activities, as well as providing financing and financial advisory services and other commercial services to a wide range of companies and individuals. In the ordinary course of its business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such securities for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be shareholders of the Company.

Certain Company Financial Projections

The Company does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. The Company’s management does not currently as a matter of course make public projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Company is especially reluctant to disclose projections for extended periods due to the increasing uncertainty, unpredictability and subjectivity of such assumptions and estimates when applied to time periods further in the future. As a result, the Company does not endorse projections or other unaudited prospective financial information as a reliable indication of future results.

In connection with the Board’s evaluation of the Transactions, however, the Company’s management, at the request of the Board, prepared and provided to Benchmark in connection with its financial analysis and opinion certain projections for the fiscal quarter ending May 31, 2025 and the fiscal years ending May 31, 2025, 2026, 2027 and 2028 (the “Projections”). The Projections do not reflect any effects or expenses attributable solely with respect to the Merger, future mergers and acquisitions or failure to consummate the Merger.

The Company is including a summary of the Projections in this information statement in order to provide its stockholders with access to the projections that were provided to Benchmark in connection with its financial analyses and opinion.

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The following tables present a summary of the Projections:

	PROJECTED	PROJECTED
	4Q 2025	FY 2025

Revenues
Airfreight services	$32,412,217	$173,107,355
Ocean freight and ocean services	41,692,382	185,601,144
Contract logistics	650,000	3,106,934
Customs brokerage and other services	6,000,000	31,793,352
	80,754,599	393,608,785

Cost of sales
Airfreight services	29,604,783	161,123,767
Ocean freight and ocean services	36,335,215	163,257,825
Contract logistics	5,375,000	11,284,225
Customs brokerage and other services	140,000	18,096,063
	71,454,998	353,761,880

Gross Margin	9,299,601	39,846,905

Operating expenses:
Salaries and related costs	5,624,730	22,799,699
Professional fees	334,371	2,143,416
Rent and occupancy	1,163,500	4,887,812
Selling and promotion	593,652	2,405,685
Depreciation and amortization	500,000	2,006,293
Fees and Factoring agreement	-	-
Other	929,578	3,478,023
	9,145,831	37,720,928

Equity method earnings	540,750	2,062,607

Income from operations	694,520	4,188,584

EBITDA	1,194,520	6,194,877

Other income (expense), net	(1,499,273)	(6,542,641)

(Loss) before taxes	$(804,753)	$(2,354,057)

Income taxes expense	68,849	3,699,223

Net income (loss)	(873,602)	(6,053,280)

Minority Interest (income) loss allocation	$38,358	$(156,956)

Net income (loss) available to common stockholders	$(835,244)	$(6,210,236)

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	PROJECTED	PROJECTED	PROJECTED
	FY 2026	FY 2027	FY 2028

Revenues
Airfreight services	$181,762,722	$190,850,858	$196,576,384
Ocean freight and ocean services	194,881,202	204,625,262	210,764,019
Contract logistics	3,231,211	3,295,836	3,361,752
Customs brokerage and other services	33,065,086	33,726,388	34,400,916
	412,940,221	432,498,343	445,103,072

Cost of sales
Airfreight services	163,586,450	171,765,773	176,918,746
Ocean freight and ocean services	175,393,081	184,162,735	189,687,618
Contract logistics	2,908,090	2,966,252	3,025,577
Customs brokerage and other services	29,758,577	30,353,749	30,960,824
	371,646,198	389,248,509	400,592,765

Gross Margin	41,294,023	43,249,834	44,510,307

Operating expenses:
Salaries and related costs	22,799,699	23,027,696	23,718,527
Professional fees	750,000	750,000	750,000
Rent and occupancy	4,654,000	4,654,000	4,000,000
Selling and promotion	1,500,000	1,500,000	1,500,000
Depreciation and amortization	1,600,000	1,000,000	1,000,000
Fees and Factoring agreement	2,118,622	2,966,071	3,055,053
Other	2,000,000	1,750,000	1,750,000
	35,422,321	35,647,767	35,773,580

Equity method earnings	1,000,000	1,000,000	1,000,000

Income from operations	6,871,702	8,602,067	9,736,727

EBITDA	8,471,702	9,602,067	10,736,727

Other income (expense), net	(4,083,849)	(1,200,000)	(1,200,000)

Income before taxes	2,787,853	7,402,067	8,536,727

Income taxes expense	836,356	2,220,620	2,561,018

Net income	1,951,497	5,181,447	5,975,709

Minority Interest (income) loss allocation	(390,299)	(1,036,289)	(1,195,142)

Net income available to common stockholders	$1,561,198	$4,145,158	$4,780,567

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Additional Information About the Projections

The inclusion of the Projections in this information statement should not be regarded as an indication that the Company or any of its affiliates, advisors or representatives have considered the Projections to be predictive of actual future events and the Projections should not be relied upon as such nor should readers of the Projections place undue reliance on the prospective financial information included herein. The Company’s internal financial forecasts upon which the Projections were based are subjective in many respects. The Projections did not take into account any changes or expenses attributable solely to the Transactions nor do they reflect any effects of the Merger or effect of the failure of the Merger to be consummated.

The Projections are forward-looking statements that were based on numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time that the Projections were prepared, taking into account the relevant information available to management at the time. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of the Company and its management. Various assumptions underlying the Projections may not prove to have been, or may no longer be, accurate. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Projections. The Projections summarized above do not give effect to the Merger. Furthermore, the Projections reflect assumptions as to certain business strategies or plans that are subject to change, and do not take into account any circumstances or events occurring after the date they were prepared.

The Projections cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Projections in this information statement should not be relied on as necessarily predictive of actual future events and actual results may differ materially (and will differ materially if the Transactions are completed) from the Projections. For all of these reasons, the Projections, and the assumptions upon which they are based, (i) are not guarantees of future results, (ii) are inherently speculative, and (iii) are subject to a number of risks and uncertainties. Accordingly, there can be no assurance that the Projections will be realized and actual results will differ, and may differ materially, from those contained in the Projections.

The Projections were prepared solely for use by Benchmark in connection with its financial analysis and opinion and were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent auditor, nor any other independent accountants, have compiled, examined, audited, reviewed or applied agreed-upon procedures with respect to the Projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

EBITDA as contained in the Projections is a “non-GAAP financial measure,” which is a financial performance measures that is not calculated in accordance with U.S. generally accepted accounting principles “(GAAP”). The EBTIDA figures included in the Projections were relied upon by Benchmark for purposes of its opinion. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this information statement. In addition, reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures were not relied upon by Benchmark for purposes of its opinion. Accordingly, the Company has not provided a reconciliation of the EBITDA figures included in the Projections to the relevant GAAP financial measure. EBITDA should not be considered as an alternative to net income, as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and EBITDA as used by the Company may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, EBITDA should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

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For these reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this information statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. None of the Company nor any of its affiliates, advisors, officers, directors, partners or representatives (including Benchmark) can give you any assurance that actual results will not differ from these Projections.

Except to the extent required by applicable federal securities laws, none of the Company nor any of its affiliates, advisors, officers, directors, partners or representatives (including Benchmark) undertake any obligation to update or otherwise revise or reconcile the Projections or the specific portions presented to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this information statement are cautioned not to place undue, if any, reliance on the specific portions of the Projections set forth above. None of the Company nor any of its affiliates, advisors, officers, directors, partners or representatives (including Benchmark) intend to make publicly available any update or other revision to the Projections. In addition, none of the Company nor any of its affiliates, advisors, officers, directors, partners or representatives (including Benchmark) have made, make or are authorized in the future to make any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the information contained in the Projections or that projected results will be achieved, and any statements to the contrary should be disregarded. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other financial information contained in the Company’s public filings with the SEC. The Company has made no representation to DP World US or Merger Sub, in the Merger Agreement or otherwise, concerning the Projections.

Financing

The Merger is not subject to a financing condition. DP World US intends to fund the amounts necessary to complete the Transactions, including payment of the Merger Consideration, using its cash resources and available credit facilities. DP World US has represented to us in the Merger Agreement that is has the financial capacity to perform its obligations, and to cause Merger Sub to perform its obligations, under the Merger Agreement and that it will have, or cause Merger Sub to have, at or prior to the Effective Time, sufficient funds to pay the Merger Consideration.

Interests of Our Executive Officers and Directors in the Merger

You should be aware that certain of the Company’s executive officers and directors have certain interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.

Anticipated Employment of our Chief Executive Officer

The Merger Agreement provides that it is a condition to DP World US and Merger Sub’s obligation to effect the Merger that Sunandan Ray, our President and Chief Executive Officer, shall continue to be an employee of the Company as of the Closing and shall not have given notice of termination of employment. Further, the Stockholders Support Agreement acknowledges the parties’ expectation that Mr. Ray will assume a management leadership role in the U.S. freight forwarding business operated by DP World group post-Closing. While there have been no discussions regarding the terms of such employment to date, Mr. Ray and DP World do expect to discuss the terms of such employment after the Closing.

Severance Entitlements

Mr. Ray is a party to an employment agreement with the Company that provides that upon any termination of Mr. Ray’s employment with Unique Logistics, except for a termination for Cause, as defined in the agreement, he will be entitled to a payment equal to two years’ worth of his then-existing base salary and prior year’s bonus and to retain the health, other medical, car allowance, home office, 401(k), life insurance, financial planning, and disability insurance benefits set forth in the agreement for the balance of its term.

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Assuming that the Effective Time occurred on February 28, 2025 and Mr. Ray’s employment was terminated without cause as of the Effective Time, the value of Mr. Ray’s severance benefits would be $849,002. As discussed above, however, we expect Mr. Ray’s employment to continue following the Effective Time and we therefore do not expect that he will receive any severance payments in connection with the Transactions.

Eli Kay, our Chief Financial Officer, is a party to an employment agreement with the Company that provides that while he is an “at will” employee, each agreed to give the other six months’ notice of termination of the agreement. The agreement provides that if the Company terminates the agreement without cause, the Company may choose, in lieu of six months’ notice, to pay Mr. Kay his ongoing salary and the Company’s cost of the current medical, dental, and vision coverage selected by him as of the termination date for the duration of the termination notice period (that is, for a maximum of six months). Mr. Kay is also entitled to any bonus earned and disbursed during the termination notice and severance period.

Assuming that the Effective Time occurred on February 28, 2025 and Mr. Kay’s employment was terminated without cause and with no notice as of the Effective Time, the value of Mr. Kay’s severance benefits would be $294,964. We expect Mr. Kay’s employment to continue following the Effective Time and we therefore do not expect that he will receive any severance payments in connection with the Transactions.

Other Arrangements

Prior to the Effective Time, the Company, DP World US, or their respective affiliates may, in their discretion, initiate negotiations of agreements, arrangements, and understandings with any one or more of the Company’s directors and executive officers regarding their employment or other future service or compensation or benefits and may enter into definitive agreements with such individuals regarding the foregoing, subject to the interim operating covenants set forth in the Merger Agreement and applicable restrictions therein. As of the date of this information statement, to the Company’s knowledge, no discussions with respect to such new agreements, arrangements or understandings have occurred, other than with respect to Sunandan Ray, the Company’s President and Chief Executive Officer, as discussed under “– Anticipated Employment Agreement with our Chief Executive Officer” above, and no such new agreements, arrangements or understandings have been entered into as of the date of this information statement. For a description of certain covenants relating to continuing employee matters set forth in the Merger Agreement, please see the section of this information statement titled, “The Merger Agreement – Continuing Employee Matters.”

Indemnification Insurance

Directors and executive officers of the Company will be entitled to certain ongoing indemnification and coverage for a period of not less than six years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section titled “The Merger Agreement – Indemnification and Insurance.”

Continuing Employee Matters

See the information under the section titled “The Merger Agreement – Continuing Employee Matters.”

Ownership of Company Stock

For information regarding beneficial ownership of the shares of Common Stock and Preferred Stock held by each of the Company’s directors and named executive officers and all directors and executive officers as a group, see the section titled, “Security Ownership of Certain Beneficial Owners and Management.” Each of the Company’s directors and executive officers will be entitled to receive, for each share of Common Stock or Preferred Stock that they hold, their pro rata share of the Merger Consideration in the same manner as other Company stockholders.

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Deregistration of the Common Stock

The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and quoted on the Pink market tier of OTC Markets. Upon completion of the Merger, Merger Sub will merge with and into the Company, with the Company surviving the Merger. Following completion of the Merger, there will be no further market for the Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. The Common Stock will also cease to be quoted on OTC Markets.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the Merger generally applicable to holders of shares of Common Stock who exchange their shares of Common Stock for cash pursuant to the Merger. The summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders whose shares of Common Stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and who are not subject to the holdback arrangements in the Stockholders Support Agreement, and does not address the tax consequences that may be relevant to holders of shares of Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States Holders (as defined below) whose functional currency is not the United States dollar, holders who hold shares of Common Stock through pass-through entities for United States federal income tax purposes or as part of a straddle or conversion transaction, holders deemed to sell shares of Common Stock under the constructive sale provisions of the Code or holders who acquired shares of Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. This summary does not address any Medicare tax or alternative minimum tax considerations or any aspect of state, local or non-United States taxation, and does not address any United States federal taxation other than income taxation.

For purposes of this information statement, a “United States Holder” means a beneficial owner of shares of Common Stock that is:

●	a citizen or individual resident of the United States;

●	a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to United States federal income tax regardless of its source; or

●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person.

The term “Non-United States Holder” refers to any beneficial owner of shares of Common Stock, other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, that is not a United States Holder.

If a partnership or any other entity or arrangement treated as a partnership for United States federal income tax purposes is a holder of shares of Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships owning shares of Common Stock and partners in such partnerships should consult their own tax advisors as to the particular United States federal income tax consequences of the Merger to them.

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The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of shares of Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of U.S. federal, state, local and non-U.S. tax laws.

United States Holders. The receipt of their pro rata share of the Merger Consideration by a United States Holder in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a United States Holder who receives their pro rata portion of the Merger Consideration will recognize gain or loss in an amount equal to the difference between (i) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (ii) the adjusted tax basis of the surrendered shares of Common Stock. A United States Holder’s adjusted tax basis generally will equal the price the United States Holder paid for such shares. Gain or loss will be calculated separately for each block of shares of Common Stock exchanged in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the shares of Common Stock have been held for more than one year as of the Effective Time. Long-term capital gains of non-corporate United States Holders may be eligible for reduced rates of taxation. The deductibility of a capital loss recognized in connection with the Merger is subject to limitations under the Code.

Non-United States Holders. Subject to the discussion below regarding backup withholding, a Non-United States Holder that receives cash for shares of Common Stock pursuant to the Merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the Merger and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States), or (iii) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the shares of Common Stock at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held shares of Common Stock, and the Company is or has been a “United States real property holding corporation” within the meaning of Section 897 of the Code at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held shares of Common Stock. The Company believes that it has not been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the Merger.

If you are a Non-United States Holder who is an individual and has been present in the United States for 183 days or more during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain realized, which generally may be offset by certain United States source capital losses.

If you are a Non-United States Holder and your gain is effectively connected with the conduct of a trade or business within the United States (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States), you will be subject to United States federal income tax on any gain realized on a net basis in the same manner as United States Holders. Non-United States Holders that are corporations may also be subject to a branch profits tax on their adjusted effectively connected earnings and profits at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to adjustments.

Information Reporting and Backup Withholding. Cash consideration received by a United States Holder or a Non-United States Holder in the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, a United States Holder that does not otherwise establish an exemption should complete and return to the applicable paying agent an Internal Revenue Service (“IRS”) Form W-9, certifying that such United States Holder is a United States person, that the taxpayer identification number provided is correct and that such United States Holder is not subject to backup withholding. A Non-United States Holder generally may establish an exemption from backup withholding by certifying its status as a non-United States person under penalties of perjury on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

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Holders should consult their tax advisors regarding the application of United States federal income tax laws and non-United States tax laws, including information reporting and backup withholding, to their particular situations.

FATCA. Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-United States Holder might be eligible for refunds or credits of such taxes.

In December 2018, the U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of shares of Common Stock. In the preamble to the proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of the shares of Common Stock pursuant to the Merger.

Regulatory Approvals

Under the Merger Agreement and subject the terms and conditions thereof, each of the parties to the Merger Agreement has agreed to use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make as promptly as practicable all necessary filings and submissions with, any governmental authority or other persons necessary in connection with the consummation of the Merger and the other Transactions.

Notwithstanding the foregoing, DP World US and its affiliates will not be required to enter into any consent decree with any governmental authority, make any divestiture, accept any operational restriction, or take or commit to take any other action that relates to the Company’s assets, business, results of operation or financial condition of the Company, taken as a whole, or that would be reasonably expected to limit or impair DP World US’s or any of its affiliates’ right to own or operate its business or to obtain or enjoy any of the rights or benefits of the Company’s or its subsidiaries’ business(es). Further, the Company may not, and is required to cause each of its subsidiaries not to, without DP World US’s prior written consent, (i) enter into any consent decree with any governmental authority to make any divestiture, (ii) accept any operational restriction, or (iii) take or commit to take any other action that, in each case of (i) and (ii), relates to the Company’s assets, business, results of operation or financial condition of the Company, taken as a whole, or that would be reasonably expected to limit or impair DP World US’s or any of its affiliates’ right to own or operate its business or to obtain or enjoy any of the rights or benefits of the Company’s or its subsidiaries’ business(es).

The Merger Agreement also provides that the parties will use reasonable best efforts to cooperate with each other in determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, governmental authorities or third parties in connection with the execution and delivery of the Merger Agreement and related agreements and consummation of the Transactions and timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations.

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None of the Company, DP World US or Merger Sub are aware of any federal or state regulatory approval required in connection with the Transactions, other than compliance with applicable federal securities laws and applicable Nevada law and certain required notice filings.

THE MERGER AGREEMENT

This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated by reference into this information statement. This summary does not purport to a complete description of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this information statement and in the public filings that the Company makes with the SEC, which may be obtained by following the instructions set forth in the section titled “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and the description of the Merger Agreement have been included to provide investors with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about the Company, DP World US, Merger Sub or their respective subsidiaries or affiliates. The assertions embodied in the representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific agreed-upon dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made by each party for the purposes of allocating contractual risk between the parties. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties that is contained in this information statement, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements and Current Reports on Form 8-K. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, DP World US or any of their respective subsidiaries, affiliates or businesses. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver, amendments or other modification.

Form of the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the NRS, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation of the Merger and a wholly-owned subsidiary of DP World US.

Consummation and Effectiveness of the Merger

The Merger will become effective at the Effective Time, which will be when the articles of merger have been duly filed with and accepted by the Nevada Secretary of State, or to the extent permitted by the NRS, at such later date and time as is agreed to by the Company and DP World US and specified in the articles of merger. The closing of the Merger will take place at 11:00 a.m., New York time, on the second business day after the satisfaction or (to the extent permitted by law) waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), unless the Company and DP World US agree in writing to another date or time.

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Consideration to be Received in the Merger

Subject to the terms of the Merger Agreement, at the Effective Time of the Merger:

●	each share of Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be cancelled and automatically converted into the right to receive cash, without interest and subject to any applicable withholding obligations, in an amount equal to the quotient of $35,855,000, which is the total Merger Consideration to be paid in the Merger, divided by the number of shares of Common Stock outstanding immediately prior to the Effective Time on a fully diluted, as-converted to Common Stock basis, including the number of shares of Common Stock issuable upon the conversion of all outstanding shares of the convertible Preferred Stock and full exercise, exchange or conversion of all rights to acquire Common Stock or instruments convertible into Common Stock, rounded to the nearest ten-thousandth; based on the number of shares of Company Stock outstanding as of the date of this information statement and the fact that we do not expect to issue any additional shares of Company Stock or instruments convertible into Company Stock prior to Closing, we anticipate that the Per Share Merger Consideration will be $0.0037;

●	each share of Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares) will be cancelled and automatically converted into the right to receive cash, without interest and subject to any applicable withholding obligations, in an amount equal to the product of (i) the number of shares of Common Stock into which such share of Preferred Stock is convertible in accordance with the certificate of designations for such series of Preferred Stock and (ii) the Per Share Merger Consideration; and

●	all shares of Company Stock will no longer be outstanding and will automatically be canceled and cease to exist, and thereafter only represent the right to receive its pro rata share of the Merger Consideration, without interest (except for holders of Dissenting Shares as described in the section titled “Dissenter’s Rights”);

provided, however, that Frangipani Trade Services, Inc., which is 100% owned by Sunandan Ray, our President and Chief Executive Officer, and owns 322,086,324 shares of Common Stock and 667,738 shares of Series B Preferred Stock that are convertible into 4,371,326,785 shares of Common Stock (or an aggregate of 4,693,413,109 shares of Common Stock on an as-converted basis), and Great Eagle Freight Limited, which owns 153,062 shares of Series B Preferred Stock that are convertible into 1,002,015,791 shares of Common Stock, are subject to a holdback arrangement pursuant to the terms and conditions set forth in a Stockholders Support Agreement that they and Mr. Ray entered into with DP World US and the Company whereby a portion of the aggregate Per Share Merger Consideration payable to each of them under the Merger Agreement will be withheld by DP World US and will be paid following the Closing in accordance with the terms and conditions set forth in the Stockholders Support Agreement. The Stockholders Support Agreement provides that the Holdback Amount will be 65% of the aggregate Per Share Merger Consideration payable to each of Frangipani Trade Services, Inc. and Great Eagle Freight Limited. For additional information, please see “ The Stockholders Support Agreement and the Holdback Arrangement.”

Procedures for Receiving Merger Consideration

In accordance with the terms of the Merger Agreement, prior to the Effective Time, DP World US will designate a bank or trust company reasonably acceptable the Company to act as the Paying Agent for the payment and delivery of the aggregate Merger Consideration, and DP World US will enter into an agreement with the Paying Agent prior to the Effective Time. At or prior to the Effective Time, DP World US will deposit with the Paying Agent, for the benefit of the Company’s stockholders immediately prior to the Effective Time, cash in an amount equal to the Merger Consideration minus the Holdback Amounts (the “Merger Fund”).

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As promptly as reasonably possible, but in no case later than five business days, after the Effective Time DP World US will cause the Paying Agent to mail to each Company stockholder as of immediately prior to the Effective Time (i) a letter of transmittal in the form attached as Exhibit E to the Merger Agreement (the (“Letter of Transmittal”), which includes a waiver and release in favor of the Company of any and all claims as a stockholder and (ii) instructions for use in effecting the surrender of certificates representing shares of Company Stock (each, a “Company Stock Certificate”) or the transfer of book-entry shares of Company Stock in exchange for their share of the Merger Consideration.

Upon surrender to the Paying Agent of Company Stock Certificates for cancellation or compliance with the reasonable procedures established by the paying agent for delivery of book-entry shares and delivery of a completed and duly executed Letter of Transmittal to the Paying Agent, (i) the holder of such Company Stock Certificate or book-entry shares will be entitled to receive in exchange therefor the Per Share Merger Consideration for each share evidenced by such Company Stock Certificate or such book-entry share (determined, with respect to shares of Preferred Stock, pursuant to the conversion of shares provisions under the Merger Agreement), in the form of a check mailed within three business days of the Paying Agent’s receipt of such Company Stock Certificates or book-entry shares, and (ii) the Company Stock Certificates surrendered and book-entry shares so surrendered will be canceled. The Paying Agent is entitled to deduct and withhold from the Merger Consideration payable pursuant to the Merger Agreement such amounts as are required to be deducted and withheld under applicable law, including the Code.

If any Company Stock Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if reasonably required by DP World US, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Paying Agent will pay the portion of the Merger Consideration due to such person in exchange for such lost, stolen or destroyed Company Stock Certificate.

Any portion of the Merger Fund that remains unclaimed by the applicable holders of Company Stock 12 months after the Effective Time will be delivered to DP World US upon demand, and any such holder prior to the Merger who has not theretofore complied with the procedures for receiving his, her or its share of the Merger Consideration may thereafter look only to DP World US for payment of their claims for their portion of the Merger Consideration. None of DP World US, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any person in respect of any portion of the Merger Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

The applicable portion of the Merger Consideration paid upon the surrender of any Company Stock Certificate or the transfer of any book-entry share of Company Stock in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock Certificate or book-entry share and Company Stock formerly represented thereby, except with respect to any payment pursuant to the holdback arrangement as provided for in the Stockholders Support Agreement. At the Effective Time, the Company’s stock transfer books will be closed and there will be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time on the Company’s records. If, after the Effective Time, any Company Stock Certificates or book-entry shares representing Company Stock are presented to the Surviving Corporation or the Paying Agent, they will be cancelled and exchanged for the Per Share Merger Consideration.

DP World US will be responsible for all fees and expenses of the Paying Agent in connection with the exchange of shares of Company Stock for their pro rata share of the Merger Consideration and other amounts contemplated by the Merger Agreement.

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Representations and Warranties

The Company, DP World US and Merger Sub made representations and warranties in the Merger Agreement regarding themselves and, as applicable, their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including “knowledge” and materiality qualifications and qualifications referring to dollar thresholds) and are further modified and limited by a confidential disclosure letter delivered by us to DP World US and Merger Sub (the “Company Disclosure Letter”) and by DP World US and Merger Sub to us. The representations and warranties we made are also subject to, and qualified by, certain information in our filings made with the SEC prior to the date of the Merger Agreement.

The Company’s representations and warranties to DP World US and Merger Sub in the Merger Agreement relate to, among other things:

●	the organization, good standing and qualification to do business of the Company and its subsidiaries;

●	the capitalization of the Company;

●	the Company’s corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the Transactions, and the enforceability and due execution and delivery of the Merger Agreement;

●	the Company Stockholder Approval;

●	the recommendation of the Board that the Company’s stockholders approve the plan of merger set forth in the Merger Agreement in accordance with the NRS;

●	required filings with governmental authorities in connection with the Merger;

●	the absence of conflicts with the Company’s (or its subsidiaries’) governing documents, applicable laws and contracts with respect to the Company’s execution and delivery of the Merger Agreement;

●	forms, reports, statements, and other documents required to be filed with the SEC and the accuracy of the information contained in those documents;

●	the Company’s financial statements and internal control over financial reporting;

●	the absence of certain undisclosed material liabilities;

●	the absence of certain changes, events and actions since May 31, 2024;

●	the absence of certain claims, actions, suits, assessments, arbitrations, proceedings, and investigations;

●	compliance with applicable laws and permits, licenses, registrations, applications, consents, exemptions, certifications, approvals, and authorizations of governmental entities;

●	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

●	that the Company and its subsidiaries do not own any real property and certain matters with respect to their leased real property;

●	ownership or rights to use properties, assets and other rights used by the Company and each of its subsidiaries in its business;

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●	compliance with environmental laws and permits by the Company and its subsidiaries and other environmental matters;

●	certain material contracts of the Company and its subsidiaries;

●	compensation and benefits plans, agreements and arrangements with or concerning employees of the Company and its subsidiaries;

●	employees of and compliance with laws related to labor and employment by the Company and its subsidiaries;

●	ownership of, or rights with respect to, the intellectual property of the Company and its subsidiaries and of the information technology systems, computer systems, networks, servers, hardware, technology, software, databases, websites and equipment used, owned, leased or licensed by the Company or any of its subsidiaries;

●	certain matters related to the insurance policies and arrangements of the Company and its subsidiaries;

●	the Company’s compliance with certain state takeover statutes;

●	the Board’s receipt of a fairness opinion from Benchmark;

●	brokers’, finders’ and similar fees payable by the Company or its subsidiaries;

●	compliance with appliable data privacy laws;

●	certain affiliate transactions of the Company and its subsidiaries; and

●	compliance with anti-corruption, anti-money laundering, export, import and trade, and economic sanctions laws by the Company and its subsidiaries.

DP World US and Merger Sub also made a number of representations and warranties, including the following:

●	the organization, good standing and qualification to do business of each of DP World US and Merger Sub;

●	DP World US’s and Merger Sub’s corporate power and authority to execute and deliver the Merger Agreement, to perform their obligations thereunder and to consummate the Transactions;

●	required filings with governmental authorities in connection with the Merger;

●	the absence of conflicts with DP World US’s and Merger Sub’s governing documents, applicable laws and contract with respect to their execution and delivery of the Merger Agreement;

●	the absence of certain claims, actions, suits, assessments, proceedings, and investigations;

●	DP World US’s financial capacity to perform its obligations, and cause Merger Sub to perform its obligations, under the Merger Agreement, and having, and causing Merger Sub to have, sufficient funds to pay the Merger Consideration and perform their other obligations under the Merger Agreement;

●	that neither DP World US, Merger Sub nor any of their affiliates own any Company Stock or right to acquire Company Stock;

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●	the ownership of Merger Sub by DP World US and Merger Sub’s operations; and

●	brokers’, finders’ and similar fees payable by DP World US or Merger Sub.

None of the representations and warranties in the Merger Agreement survive the Effective Time, except with respect to Mr. Ray, Frangipani Trade Services, Inc. and Great Eagle pursuant to the Stockholders Support Agreement.

Many of the Company’s representations and warranties in the Merger Agreement are qualified by a materiality or Material Adverse Effect standard. A “Company Material Adverse Effect” means any event, occurrence, fact, circumstance, condition, change, development or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or prevents, impairs or materially delays or would reasonably be expected to prevent, impair, or materially delay the consummation of the Merger or the other Transactions, except to the extent that such event, occurrence, fact, circumstance, condition, change, development or effect results from:

(i)	general economic or regulatory conditions or changes therein;

(ii)	financial or stock market fluctuations or conditions;

(iii)	changes in or events affecting the industries or markets in which the Company and its subsidiaries operate;

(iv)	any change in GAAP or applicable law;

(v)	changes in the market price or trading volume of the Common Stock;

(vi)	any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections;

(vii)	natural disasters;

(viii)	national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(ix)	the announcement of the Merger Agreement and the Transactions;

(x)	any action by DP World US or any of its Affiliates; or

(xi)	any action taken by the Company at the written request or with the written consent of DP World US;

except, in the case of clauses (i), (ii), (iii), (iv), (vii) and (viii), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate, in the geographic markets in which they operate.

Conduct of Business by the Company Prior to Consummation of the Merger

The Company agreed that except permitted by or provided for in the Merger Agreement, as set forth in the Company Disclosure Letter, as required by applicable law, or with the written consent of DP World US (such consent not to be unreasonably conditioned, withheld or delayed), during the period from the execution of the Merger Agreement until the Effective Time or the valid termination of the Merger Agreement (the “Interim Period”), the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with all governmental authorities, employees and creditors, and with any customers, suppliers, vendors, licensors and licensees with which it has material business relations.

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Further, the Company agreed that during the Interim Period, except as permitted by or provided for in the Merger Agreement, as set forth in the Company Disclosure Letter, as required by applicable law or with the prior written consent of DP World US (such consent not to be unreasonably conditioned, withheld or delayed), it will not and will not permit any of its subsidiaries to:

●	adopt or propose any change to its organizational documents;

●	declare, authorize, set aside or pay any stockholder dividend or other distribution, except for any dividend or distribution by a subsidiary of the Company to the Company or another subsidiary thereof;

●	adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or merge or consolidate with any other entity or acquire any assets or equity or debt securities or other equity interests in any other entity, except for any acquisitions (including by way of merger) of any entity or assets providing for purchase price consideration (including any related earnouts or indebtedness);

●	sell, assign, transfer, lease, license, encumber or otherwise surrender, relinquish or dispose of any material assets or property, other than (i) solely in the case of encumbrances, in the ordinary course of business consistent with past practice or (ii) pursuant to written contracts or commitments in existence and disclosed to DP World US prior to the date of the Merger Agreement;

●	(i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities or enter into any amendment of any term of any of its outstanding securities, (ii) split, combine, subdivide or reclassify any shares of capital stock or any other equity interests of the Company or any subsidiary of the Company, or (iii) purchase or redeem any shares of capital stock or any other equity interests of the Company or any subsidiary of the Company or any rights, warrants or options to acquire any such shares or interests, other than as otherwise contractually required pursuant to employee benefit plans of the Company in effect on the date of the Merger Agreement and disclosed in the Company Disclosure Letter;

●	incur, guarantee or assume any indebtedness or make any loans, advances or capital contributions to, or investments in, any person or entity, other than any intercompany indebtedness, loan, advance, capital contribution or investment;

●	hire or engage any employee or other individual service provider with annual base compensation in excess of $100,000 or terminate any employee or other individual service provider without cause;

●	(i) increase the compensation or benefits of any current or former employee or other individual service provider, (ii) establish, adopt, extend, amend, modify or terminate any employee benefit plan, (iii) grant any equity, equity-based, incentive or similar compensation or award to any current or former employee or other individual service provider, (iv) grant any rights to severance or termination pay to any current or former officer, manager, employee or other individual service provider, or (v) take any action to modify the amount of, or accelerate the vesting, funding or payment of, any payment or benefit provided to any current or former officer, manager, employee or other individual service provider;

●	establish, adopt, extend, amend, modify or terminate any collective bargaining agreement or other agreement with any labor union, labor organization, works council or other employee representative body, or recognize any labor union or labor organization as the bargaining representative for any employees;

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●	change any method of accounting or accounting principles or practices, except for any such change required by a change in GAAP or as required by the Company’s independent auditors;

●	pay, discharge, settle or satisfy (i) any litigation (other than litigation in connection with (A) the Merger Agreement or the Transactions or (B) any arbitration, proceeding, investigation, order, claim, liability or obligation outside the ordinary course of business or that would result in any liability in excess of $50,000 individually or $100,000 in the aggregate) or (ii) any litigation in connection with the Merger Agreement or the Transactions, other than any settlement or compromise that (A) does not involve any monetary payment (other than reimbursement of attorneys’ fees) and (B) does not impose any restrictions on the business of the Company, any of its subsidiaries, the Surviving Corporation or on DP World US or any of its subsidiaries (after giving effect to the Transactions);

●	fail to maintain, terminate or cancel, other than in the ordinary course of business, any insurance coverage maintained by the Company or any subsidiary with respect to any assets, properties and businesses of the Company or any subsidiary without replacing such coverage with a comparable amount of insurance coverage;

●	enter into any new contract that would qualify as a material contract under the Merger Agreement if entered into prior to the date of the Merger Agreement or amend, cancel, extend or terminate any material contract;

●	make or authorize any new capital expenditures other than capital expenditures set forth in the 2025 budget materials that the Company previously provided to DP World US;

●	(i) make, change or revoke any tax election, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes, change an annual tax accounting period, make or change any tax election, adopt or change any tax accounting method, file any amended tax return; enter into any closing agreement with respect to taxes, settle any tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of taxes, take any action that is reasonably likely to result in an increase in the tax liability of the Company or any subsidiary thereof, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the tax liability of DP World US, the Surviving Corporation or their affiliates; or initiate discussions or examinations, seek or enter into any agreements, or seek any ruling from any taxing authority or (ii) file any tax return without (A) providing DP World US with a draft thereof at least 15 business days before filing and (B) reflecting any comments reasonably requested by DP World US on such tax return;

●	in a single transaction or a series of related transactions, directly or indirectly, (i) terminate (prior to its expiration), or modify or amend, any lease of any real property leased, subleased, licensed, occupied or operated by the Company or any of its subsidiaries, (ii) renew, extend, or exercise any option to renew or extend any such leases, (iii) enter into any new contract that, if in effect on the date of the Merger Agreement, would be such a lease or grant any other right to any person with respect to any such real property, or (iv) take any action in material violation of any such lease;

●	sell, lease, license, sublicense, covenant not to assert, assign, transfer, waive, abandon, allow to lapse, fail to maintain or otherwise dispose of or grant any rights in any intellectual property or disclose any material trade secrets (other than in the ordinary course of business to a person or entity bound by adequate, written confidentiality obligations);

●	process any personally identifiable information in violation of any privacy laws and the Company’s and its subsidiaries’ policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of personally identifiable information;

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●	fail to take all actions (or avoid taking actions, as appropriate) reasonably necessary to protect the privacy and confidentiality of, and to protect and secure, any personally identifiable information in their possession or control or processed by or on their behalf; or

●	Agree or commit to do any of the actions described above.

Continuing Employee Matters

Under the terms of the Merger Agreement, for a period of one year following the Closing, DP World US is required to provide or cause to be provided to each employee of the Company and any of its subsidiaries who continues to be employed after the Effective Time with DP World US or any of its subsidiaries (collectively, the “Continuing Employees”) (i) a base salary or hourly wage rate, as applicable, that is no less than that provided to each such Continuing Employee immediately prior to the Closing Date, (ii) short-term cash bonus opportunities (excluding equity-based compensation opportunities and deferred compensation opportunities) that are no less favorable than those provided to such Continuing Employee immediately prior to the Closing, and (iii) retirement, health and welfare benefits (excluding defined benefit pension, retiree medical, equity or equity-based, severance, retention, change of control, transaction-based and similar benefits) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing, provided, however, that nothing in the Merger Agreement prohibits the Surviving Corporation or any of its affiliates from terminating the employment of any Continuing Employee.

DP World US has also agreed to credit each Continuing Employee’s prior service to the Company, its subsidiaries and their predecessors to the same extent to which each such Continuing Employee was entitled to credit for service under similar benefit plans in which such Continuing Employee was participating in or eligible to participate in immediately prior the Closing for purposes of determining each Continuing Employee’s vesting, eligibility and, with respect to vacation benefits only, determining level of benefits under, each benefit plan of DP World US and its affiliates providing benefits to the Continuing Employees after the Closing (each, a “DP World US Plan”). With respect to each DP World US Plan providing medical, dental, pharmaceutical, vision, disability, life insurance and/or other welfare benefits to any Continuing Employee, DP World US has agreed (i) to cause to be waived all pre-existing conditions, exclusions or limitations, eligibility waiting periods and actively-at-work requirements and (ii) to cause to be taken into account, for purposes of satisfying all deductible, co-payment, coinsurance and maximum out-of-pocket requirements for the applicable plan year of any DP World US Plan, any eligible expenses incurred by each Continuing Employee for the portion of the plan year under the corresponding Company benefit plan as if such amounts had been paid in accordance with such DP World US Plan.

The foregoing provisions of the Merger Agreement (i) are not intended to create any third-party beneficiary rights in any employee of the Company or any of its subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company employee by DP World US or the Company under any benefit plan that DP World US or the Company maintains, (ii) are not intended to be treated as an amendment to any employee compensation plan, program or arrangement, equity incentive plan or arrangement, or any other employee benefit plan, program, practice or arrangement, (iii) do not, subject to compliance with the other provisions in the Merger Agreement, obligate DP World US to maintain any particular benefit plan or arrangement and (iv) are not intended to prevent DP World US or the Surviving Corporation from amending or terminating any benefit plan or arrangement.

General Efforts

Subject to the terms and subject to the conditions set forth in the Merger Agreement, the Company, DP World US and Merger Sub will use reasonable best efforts to cause the conditions to consummation of the Merger set forth in the Merger Agreement to be satisfied as promptly as reasonably practicable and to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the Transactions as soon as practicable.

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Indemnification and Insurance

From the Effective Time until the sixth anniversary of the Effective Time, DP World US has agreed to cause the Surviving Corporation to indemnify and hold harmless each present (as of the date of the Merger Agreement or the Effective Time) and former officer and director of the Company and its subsidiaries and each director, officer or trustee of another entity to the extent such person was serving in such capacity at the Company’s request (the “Indemnified Parties”), against all judgments, fines, penalties and amounts paid in settlement in connection with any action, suit or proceeding resulting from such service, and to advance expenses incurred in defending, serving as a witness with respect to or otherwise participating in any such action, suit or proceeding, to the fullest extent authorized or permitted by applicable law as in effect on the date of the Merger Agreement or thereafter. DP World US has also agreed to cause the Surviving Corporation’s and its subsidiaries’ organizational documents to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnified Parties than those set forth in the organizational documents of the Company and its subsidiaries as of the date of the Merger Agreement, which provisions thereafter may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Parties.

All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing at the time of the signing of the Merger Agreement in favor of any Indemnified Party as provided in the Company’s organizational documents and its subsidiaries’ organizational documents or in any indemnification agreement between such Indemnified Party and the Company or any of its subsidiaries will survive the Merger and continue in full force and effect, will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party and by operation of law will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time.

For a period of six years from the Effective Time, DP World US will cause the Surviving Corporation to either (i) maintain in effect any single payment, “run-off” directors’ and officers’ liability insurance and fiduciary liability insurance policy or policies that the Company obtains prior to the Effective Time, or (ii) obtain or cause the Surviving Corporation to obtain such run-off policy or policies, provided that in each case the premium for such run-off policy shall not exceed 200% of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies.

Transaction Litigation

We have agreed to notify DP World US promptly in writing of any stockholder litigation or similar action against the Company or its directors arising after the date of the Merger Agreement as a result of the Merger and the Transactions, give DP World US the opportunity to participate in the defense or settlement of such litigation or action, and not to settle any such litigation or action without DP World US’s prior written consent (which may not be unreasonably withheld) other than a settlement solely for monetary damages and entirely paid for with insurance proceeds. The Company also agreed to keep DP World US apprised of proposed strategy and other significant decisions with respect to such litigation and other actions (in any manner designed to not undermine the attorney-client privilege between the Company and its counsel), and while DP World US may offer comments or suggestions with respect to such litigation or other actions, which the Company is required to consider in good faith, DP World US will not have any decision-making power or other authority over such litigation or other action, except for the settlement or compromise consent described in the preceding sentence.

As of the date of this information statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.

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Alternative Transactions

The Company agreed that it will not, nor authorize or knowingly permit any of its subsidiaries or any directors, officers, employees or representatives of the Company or any of its subsidiaries to directly or indirectly, (i) solicit, initiate or knowingly encourage the making of any Alternative Transaction Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction Proposal or (ii) other than with DP World US, Merger Sub or their respective directors, officers, employees or other representatives, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or entity any non-public information in connection with, any Alternative Transaction Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction Proposal. An “Alternative Transaction Proposal” means any inquiry, proposal, offer or indication of interest, written or oral, from any person or entity other than DP World US or an affiliate thereof relating to (A) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any significant subsidiary of the Company, (B) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company subsidiary, of assets or properties that constitute 10% or more of the assets of the Company and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company, or (C) any tender offer or exchange offer in which any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of any class of equity securities of the Company, in each case, other than the Merger and the other Transactions.

The Merger Agreement contains certain exceptions and other obligations with respect to Alternative Transaction Proposals that were effective prior to receipt of the Company Stockholder Approval. As the Company delivered the Written Consents to DP World US on March 11, 2025, following execution of the Merger Agreement, and the Required Stockholder Approval has thereby obtained, these provisions are no longer applicable.

Resignation

We have agreed, if requested by DP World US in writing, to cause each director or officer of the Company and its subsidiaries to resign as such effective at the Effective Time.

Payment of Company Indebtedness

The Merger Agreement requires the repayment, in connection with the Merger, of certain Company indebtedness in the aggregate amount of approximately $43.5 million.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including those relating to access to information and employees of the Company during the Interim Period, Section 16(a) of the Exchange Act, public announcements and disclosure, Exchange Act deregistration, cessation of quotation on OTC Markets, anti-takeover laws and the termination of certain affiliate contracts.

Conditions to Consummation of the Merger

The consummation of the Merger is subject to the satisfaction or waiver of certain customary mutual conditions, including:

●	each consent, approval, waiver, clearance, authorization or permission of a governmental authority required by applicable law having been made, obtained or received to the extent that failure to obtain such consent, approval, waiver, clearance, authorization or permission would result in any criminal liabilities, material fines or any other material adverse consequence;

●	the absence of any governmental entity issuing any order or other legal restraint that makes consummation of the Merger illegal or prohibits, restrains or enjoins consummation of the Merger;

●	the Company Stockholder Approval having been obtained (which was satisfied on March 11, 2025 by virtue of the delivery of the Written Consents); and

●	at least 20 days having elapsed since the Company mailed this information statement.

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Our obligation to consummate the Merger is subject to the satisfaction or our waiver of each of the following additional conditions:

●	the accuracy of the representations and warranties of DP World US and Merger Sub in the Merger Agreement as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made, except to the extent that any inaccuracy with respect thereto would not (i) prevent, impair or materially delay consummation of the Merger or the other Transactions or (ii) otherwise materially adversely affect the ability of DP World US or Merger Sub to perform their respective obligations under the Merger Agreement;

●	each of DP World US and Merger Sub having performed or complied with in all material respects its obligations, agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; and

●	DP World US having delivered to the Company a certificate dated as of the Closing Date and signed by an officer of DP World US certifying that the foregoing conditions have been satisfied.

The obligations of DP World US and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by DP World US of each of the following additional conditions:

●	the accuracy of our representations and warranties in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

●	our having performed or complied with in all material respects our obligations, agreements and covenants under the Merger Agreement required to be performed or complied with by us on or prior to the Closing Date;

●	Sunandan Ray continuing to be an employee of the Company as of the Closing and not having given notice of termination of employment;

●	the Company having delivered to DP World US a certificate dated as of the Closing Date and signed by an officer of the Company certifying that the foregoing conditions have been satisfied;

●	the absence of any event, occurrence, fact, circumstance, condition, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

●	the Company having received the required third-party consents set forth in the Company Disclosure Letter;

●	Each of Frangipani Trade Services, Inc. and Great Eagle Freight Limited having executed, and the Company having delivered to DP World US, concurrently with the execution of the Merger Agreement, the Stockholders Support Agreement, and such agreement remaining in effect and a valid and binding obligation of each Frangipani Trade Services and Great Eagle; and

●	the number of Dissenting Shares shall represent less than 5% of the number of shares of Common Stock outstanding immediately prior to the Effective Time on a fully diluted, as-converted to Common Stock basis (that is, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock in accordance with their terms and exercise or conversion of any outstanding rights to acquire Common Stock).

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Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by the mutual written consent of DP World US and the Company.

In addition, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by either DP World US or the Company if:

●	the Closing does not occur on or before September 11, 2025 (the “Outside Date”), provided that (i) the Outside Date will be automatically extended for three additional months if the sole unfulfilled condition to Closing is that each consent, approval, waiver, clearance, authorization or permission of a governmental authority that is required by applicable law has not been made, obtained or received and (ii) this right will not be available (A) to a party whose failure to fulfill any obligation under the Merger Agreement materially contributed to the failure of the Closing to occur by such date or (B) to either party during the pendency of a legal proceeding by any party for specific performance in accordance with the terms of the Merger Agreement; or

●	any governmental authority shall have enacted an order, injunction, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such order, injunction, decree, ruling or other action is or shall become final and non-appealable, provided that this right is not available to any party whose failure to comply with any provision of the Merger Agreement has been a substantial cause of, or substantially resulted in, such action.

The Merger Agreement also provides that the Company or DP World US may terminate the Merger Agreement if there has been a breach or inaccuracy of any representation or warranty or a failure to comply with any of their covenants or agreements contained in the Merger Agreement on the part of DP World US or Merger Sub, in the case of the Company’s right to terminate, or the Company, in the case of DP World US’s right to terminate, that would give rise to the failure of a condition to the terminating party’s obligation to effect the Merger and such breach, inaccuracy or failure (i) is not capable of being cured prior to the Outside Date or (ii) if curable, is not cured prior to the earlier of the Outside Date or 30 days after receipt of the terminating party’s written notice of such breach, inaccuracy or failure, provided that the Company may not terminate under this provision if it, and DP World US may not terminate under this provision if it or Merger Sub, is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

The Merger Agreement also includes a termination right for DP World US if the Required Stockholder Approval was not obtained within 24 hours of the execution of the Merger Agreement, if the Board, prior to receipt of the Required Stockholder Approval, made an Adverse Recommendation Change or failed to confirm its recommendation that the Company’s stockholders approve the Merger Agreement and the plan of merger contained therein following an Alternative Transaction Proposal, or if the Board authorized the Company’s entry into an agreement for a Superior Proposal. As the Company delivered the Written Consents to DP World US on March 11, 2025, following execution of the Merger Agreement, and the Required Stockholder Approval has thereby obtained, these termination rights are no longer exercisable.

Termination Fees and Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, except as otherwise set forth in the Merger Agreement.

The Merger Agreement provides that the Company will pay DP World US a termination fee of $1.44 million if it is terminated (i) by DP World US or the Company because the Closing does not occur on or before the Outside Date (subject to the extensions provided with respect thereto) or (ii) by DP World US if there has been a breach or inaccuracy of any representation or warranty or a failure to comply with any of their covenants or agreements contained in the Merger Agreement on the part of the Company, in each case if (A) there had been made an Alternative Transaction Proposal to the Company or its representatives prior to such termination and (B) within 12 months of such termination, the Company consummates or enters into a definitive agreement providing for the implementation of any Alternative Transaction Proposal, in each case with the Person that made the Alternative Transaction Proposal prior to termination of the Merger Agreement or an affiliate thereof (provided that, for this purpose, references to “10%” in the definition of Alternative Transaction Proposal shall be deemed to be references to “50%”).

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The Merger Agreement also provides that the Company will pay the termination fee in connection with certain additional terminations thereof that are applicable only until receipt of the Company Stockholder Approval. As the Company delivered the Written Consents to DP World US on March 11, 2025, and the Required Stockholder Approval has thereby been obtained, these provisions are no longer applicable.

Amendment and Waiver

The Merger Agreement may be amended by an instrument in writing signed on behalf of each of the parties. After the Required Stockholder Approval has been obtained, however, which occurred on March 11, 2025, there can be no amendment to the Merger Agreement that by law requires further approval by the Company’s stockholders without such further approval.

At any time prior to the Effective Time, DP World US and the Company may (i) extend the time for the performance of any obligations or other acts, (ii) waive any inaccuracies in the representations and warranties, and (iii) waive compliance with any agreements or conditions, in each case, of the Company, in the case of DP World US, and of DP World US or Merger Sub, in the case of the Company, that are contained in the Merger Agreement. After the Required Stockholder Approval has been obtained, however, which occurred on March 11, 2025, there can be no extension or waiver that by law requires further approval by the Company’s stockholders without such further approval. No failure or delay by the Company, DP World US or Merger Sub in exercising any right, power or privilege under the Merger Agreement will act as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Specific Performance

The parties to the Merger Agreement agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the Merger Agreement do not perform the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties the Merger Agreement agreed that they will be entitled to an injunction or injunctions or any other appropriate form of specific performance or equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.

Each party to the Merger Agreement agreed not to oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party to the Merger Agreement seeking an injunction or injunctions to prevent breaches of and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such order or injunction.

Parties in Interest

Except with respect to certain indemnification and director and officer liability insurance provisions of the Merger Agreement, nothing in the Merger Agreement is intended to confer upon any person that is not a party to the Merger Agreement any rights or remedies by reason of the Merger Agreement.

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Governing Law; Jurisdiction; Waiver of Jury Trial

The Merger Agreement and all claims, actions or other proceedings based upon, arising out of or relating to the Merger Agreement are governed by, and will be interpreted and construed in accordance with, the laws of the State of New York, without any regard to the conflict of law provisions thereof, and except with respect to the Merger and the internal affairs (including fiduciary duties) of the Company and the Board, which will be governed by the laws of the State of Nevada.

Each party to the Merger Agreement has submitted to the exclusive jurisdiction of the state or federal courts located in New York, New York, for the purpose of any claim, action or other proceeding arising out of or relating to the Merger Agreement and irrevocably waived and agreed not to assert in any such claim, action or other proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that such claim, action or other proceeding is brought in an inconvenient forum, that its venue of the action is improper, or that the Merger Agreement or the Transactions may not be enforced in or by any such court.

Each party further irrevocably and unconditionally waived any right to trial by jury in any litigation arising out of or related to the Merger Agreement or the Transactions.

THE STOCKHOLDERS SUPPORT AGREEMENT AND THE HOLDBACK ARRANGEMENT

As required by the Merger Agreement, concurrently with the execution of the Merger Agreement, Sunandan Ray, our President and Chief Executive Officer, Frangipani Trade Services, Inc., a New York corporation (“Frangipani”), which is 100% owned by Mr. Ray, and Great Eagle Freight Limited, a private company limited by shares formed in Hong Kong (sometimes referred to herein as “Great Eagle” and, collectively with Frangipani and Mr. Ray, sometimes referred to as the “Owner Signatories”), our largest stockholder besides Frangipani, entered into the Stockholders Support Agreement with DP World US and the Company. It is a condition to Closing that the Stockholders Support Agreement, as of the Closing Date, remain in effect and a valid and binding obligation of each of Frangipani and Great Eagle. The Stockholders Support Agreement is effective as of March 11, 2025, and will automatically terminate on the earliest of (a) the mutual written consent of the parties, (b) the full performance of the obligations of the parties, and (c) the termination of the Merger Agreement in accordance with its terms (the “Term”).

This section describes the material terms and conditions of the Stockholders Support Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Stockholders Support Agreement, a copy of which is attached hereto as Annex E. This summary does not purport to be a complete description of all of the terms of the Stockholders Support Agreement and may not contain all of the information about the Stockholders Support Agreement that is important to you. We encourage you to read the Stockholders Support Agreement carefully and in its entirety.

Voting Agreement

Pursuant to the Stockholders Support Agreement, each of Frangipani and Great Eagle agreed to (i) at any meeting of the Company’s stockholders related to the Transactions, if and when such a meeting is held, appear at such meeting or otherwise cause all shares of Company Stock of which it is the beneficial or record owner (either on the date thereof or at a later date during the Term) (the “Stockholder Shares”) to be counted as present thereat for the purpose of establishing a quorum, (ii) vote or cause to be voted as such a meeting, or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to, all of the Stockholder Shares in favor of the Merger Agreement and the Transactions, and (iii) vote or cause to be voted at such a meeting, or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to, all of the Stockholder Shares against any other action that would reasonably be expected to (A) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions or (B) result in a breach of any covenant, representation or warranty or other obligation or agreement of Frangipani and Great Eagle contained in the Stockholders Support Agreement.

Each of Frangipani and Great Eagle further agreed to, as soon as practicable following the date of the Merger Agreement (but in any event within 24 hours following the execution thereof), execute and deliver to the Company (with a copy to DP World US) the applicable Written Consent.

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Restrictions on Transfer

Pursuant to the Stockholders Support Agreement, each of Frangipani and Great Eagle agreed that, during the Term, they will not sell, assign, offer, encumber, dispose of, loan or otherwise transfer (each, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to any Transfer, of any Stockholder Shares or any interest in any of the Stockholder Shares unless the assignee or transferee thereof executes a joinder agreement to the Stockholders Support Agreement in a form reasonably acceptable to DP World US and Unique Logistics.

Merger Consideration Holdback

The Stockholders Support Agreement provides that DP World US will withhold 65% of the portion of the Merger Consideration that is otherwise payable to each of Frangipani and Great Eagle pursuant to the Merger Agreement, all or a portion of which may become payable to each of them at a later date in accordance with the terms and conditions set forth therein.

Pursuant to the terms of the Stockholders Support Agreement, payment of the Holdback Amounts to Frangipani and Great Eagle depends on the Average Gross Profit (as defined in the Stockholders Support Agreement and described below) of the U.S. freight forwarding business operated by DP World US, its affiliates and, following the Effective Time, the Surviving Corporation (the “Relevant Business”), during calendar years 2025, 2026, and 2027.

Average Gross Profit means the gross profit, calculated in the manner set forth in the Stockholders Support Agreement, of the Relevant Business during each of the calendar years 2025, 2026 and 2027, divided by 3. If the Average Gross Profit is less than $39.5 million, then no GP-based Holdback Amount (as defined in the Stockholders Support Agreement) will be payable to Frangipani or Great Eagle. If the Average Gross Profit is equal to $39.5 million, then each of Frangipani and Great Eagle will be paid 50% of the Maximum GP-based Holdback Amount (as defined in the Stockholders Support Agreement) to which they are respectively entitled. If the Average Gross Profit is equal to or greater than $43.0 million, then each of Frangipani and Great Eagle will be paid 100% of the Maximum GP-based Holdback Amount to which they are respectively entitled. If the Average Gross Profit is greater than $39.5 million but less than $43.0 million, however, then each of Frangipani and Great Eagle will be paid an amount between 50% and 100% of the Maximum GP-based Holdback Amount to which they are respectively entitled based on a formula as set forth in the Stockholders Support Agreement.

Notwithstanding the above, however, Frangipani will be entitled to be paid 10% of its Holdback Amount if certain expectations with respect to the integration of the business of the Surviving Corporation into the freight forwarding business of DP World US and its affiliates following the Effective Time are satisfied, regardless of whether any portion of Frangipani’s Holdback Amount would be payable based on the Average Gross Profit calculation described above.

Further, if at any time through December 31, 2027, DP World US effects a Change of Control, as defined in the Stockholders Support Agreement, of the Surviving Corporation, then DP World US is required to pay to each of Frangipani and Great Eagle their entire Holdback Amount.

Representations and Warranties; Indemnification

Pursuant to the Stockholders Support Agreement, the Owner Signatories made certain representations regarding their ownership of Company Stock (except for Mr. Ray, who represented that he owned 100% of the outstanding capital stock of Frangipani) and their execution and delivery of the Stockholders Support Agreement. They also represented and warranted to DP World US that each of the representations and warranties of the Company set forth in Article V of the Merger Agreement are true, correct and complete.

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Subject to certain limitations and set forth in the Stockholders Support Agreement, the Owner Signatories also agreed to indemnify and defend each of DP World US and its affiliates (including, from and after the Closing, the Surviving Corporation and the Company’s subsidiaries) and their respective directors, trustees, officers, employees, advisors, representatives and other authorized persons (each, a “Parent Indemnitee”) against, and to hold each of them harmless from and against, and to pay and reimburse each of them for, any and all damages, claims, losses, fees, expenses, taxes, costs, interest, awards, judgments, penalties, dues, fines, obligations, debt, encumbrances, assessments, orders, decrees, rulings, deficiencies or obligations, and other liabilities, incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of such Owner Signatory in the Stockholders Support Agreement, provided that the representations and warranties of the Company as set forth in the Merger Agreement will be determined without giving effect to any materiality qualifiers contained therein; (ii) their breach or non-fulfillment of any covenant, agreement or obligation set forth in the Stockholders Support Agreement; (iii) any taxes attributable to the Company, its subsidiaries and any of their affiliates for any period or portion thereof on or before the Closing Date; (iv) any taxes imposed by any tax authority of India or the People’s Republic of China in connection with the Transactions or any prior transactions involving the Company or its affiliates, or any losses incurred with respect thereto; (v) taxes imposed by India on the Company, its subsidiaries or their affiliates in connection with a current audit; and (vi) any taxes imposed by Taiwan in respect of the operation of the Company, any of its subsidiaries or affiliates that arise as a result of an audit as described in the Company Disclosure Letter or a matter with which that audit is concerned. Subject to limited exceptions, including with respect to taxes, the aggregate amount of the Owner Signatories’ indemnification obligations, however, is limited to the aggregate of their pro rata share of the Merger Consideration, and none of the Owner Signatories will be required to provide indemnification in an amount that would exceed the amount of the Merger Consideration received by such Owner Signatory (or, with respect to Mr. Ray, the amount of the Merger Consideration received by Frangipani).

Other Agreements

Pursuant to the Stockholders Support Agreement, each Owner Signatory also: (i) agreed not to bring, commence, join or participate in, facilitate, assist or encourage, and to take all actions necessary to opt out of any class in any class action with respect to, any claim or action, derivative or otherwise, against DP World US, Merger Sub, the Company or any of their respective successors or directors (A) challenging the validity of, or seeking to enjoin the operation of, any provision of the Stockholders Support Agreement, the Merger Agreement or the Transactions or prevent, impair or delay the consummation of the transactions contemplated thereby or (B) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement; (ii) waived and agreed to not exercise any rights of appraisal, dissenter’s rights and any similar rights under applicable law relating to the Merger and the consummation of the Transactions; and (iii) waived, released, and discharged any and all claims, demands, actions, causes of action, suits, liabilities, damages, and expenses that he or it may have or assert against Unique Logistics or any of its subsidiaries, arising out of or relating to any matter, event, or circumstance occurring on or prior to the Effective Time.

The Owner Signatories also agreed to certain non-competition and non-solicitation restrictions for a period of 24 months following the Effective Time, as set forth in the Stockholders Support Agreement.

DISSENTER’S RIGHTS

Holders of Common Stock electing to exercise dissenter’s rights must comply with the provisions of the Sections 92A.300 through NRS 92A.500 of the NRS in order to perfect their rights. The following is intended as a brief summary of the material provisions of the procedures that such a holder of Common Stock must follow in order to dissent from the Merger and perfect dissenter’s rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the applicable Nevada statutes, the full text of which is set forth in Annex C to this information statement.

This information statement also functions as a dissenter’s notice pursuant to NRS 92A.430.

A stockholder who wishes to assert dissenter’s rights must:

1.	Provide to the Company written notice of your intent to assert dissenter’s rights and demand payment for your shares of Common Stock if the Merger is effectuated no later than [•], 2025, which is 15 days after the date that this information statement is first being sent to stockholders, as follows:

Unique Logistics International, Inc.

154-09 146th Avenue

Jamaica, New York 11434

Attn: Sunandan Ray, Chief Executive Officer

and

2.	Within 30 days from the date that this information statement is delivered to stockholders, or [•], 2025, deliver to Unique Logistics or the Surviving Corporation:

●	written notice of the stockholder’s demand for payment for the stockholder’s shares of Common Stock if the Merger is completed;

●	any stock certificates representing such shares of Common Stock; and

●	certification that the stockholder acquired beneficial ownership of the shares of Common Stock before March 11, 2025, the date that Unique Logistics announced its entry into the Merger Agreement.

A stockholder wishing to deliver a notice asserting dissenter’s rights should hand-deliver or mail the notice, his, her, or its stock certificates, and the certification to the following address:

Prior to the Effective Time:	After the Effective Time
Unique Logistics International, Inc. 154-09 146th Ave Jamaica, NY 11434 Attn: Sunandan Ray, Chief Executive Officer

Unique Logistics International, Inc.

2581 High Meadow Circle, Suite 250

Auburn Hills, MI 48326

Attn: Olivier Schwartz, General Counsel and Chief Legal Officer

Email: Olivier.Schwartz@dpworld.com;

Legal.notices@dpworld.com

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP

Two Manhattan West

375 9th Avenue

New York, NY 10019

Attention: Benjamin K. Sibbett; Chang-Do Gong

Email: benjamin.sibbett@cliffordchance.com;

chang-do.gong@cliffordchance.com

Stockholders whose shares of Common Stock are not represented by certificates will be unable to transfer such shares once Unique Logistics receives the demand for payment from such stockholder, unless such stockholder later withdraws their demand for payment or otherwise loses their right to demand payment for their shares.

A stockholder who wishes to exercise dissenter’s rights generally must dissent with respect to all of the shares the stockholder owns. If a record stockholder is a nominee for several beneficial stockholders, however, some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Unique Logistics in writing of the name and address of each person on whose behalf the record stockholder asserts dissenter’s rights. A beneficial stockholder may assert dissenter’s rights directly by submitting to Unique Logistics the record stockholder’s written consent to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights, and by dissenting with respect to all the shares of which such stockholder is the beneficial stockholder or which such stockholder has the power to direct the vote.

Any stockholder electing to exercise dissenter’s rights must not have signed a stockholder written consent approving the Merger Agreement and the plan of merger included therein.

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A stockholder wishing to exercise dissenter’s rights must file each of the notice of intent and the payment demand within the prescribed time periods and deliver share certificates as required in the notice. Failure to do so will cause that stockholder to lose his, her, or its dissenter’s rights.

A stockholder who has complied with the requirements summarized in the previous paragraphs may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by notifying Unique Logistics within the 30-day period. If the stockholder does not withdraw from the appraisal process by such date, he, she, or it may not do so thereafter unless Unique Logistics or the Surviving Company consents to such withdrawal in writing.

Within 30 days after the Effective Time, DP World US will pay each dissenter with properly perfected dissenter’s rights DP World US’s estimate of the “fair value” of the stockholder’s shares, plus accrued interest from the effective date of the Merger. The payment will be accompanied by specified financial information as required by NRS 92A.460 and a statement as to DP World US’s estimate of the fair value of the shares and the interest payable with respect to the shares.

With respect to a dissenter who did not beneficially own shares of Common Stock prior to the public announcement of the Merger, DP World US is not required to make the payment until the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands or demand appraisal under NRS 92A.460.

“Fair value” is defined in NRS 92A.320 as the value of the Common Stock immediately before the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. The “fair value” may be less than, equal to, or greater than the value of the consideration that a Unique Logistics stockholder would be entitled to receive pursuant to the Merger. The rate of interest will be the rate of interest provided under applicable law.

Within 30 days of DP World US’s payment (or offer of payment in the case of shares acquired after public announcement of the Merger) to a dissenting stockholder, a dissenter dissatisfied with DP World US’s estimate of the fair value of the shares may notify DP World US of the dissenter’s own estimate of the fair value and demand payment of that amount. If DP World US does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value, then DP World US must, within 60 days of receiving the estimate and demand, petition a court to determine the fair value of the shares and accrued interest.

In view of the complexity of the Nevada statutes governing dissenter’s rights, stockholders who wish to dissent from the Merger and pursue dissenter’s rights should consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2025, the number of shares of Common Stock owned by (i) each person who is known by us to own of record or beneficially 5% or more of the outstanding shares of Common Stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group. The address of our directors and officers is c/o Unique Logistics Holdings, Inc. at 154-09 146th Ave, Jamaica, NY 11434.

Beneficial ownership has been determined in accordance with the rules of the SEC and is calculated based on 799,141,770 shares of Common Stock issued and outstanding as of March 31, 2025. Shares of Common Stock subject to options, warrants, shares of Preferred Stock or other securities convertible into Common Stock that are currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 2025, are deemed outstanding (i) without regard to the fact that the Company is limited to 800,000,000 authorized shares of Common Stock and (ii) for computing the percentage of the person holding the option, warrant, preferred stock, or convertible security but not for computing the percentage of any other person.

The holders of Series A Preferred Stock and Series B Preferred Stock reflected in the table below vote together with the holders of the Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock. With respect to the Series C Preferred Stock and the Series D Preferred Stock, Unique Logistics may not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the applicable series, (i) disproportionally alter or change adversely the powers, preferences or rights given to, or alter or amend the Certificate of Designations of, such Series of Preferred Stock, (ii) amend its certificate of incorporation or other charter documents in any manner that disproportionally adversely affects any rights of the holders of such series of Preferred Stock, (iii) increase or decrease the number of authorized shares of such series of Preferred Stock, or (iv) enter into any agreement with respect to any of the foregoing. Otherwise, holders of Series C Preferred Stock and Series D Preferred Stock have no voting rights except as required by law.

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Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner	Total Shares Beneficially Owned		% of Unique Logistics Common Stock Outstanding
5% Beneficial Stockholders
Great Eagle Freight Limited	1,002,015,791	(1)	55.6%
3a Capital Establishment	939,343,295	(2)	54.0%
Trillium Partners LP(3)	939,343,295		54.0%
Douglas Tabor(4)	43,878,000		5.5%

Officers and Directors
Sunandan Ray	4,693,413,109	(5)	91.3%
David Briones	130,929,400	(6)	14.1%
Patrick Lee	601,209		0.1%
Eli Kay	—		—
Migdalia Diaz	—		—

Officers and Directors as a Group (5 persons)	4,824,943,718		91.0%

(1)	Consists of 153,062 shares of Series B Preferred Stock that convert at a rate of 6,646.47 shares Common Stock for every one share of Series B Preferred Stock. Mr. Richard Chi Tak Lee has sole voting and dispositive power over the shares of Common Stock beneficially owned by Great Eagle.
(2)	Represents the maximum number of shares of Common Stock that 3a can beneficially control under a contractually stipulated 9.99% ownership restriction. 3a beneficially owns no shares of Common Stock and 180 shares of Series D Preferred Stock that convert at a rate of 6,283,080 shares of Common Stock for every one share of Series D Convertible Stock. Nicola Feuerstein has sole voting and dispositive power over the shares of Common Stock beneficially owned by 3a.
(3)	Stephen M. Hicks has sole voting and dispositive power over the shares of Common Stock beneficially owned by Trillium.
(4)	Douglas Tabor reported in a Schedule 13G filed with the SEC on February 15, 2023, that he has sole voting and investment power of 40,878,000 shares of Common Stock and shared voting and dispositive power with Texas Time Express, Inc., a Texas corporation, of 3,000,000 shares of Common Stock. Mr. Tabor is the President of Texas Time Express, Inc.
(5)	Consists of (A) 322,086,324 shares of Common Stock and (B) 667,738 shares of Series B Preferred Stock that convert at a rate of 6,546.47 shares of Common Stock for every one share of Series B Preferred Stock, in each case that are owned by Frangipani, which is 100% owned by Mr. Ray.
(6)	Consists of 20,000 shares of Series A Convertible Stock that convert at a rate of 6,546.47 shares of Common Stock for every one share of Series A Preferred Stock.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports contain additional information about Unique Logistics. Our SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investors - SEC Filings” section of our website at https://www.unique-usa.com/investors/sec-filings. Our website address is being provided as an inactive textual reference only. The information provided on, or accessible through, our website is not part or incorporated by reference into this information statement.

DP World US and Merger Sub have supplied, and we have not independently verified, the information in this information statement relating to them. Stockholders should not rely on information that purports to be made by or on behalf of us other than that contained in this information statement. We have not authorized anyone to provide information on our behalf that is different from that contained in this information statement.

This information statement is dated [●], 2025. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

HOUSEHOLDING OF INFORMATION STATEMENT

Only one copy of this information statement is being sent to multiple stockholders who share the same address, unless the Company directly received contrary instructions from one or more such stockholders. This practice, known as “householding,” is designed to reduce our printing and postage costs. The Company will, however, deliver promptly upon written or oral request a separate copy of this information statement to a stockholder at a shared address to which a single copy of this information statement was delivered. You may make such a written or oral request by (i) sending a written notification stating (A) your name, (B) your shared address and (C) the address to which the Company should direct the additional copy of this information statement, to Unique Logistics International, Inc., 154-09 146th Ave, Jamaica, NY 11434, Attn: CFO, or (ii) calling us at (678) 365-6004, requesting to speak to Eli Kay, and providing the same information as required for written requests.

If multiple stockholders sharing an address have received one copy of this information statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may direct notification of such to us at the address or phone number set forth above. Additionally, if current stockholders with a shared address received multiple copies of this information statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made as set forth above.

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Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG UNIQUE Logistics International, INC.,

DP WORLD LOGISTICS US HOLDINGS, INC.

AND

UNIQUE MERGER Co.

Dated as of march 11, 2025

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EXHIBITS

Exhibit A	Form of Stockholders Support Agreement
Exhibit B	Articles of Incorporation of the Surviving Corporation
Exhibit C	Holdback Stockholders and Holdback Amount
Exhibit D	Form of Company Stockholder Approval
Exhibit E	Form of Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 11, 2025, is entered into by and among Unique Logistics International, Inc., a Nevada corporation (the “Company”), DP World Logistics US Holdings, Inc. a Delaware corporation (“Parent”), and Unique Merger Co., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the Nevada Revised Statutes (the “NRS”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company to enter into this Agreement, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and adopted the plan of merger set forth herein, and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement to the stockholders of the Company and that the stockholders of the Company approve such plan of merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Holders have entered into a stockholders support agreement with Parent, substantially in the form attached hereto as Exhibit A (the “Stockholders Support Agreement”), pursuant to which, inter alia, such Holders have (i) agreed to (A) vote all of their respective shares of Company Stock in favor of the Merger, this Agreement and transactions contemplated in this Agreement, (B) refrain from selling or transferring any shares of Company Stock during the term of the Stockholders Support Agreement, unless otherwise permitted thereunder, (C) enter into a holdback arrangement with respect to a portion of the consideration to be received in the Merger with respect to their shares of Company Stock and (D) enter into an indemnity arrangement in favor of Parent and its Affiliates with respect to certain losses related to business, operations and liabilities of the Company and its Subsidiaries, and (ii) consented to the amendments to the applicable provisions of the Certificates of Designation relating to the Company Convertible Preferred Stock held by such Holders to give effect to the treatment of the shares of Company Convertible Preferred Stock in accordance with Article IV of this Agreement, in each case of (i) and (ii), as more fully set forth in the Stockholders Support Agreement;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent to enter into this Agreement and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and adopted the plan of merger set forth herein;

WHEREAS, in accordance with Section 8.2, the Company intends to provide Parent with a copy of the Company Stockholder Approval, as soon as practicable following the date of this Agreement and in lieu of calling a meeting of the Holders, and in any event within 24 hours following the execution of this Agreement; and

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WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

Article I

DEFINITIONS

Section 1.1. Definitions.

(a) Certain Terms. Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such first Person.

“Alternative Transaction Proposal” means any inquiry, proposal, offer or indication of interest, written or oral (whether binding or non-binding and other than an inquiry, proposal, offer or indication of interest by Parent or an Affiliate of Parent) from any Person relating to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act), (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties that constitute 10% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company or (iii) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of any class of equity securities of the Company, in each case, other than the Merger and the other transactions contemplated by this Agreement.

“AML Laws” means the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT), and its implementing regulations.

“Applicable Law” means any applicable order, law (including common law), regulation, rule, ordinance, constitution, statute or treaty enacted, adopted, promulgated, issued, enforced, implemented or entered by any Governmental Entity.

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“beneficial owner” or “beneficial ownership,” with respect to any shares of Company Common Stock or Company Convertible Preferred Stock, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York, United States of America or Dubai, United Arab Emirates are permitted or obligated by law to be closed for regular banking business.

“Certificates of Designation” means (i) the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company, dated October 7, 2020, (ii) the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company, dated October 7, 2020, (iii) Certificate of Designations of Series C Preferred Stock, and (iv) Certificate of Designations of Series D Preferred Stock, each as corrected or otherwise amended.

“Claim” means any threatened, asserted, pending or completed action, suit or proceeding that arises out of such Indemnified Party’s status as a director or officer of the Company or any of the Company Subsidiaries or as a director, officer, employee or fiduciary of any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; provided that any such threatened, asserted, pending or completed action, suit or proceeding relating to criminal sanctions, violation or other criminal penalty will not be considered as a “Claim” for purposes of this Agreement.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Convertible Preferred Stock” means, collectively, the Company Series A Convertible Preferred Stock, the Company Series B Convertible Preferred Stock, the Company Series C Convertible Preferred Stock and the Company Series D Convertible Preferred Stock.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Equity Awards” means Options and Restricted Stock.

“Company Material Adverse Effect” means any Effect that, by itself or taken together with any and all other Effects, (A) is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole or (B) prevents, impairs or materially delays or would reasonably be expected to prevent, impair, or materially delay the consummation of the Merger or the other transactions contemplated hereby, except to the extent that such Effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or stock market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which the Company and the Company Subsidiaries operate, (iv) any change in U.S. GAAP or Applicable Law, (v) changes in the market price or trading volume of Company Common Stock (provided, that this clause (v) shall not prevent a determination that any event, occurrence, fact, circumstance, condition, change, development or effect underlying such failure has resulted in a Company Material Adverse Effect, unless such event, occurrence, fact, circumstance, condition, change, development or effect is otherwise excepted by this definition), (vi) any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections (provided, that this clause (vi) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, unless such Effect is otherwise excepted by this definition), (vii) natural disasters, (viii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, (ix) the announcement of this Agreement and the transactions contemplated hereby, (x) any action by Parent or any of its Affiliates, or (xi) any action taken by the Company at the written request or with the written consent of Parent, except, in the case of clauses (i), (ii), (iii), (iv), (vii) and (viii), to the extent the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate, in the geographic markets in which they operate.

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“Company Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Convertible Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D Convertible Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Company Software” means all Software owned or purported to be owned by, or developed by or for, the Company or any Company Subsidiary.

“Company Stock” means, collectively, the Company Common Stock and the Company Convertible Preferred Stock.

“Company Stock Plan” means the Company’s 2020 Equity and Incentive Plan, as amended from time to time.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and all amendments, modifications and supplements thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Controlled Group Liability” means all liabilities (i) under Section 302 of ERISA, (ii) under Title IV of ERISA, (iii) under Sections 412 or 4971 of the Code, in the case of clauses (i), (ii) and (iii), that are imposed on the Company or any Company Subsidiary under or in respect of any Employee Program solely by reason of the treatment of the Company or any Company Subsidiary as a single employer with another Person as a result of the application of Section 414(b), (c), (m) or (o) of the Code or by reason of the treatment of the Company or any Company Subsidiary as under common control with another Person as a result of the application of Section 4001(b) of ERISA and (iv) in respect of a Multiemployer Plan that are imposed on the Company or any Company Subsidiary on a so-called “controlled group” basis, including under Section 414 of the Code.

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“Dissenting Shares” means shares of Company Stock that are outstanding immediately prior to the Effective Time and with respect to which the Holder thereof (i) shall not have voted in favor of the Merger nor consented thereto in writing and (ii) shall have properly exercised dissenter’s rights with respect to such shares of Company Stock in accordance with Sections 92A.300 through 92A.500 of the NRS and otherwise complied with all of the provisions of the NRS relevant to the exercise and perfection of dissenters’ rights.

“Effect” means any event, occurrence, fact, circumstance, condition, change, development or effect.

“Encumbrance” means any mortgage, deed of trust, pledge, collateral assignment, claim, security interest, encumbrance, license, lien, charge or other similar restriction or limitation.

“Environmental Law” means any Applicable Law or Governmental Order relating to pollution, worker or public safety or health or the protection or restoration of the environment, natural resources, or to the manufacture, transportation, storage, handling, generation, disposal, processing, treatment, sale or distribution in commerce, use or Release of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as each may be amended from time to time, and all regulations, orders, decisions and decrees now or hereafter promulgated concerning any of the above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that would be deemed at any relevant time to be (i) a single employer with the Company or any Company Subsidiary pursuant to Section 414(b), (c), (m) or (o) of the Code or (ii) under common control with the Company or any Company Subsidiary under Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means shares of Company Stock held by Parent, Merger Sub or the Company, immediately prior to the Effective Time.

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“Fully Diluted Common Stock Number” shall mean, as of immediately prior to the Effective Time, the number of shares without duplication equal to (a) the aggregate number of shares of Company Stock that are issued and outstanding on a fully-diluted, as converted-to Company Common Stock basis, including for the avoidance of doubt the number of Company Common Stock issuable upon the conversion of the Company Convertible Preferred Stock, plus (b) the aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of all outstanding and unexercised warrants to purchase shares of Company Common Stock, the Company Equity Awards, any convertible promissory notes, and any other securities convertible into or exercisable for shares of Company Common Stock, calculated in accordance with the treasury stock method, if applicable. For the avoidance of doubt, the Fully Diluted Common Stock Number shall exclude any shares owned or held by or for the account of the Company or any Company Subsidiaries.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, bureau, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, federal, state, provincial, municipal or local.

“Governmental Official” means any officer or employee of a Governmental Entity or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Entity or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Entity.

“Hazardous Substances” means any pollutant, material, contaminant, substance, chemical or waste in any form whatsoever (including products containing such therein), regulated, listed, designated, defined or restricted as hazardous, toxic or any words of similar import under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, including asbestos, petroleum and any petroleum products or byproducts, oil, polychlorinated biphenyls, urea formaldehyde, radon gas, methane gas, mold, radioactive materials (including any source, special nuclear, or by-product material), chlorofluorocarbons, lead or lead-based products and per- and polyfluoroalkyl substances.

“Holder” means any holder of Company Common Stock or Company Convertible Preferred Stock, as applicable.

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“Intellectual Property” means all intellectual property rights arising under Applicable Law with respect to the following: (A) patents and patent applications (and any patents that issue as a result of those patent applications), including rights in respect of utility models or industrial designs, and any renewals, reissues, re-examinations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (B) trademarks, service marks, trade dress, logos and trade names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications (including intent to use applications) for registration thereof (collectively, “Trademarks”), (C) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof (collectively, “Copyrights”), (D) mask work rights and registrations and applications for registration thereof, (E) trade secrets (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, methods, processes, techniques, formulae, algorithms, technical data, specifications, research and development information, or technology) (collectively, “Trade Secrets”), (F) URL and domain name registrations (collectively, “Domain Names”) and (G) other intellectual property rights now known or hereafter recognized.

“Intervening Event” means any event, fact, circumstance, development or occurrence (other than any event, fact, circumstance, development or occurrence primarily resulting from a breach of this Agreement by the Company) that was not known to or reasonably foreseeable by, or the material consequences of which were not known to or reasonably foreseeable by, the Company Board as of the date of this Agreement and does not relate to (A) an Alternative Transaction Proposal, (B) any changes after the date hereof in the market price or trading volume of Company Stock (it being understood that the underlying cause of any such changes may be considered and taken into account) or (C) the fact, in and of itself that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying cause of any such events may be considered and taken into account), and in any case, which event, fact, circumstance, development or occurrence becomes known to or by the Company Board prior to the receipt of the Company Stockholder Approval.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all information technology systems, computer systems, networks, servers, hardware, technology, Software, databases, websites and equipment used, owned, leased or licensed by the Company or any Company Subsidiary.

“Knowledge of Parent” means the knowledge, after a reasonable inquiry, of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter as of the date hereof.

“Knowledge of the Company” means the knowledge, after due inquiry, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under, any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

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“Option” means any option to purchase shares of Company Common Stock (whether or not vested) under the Company Stock Plan that is issued and outstanding as of the Effective Time.

“Organizational Documents” means, with respect to any Person, such Person’s articles of incorporation, certificate of incorporation, articles of organization, articles of association, memorandum of association, certificate of formation, bylaws, limited liability company agreement, certificates of designation relating to shares of preferred stock, or other organizational documents, as applicable.

“Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary, including all Scheduled Intellectual Property and Company Software.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any Effect that would (i) prevent, impair or materially delay consummation of the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Parent or Merger Sub to perform their respective obligations hereunder.

“Per Share Merger Consideration” means an amount equal to the Total Merger Consideration divided by the Fully Diluted Common Stock Number, rounded to the nearest ten- thousandth.

“Permits” means registrations, applications, consents, licenses, requests for exemptions, permits, certifications, approvals, and other regulatory authorizations issued or granted by a Governmental Entity.

“Permitted Encumbrances” means (i) (A) Encumbrances for Taxes not yet due and payable and (B) Encumbrances for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto) included in the most recent Company Reports, (ii) zoning restrictions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality and that do not materially detract from the value of or impair the use of such property as it is presently used, (iii) Encumbrances that would be disclosed on current surveys and any other Encumbrances of public record and that do not materially detract from the value of or impair the use of such property as it is presently used and (iv) any other Encumbrances (A) being contested in good faith in the ordinary course of business, or (B) for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

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“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), including, but not limited to any definition for “personal information,” or any similar term provided by Applicable Law or by the Company or any Company Subsidiary in any of their privacy policies, notices or contracts (e.g., “personal data,” “personal health information,” “personally identifiable information” or “PII”).

“Privacy Laws” means, regardless of jurisdiction (domestic or foreign), any and all Applicable Laws, legal requirements and self-regulatory guidelines and binding industry standards (including of any applicable foreign jurisdiction), relating to the Processing of any Personal Information, including, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act, Payment Card Industry Data Security Standard, EU General Data Protection Regulation, UK General Data Protection Regulation, Controlling the Assault of Non-Solicited Pornography And Marketing Act, Telephone Consumer Protection Act, Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing rules and regulations, any and all applicable Laws relating to breach notification, the use of biometric identifiers, and the use of Personal Information for marketing purposes.

“Privacy Requirements” means all applicable Privacy Laws and all of the Company’s and the Company Subsidiaries’ policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

“Processing” or “Processed” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data, including Personal Information.

“Release” means any release, pumping, pouring, emitting, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposing or migration (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances).

“Restricted Stock” means any restricted stock unit denominated in shares of Company Common Stock (whether or not vested) under the Company Stock Plan that is issued and outstanding as of the Effective Time.

“Sanctions Laws” means (a) Applicable Laws relating to economic sanctions, rules, regulations and executive orders of the United States, including the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 App. U.S.C. §§1 et seq.) and any economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and (b) any other economic sanctions Laws, rules or regulations of a Governmental Entity with applicable jurisdiction over the Company or any Company Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Subsidiary” of any Person means another Person, in which such first Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect 50% or more of the members of the board of directors, board of managers or similar governing body.

“Superior Proposal” means an Alternative Transaction Proposal made after the date hereof and not resulting from a breach of Section 8.3, having terms that the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal) would result in a transaction that, (i) if consummated, is more favorable from a financial point of view to the holders of Company Common Stock than the Merger (taking into account any changes to the terms of this Agreement proposed by Parent in response to any such Superior Proposal) and (ii) is reasonably capable of being completed on the terms proposed; provided, however, that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “10%” in such definition shall be deemed to be references to “50%.”

“Tax Return” means all returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to a Taxing Authority.

“Taxes” means (i) any and all federal, state, local, foreign, provincial or territorial taxes, or any levies, duties, assessments and other governmental charges of any nature, whether imposed directly or through withholding by any Taxing Authority (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, environmental, customs duty, stamp, property, sales, use, occupancy, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, escheat, unclaimed property, excise, withholding, ad valorem and value added taxes, (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or similar group (or being included (or required to be included) in any Tax Return related thereto) and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

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“Taxing Authority” means any Governmental Entity responsible for the administration and collection of a Tax.

“Total Merger Consideration” means $35,855,000.

“U.S. GAAP” means United States generally accepted accounting principles.

“Virtual Data Room” means the virtual “data room” set up by the Company in connection with this Agreement.

(b) Interpretation Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Any document or item will be deemed “delivered,” “provided” or “made available” by the Company within the meaning of this Agreement if such document or item (i) is included in the Virtual Data Room but only to the extent such information or documents were accessible to Parent or its Representatives at least two Business Days prior to the date of this Agreement or (ii) is otherwise delivered to Parent in a manner reasonably acceptable to Parent, in its sole discretion.

(c) Interpretation of Disclosure Letters. The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure. Nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Parent or Merger Sub, as applicable, made herein.

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(d) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Adverse Recommendation Change	Section 8.3(d)
Agreement	Preamble
Articles of Merger	Section 2.3
Audited Financial Statements	Section 5.7(b)
Book-Entry Shares	Section 4.2(f)(i)
By-Laws	Section 3.2
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.3(e)
Company	Preamble
Company Board	Recitals
Company Contract	Section 5.15(a)
Company Employees	Section 8.6(a)
Company Leased Property	Section 5.13(b)
Company Real Property Leases	Section 5.13(c)
Company Recommendation	Section 5.4(b)
Company Related Party Contracts	Section 5.24
Company Reports	Article V
Company Representative	Section 5.26
Company Stockholder Approval	Section 5.4(a)
Company Subsidiaries	Section 5.2(b)
Company Termination Fee	Section 10.3(a)
Confidentiality Agreement	Section 8.1
Effective Time	Section 2.3
Employee Program	Section 5.16(a)
Export Approvals	Section 5.25
FCPA	Section 5.26
Financial Statements	Section 5.7(b)
Foreign Employee Program	Section 5.16(q)
Governmental Requirements	Section 5.5(a)
Holdback	Section 4.2(e)
Holdback Amount	Section 4.2(e)
Indemnified Parties	Section 8.7(a)
Information Statement	Section 8.2(a)
Insurance Policy	Section 5.19
Interim Balance Sheet	Section 5.7(b)
Letter of Transmittal	Section 4.3(a)(iii)
Licensed Intellectual Property	Section 5.18(d)
Merger	Recitals
Merger Fund	Section 4.3(a)(i)
Merger Sub	Preamble
New Plans	Section 8.6(b)
New Welfare Plans	Section 8.6(b)
NRS	Recitals
Old Plans	Section 8.6(b)
OTC	Section 5.5(a)
Outside Date	Section 10.1(b)
Parent	Preamble
Paying Agent	Section 4.3(a)(i)
Personnel IP Contracts	Section 5.18(f)
Proxy Statement	Section 5.8
Representatives	Section 8.1
Scheduled Intellectual Property	Section 5.18(a)
Specified Courts	Section 11.5(b)
Stockholders Support Agreement	Recitals
Surviving Charter	Section 3.1
Surviving Corporation	Section 2.1
Takeover Statute	Section 5.20
Unaudited Financial Statements	Section 5.7(b)
WARN	Section 5.17(f)

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Article II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2. Closing. The closing of the Merger (the “Closing”) shall take place (a) remotely by conference call and via the exchange of documents and signatures in accordance with Section 11.9 at 11:00 a.m. (New York time), on the second (2nd) Business Day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 2.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file the articles of merger as contemplated by the NRS (the “Articles of Merger”), together with any related certificates, filings and recordings, with the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with the relevant provisions of, the NRS. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada or at such later date and time as permitted under the NRS and as the Company and Parent may agree upon and as is set forth in such Articles of Merger (such time, the “Effective Time”).

Article III

THE SURVIVING CORPORATION

Section 3.1. Articles of Incorporation. At the Effective Time, by virtue of the Merger, the articles of incorporation of the Surviving Corporation shall, subject to Section 8.7, be amended and restated to be in the form of the articles of incorporation attached hereto as Exhibit B and, as so amended and restated, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation (the “Surviving Charter”), until thereafter amended as provided therein or by Applicable Law.

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Section 3.2. By-Laws. From and after the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated to be identical to the form of the by-laws of the Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the by-laws of the Surviving Corporation, except that any reference to Merger Sub shall be amended to reference the Surviving Corporation, and the form shall be amended to include such provisions as are necessary to give full effect to Section 3.1 (as so amended, the “By-Laws”), until thereafter amended as provided therein or by Applicable Law.

Section 3.3. Directors and Officers. Subject to Applicable Law, (a) the directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Merger Sub as of immediately prior to the Effective Time and (b) the officers of the Surviving Corporation immediately after the Effective Time shall be the officers of the Company as of immediately prior to the Effective Time, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the NRS, the Surviving Charter and the By-Laws.

Article IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF COMPANY STOCK

Section 4.1. Merger Consideration. The aggregate consideration to be paid to the Holders in respect of the Merger shall be the Total Merger Consideration, subject to the terms of this Article IV, which shall be paid in accordance with the terms of this Article IV, provided that, notwithstanding anything contained in this Agreement to the contrary, the Holdback Amount payable with respect to the shares of Company Stock held by Holders who are parties to the Stockholders Support Agreement shall be paid in accordance with the terms and conditions set forth in the Stockholders Support Agreement.

Section 4.2. Effect of Merger. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any equity interests in the Company or Merger Sub and subject in each case to Section 4.2(d):

(a) Each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations, the Per Share Merger Consideration.

(b) Each share of Company Series A Convertible Preferred Stock, Company Series B Convertible Preferred Stock, Company Series C Convertible Preferred Stock and Company Series D Convertible Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations, the product of (x) the Per Share Merger Consideration and (y) the number of shares of Company Common Stock that are issuable upon the conversion of such shares of Company Convertible Preferred Stock into shares of Company Common Stock in accordance with the applicable provisions of the Certificates of Designation.

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(c) In no event will the aggregate consideration payable with respect to all of the outstanding shares of Company Stock on a fully diluted basis (inclusive of the Holdback Amount) pursuant to the terms of this Agreement exceed the Total Merger Consideration, subject to any applicable Taxes.

(d) Holdback. The Holders set forth in Exhibit C shall be subject to a holdback arrangement pursuant to the terms and conditions of the Stockholders Support Agreement whereby a portion of the consideration payable to such Holders with respect to the shares of Company Stock owned by them pursuant to this Article IV will be withheld by Parent and paid following the Closing subject to the terms and conditions set forth in such agreement (such amount being withhold as applied to each Holder, a “Holdback” and, the aggregate amount withheld pursuant to each Holdback, the “Holdback Amount”). The terms and conditions governing each Holdback will be as set forth in the Stockholders Support Agreement entered into with each such Holder.

(e) Cancellation of Company Stock.

(i) Each share of Company Stock converted into the right to receive the Per Share Merger Consideration pursuant to Section 4.2 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Certificate”) or Company Stock represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall thereafter represent only the right to receive, for each applicable share of Company Stock, the Per Share Merger Consideration upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article IV.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(f) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.3. Exchange of Company Stock for Merger Consideration.

(a) The Paying Agent and Procedures.

(i) Prior to the Effective Time, Parent shall select and engage a bank or trust company reasonably acceptable to Company as paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent, separate and apart from its other funds, for the benefit of holders of shares of Company Stock outstanding immediately prior to the Effective Time, cash in an amount equal to the Total Merger Consideration, minus the Holdback Amount, that such holders are entitled to receive pursuant to this Article IV (such cash, the “Merger Fund”). Parent shall be responsible for all fees and expenses of the Paying Agent.

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(ii) The Merger Fund shall be invested by the Paying Agent in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (C) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of McGraw Hill Financial, or a combination thereof, as directed by and for the benefit of Parent; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Company Stock following completion of the Merger pursuant to this Article IV, and Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article IV. Any and all interest and other income earned on the Merger Fund shall promptly be paid to Parent.

(iii) As promptly as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, Parent shall cause the Paying Agent to mail (and to make available for collection by hand) to each Holder (A) a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”), which letter is incorporated by reference herein, which includes an acknowledgement of the Holder of the cancellation of all the Company Shares held by such Holder in exchange for the right to receive consideration payable under Section 4.1, in each case subject to Section 4.2(e), and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent and (B) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the portion of the Total Merger Consideration payable to such Holder. The Letter of Transmittal shall include a customary waiver and release in favor of the Company and the Holders, pursuant to which each Holder executes a full and unconditional release regarding any and all claims as a stockholder, including the calculation of the Total Merger Consideration, which shall be in such form and have such other provisions as the Company may reasonably agree, as a condition to receiving the portion of the Total Merger Consideration payable to such Holder.

(iv) Upon (A) surrender to the Paying Agent of Certificates for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, or (B) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares and delivery of a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, each holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the portion of the Total Merger Consideration payable to such Holder in respect thereof in the form of a check to be mailed within three Business Days of receipt by the Paying Agent of such Certificates or Book-Entry Shares, and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

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(v) In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment of the relevant portion of the Total Merger Consideration in respect of the applicable shares of Company Stock may be made to a Person other than the Person in whose name the Certificates so surrendered or the Book-Entry Shares so transferred are registered if such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the applicable portion of the Total Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(b) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked cancelled and exchanged as provided in this Article IV.

(c) Termination of Merger Fund. Any portion of the Merger Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares and other eligible Persons in accordance with this Article IV following 12 months after the Effective Time shall be delivered to Parent upon demand, and any such holder who has not previously complied with this Article IV shall thereafter look only to Parent, and Parent shall remain liable, for payment of any such holder’s claim for their portion of the Total Merger Consideration.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the portion of the Total Merger Consideration due to such Person in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Company Common Stock for purposes of this Article IV.

(e) Withholding Taxes. Parent, Merger Sub, the Surviving Corporation, each Company Subsidiary and the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Total Merger Consideration and any other amounts payable pursuant to this Agreement, such amounts, as are required to be deducted and withheld under any provision of any Applicable Law (including the Internal Revenue Code of 1986, as amended (the “Code”), as well as any other domestic or foreign Applicable Law), including without limitation (x) U.S. federal withholding Taxes required under Section 1445 of the Code to the extent the Company does not deliver to Parent the certificate required under Section 8.14 and (y) the Indian Withholding Tax. To the extent that amounts are so withheld and remitted to the relevant Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(g) No Other Rights. Until surrendered or transferred, as applicable, in accordance with this Section 4.3, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable portion of the Total Merger Consideration and Holdback Amount, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been authorized by the Company and that remain unpaid at the Effective Time. The applicable portion of the Total Merger Consideration paid upon the surrender of any Certificate or the transfer of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and Company Stock formerly represented thereby, except with respect to any payment due pursuant to a Holdback.

Section 4.4. Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into, and the Holders of Dissenting Shares shall have no right to receive, any portion of the Total Merger Consideration or Holdback Amount as provided in Section 4.1, unless and until such Holder fails to perfect or withdraws or otherwise loses its dissenter’s rights to payment thereunder pursuant to the NRS. Any Dissenting Shares, the Holder of which fails to perfect or who effectively withdraws or otherwise loses its dissenter’s rights with respect to its Dissenting Shares pursuant to the terms of NRS 92A.300 through 92A.500, shall thereupon be deemed to have been converted into, and to have become exchangeable solely for, as of the Effective Time, the right to receive their allocable portion of the Total Merger Consideration and Holdback Amount (without interest thereon) as provided in Section 4.1, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 4.3 of the Certificates or Book-Entry Shares.

(b) Any Dissenting Shares shall be converted into and represent only the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Section 92A.300 through 92A.500 of the NRS, less any applicable Taxes required to be withheld in accordance with Section 4.3(e) with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Holders shall cease to have any other right with respect thereto).

(c) The Company shall notify Parent as promptly as reasonably practicable of any demands for payment received by the Company and any withdrawals of such demands, and shall provide Parent a reasonable opportunity to participate in all negotiations and proceedings with respect to demands for payment under the NRS. Prior to the Effective Time, except as required by Applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for payment in accordance with the NRS, or agree to do any of the foregoing.

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Section 4.5. Adjustments to Prevent Dilution. In the event that, at any time during the period from the date hereof to immediately prior to the Effective Time, the Company, notwithstanding Section 7.1(e), changes (or establishes a record date for changing) the number of shares of Company Common Stock or Company Convertible Preferred Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Company Common Stock and Company Convertible Preferred Stock, then the Per Share Merger Consideration shall be appropriately adjusted to reflect such change.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in the Company Disclosure Letter and except as disclosed in any form, report, schedule, statement or other document (including all amendments thereto) publicly filed with, or furnished to, the SEC (the “Company Reports”) on or after January 1, 2023, but at least two Business Days prior to the date of this Agreement, by the Company or incorporated by reference into any such document, excluding any such disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar forward looking sections, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1. Organization. The Company (a) is a corporation duly organized and validly existing under the laws of the State of Nevada, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub true, correct and complete copies of its Organizational Documents, as amended and in effect on the date hereof. The Company is not in violation of any provisions of its Organizational Documents, except as set forth in Section 5.1 of the Company Disclosure Letter.

Section 5.2. Company Subsidiaries.

(a) Except as set forth on Section 5.2(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns or holds the right to acquire any shares, stock, partnership interest, joint venture interest or other equity interest in any other corporation, limited liability company, partnership, organization or entity, except in relation to the Company Subsidiaries. Any disclosure included on Section 5.2(a) of the Company Disclosure Letter will include the percentage of the equity interests of such entities held by the Company or the Company Subsidiary, and the respective state or jurisdiction of organization of each such entity. Except as set forth on Section 5.2(a) of the Company Disclosure Letter, all such equity interests are owned by the Company or the Company Subsidiary, as applicable, free and clear of any Encumbrances, other than Permitted Encumbrances.

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(b) Section 5.2(b) of the Company Disclosure Letter sets forth the name of each direct or indirect subsidiary of the Company (collectively, the “Company Subsidiaries”) and the state or jurisdiction of its organization. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 5.2(c) of the Company Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable (to the extent such concept is applicable to such shares and other equity interests) and are owned by it free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 5.3. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 800,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Convertible Preferred Stock, of which (A) 130,000 shares are designated as Series A Convertible Preferred Stock, (B) 870,000 shares are designated as Series B Convertible Preferred Stock, (C) 200 shares are designated as Series C Convertible Preferred Stock and (D) 200 shares are designated as Series D Convertible Preferred Stock.

(b) As of the date hereof, (i) 799,141,770 shares of Company Common Stock are issued and outstanding, (ii) 120,065 shares of Company Series A Convertible Preferred Stock are issued and outstanding, (iii) 820,800 shares of Company Series B Convertible Preferred Stock are issued and outstanding, (iv) 195 shares of Company Series C Convertible Preferred Stock are issued and outstanding, (v) 180 shares of Company Series D Convertible Preferred Stock are issued and outstanding and (vi) 40,000,000 shares of Company Common Stock are authorized for issuance under the Company Stock Plan.

(c) As of the date hereof, there are no outstanding Company Equity Awards. The Company has made available to Parent an accurate and complete copy of the Company Stock Plan.

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(d) All of the outstanding shares of capital stock or other equity interests of the Company (i) have been duly authorized and are validly issued, fully paid and non-assessable, (ii) were issued in compliance with Applicable Law and (iii) were not issued in breach or violation of any Contract or right of first refusal, right of first offer or similar right. Except as set forth on Section 5.3(d) of the Company Disclosure Letter, there are no outstanding options, warrants, redemption rights, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or securities containing any equity features of the Company, or Contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares or other equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or other equity interests.

(e) Except as set forth on Section 5.3(e) of the Company Disclosure Letter, there are no securities or rights of the Company or any Company Subsidiary, or Contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is bound, obligating either the Company or any Company Subsidiary to redeem or otherwise acquire any shares, shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(f) Except as set forth on Section 5.3(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for shares or securities having the right to vote) with the equity holders of the Company or any Company Subsidiary on any matter. Except as set forth on Section 5.3(f) of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the shares, shares of capital stock or other equity interests of the Company or any Company Subsidiary.

Section 5.4. Authority for Agreements.

(a) The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative approval of the holders of at least a majority of the voting power of the issued and outstanding shares of Company Common Stock, assuming the conversion into shares of Company Common Stock of the outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, the Holders of which vote together with the Holders of the Company Common Stock on an as-converted basis, is the only approval of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”).

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorized by the Company Board. The Company Board has unanimously adopted resolutions (i) determining that it is in the best interests of the Company and the stockholders of the Company to enter into this Agreement, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger, and adopting the plan of merger set forth herein, and (iii) recommending the plan of merger set forth in this Agreement to the stockholders of the Company and that the stockholders of the Company approve such plan of merger (the “Company Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn.

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(c) Except as otherwise provided in Section 5.4 of the Company Disclosure Letter, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms of this Agreement, subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights or to general principles of equity.

Section 5.5. Consents and Approvals; No Violations.

(a) Except as set forth on Section 5.5(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (i) the applicable requirements of the OTC Markets Group (the “OTC”), (ii) the applicable requirements of the Exchange Act, (iii) the filing of the Articles of Merger pursuant to the NRS, (iv) any registration, filing or notification required pursuant to state securities or blue sky laws (the requirements in clauses (i) through (iv), collectively, the “Governmental Requirements”) and (v) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material.

(b) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) subject to the Company Stockholder Approval violate any provision of the Organizational Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Company Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Stockholder Approval and all consents, approvals, authorizations and permits contemplated in Section 5.5(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any law, rule, regulation, order, judgment or decree to which the Company or any Company Subsidiary is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts that, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.

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(c) Except as set forth on Section 5.5(c) of the Company Disclosure Letter, the Company Stockholder Approval is the only consent, approval, authorization or permit required to be obtained from any Person to adopt this Agreement and to consummate the Merger and the transactions contemplated hereby.

Section 5.6. Compliance with Laws; Permits.

(a) Except as set forth on Section 5.6(a) of the Company Disclosure Letter, the Company and each Company Subsidiary has not violated and is and has been in compliance in all material respects with all Applicable Laws. Neither the Company nor any Company Subsidiary has received any written notice, has any knowledge of, or otherwise been advised, of any violation of any Applicable Law in any material respect. This Section 5.6(a) does not relate to any employment or labor matters, which are the subject of Section 5.16 and Section 5.17, or to any tax matters, which are the subject of Section 5.12.

(b) The Company and the Company Subsidiaries (i) have all Permits required to conduct their respective businesses as now conducted and (ii) are and have been in compliance with all such Permits in all material respects. All Permits are valid and in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Permits and no limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no event has occurred that would result in the limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit.

Section 5.7. Company Financial Statements; SEC Reports.

(a) Except as set forth in Section 5.7(a) of the Company Disclosure Letter, the Company Reports required to be filed or furnished by the Company or any Company Subsidiary have been filed with or furnished to the SEC. As of its respective date, or if amended, as of the date of the last amendment filed prior to the date hereof, each Company Report and Financial Statement (i) complied in all material respects with the requirements of the SEC, the Exchange Act, and the Securities Act as in each case may be applicable and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements.

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(b) The Company has made available to Parent true, correct and complete copies of (i) the audited consolidated balance sheets of the Company as of May 31, 2023 and May 31, 2024, and the audited consolidated statements of operations, stockholders’ equity, and cash flows of the Company for the fiscal years ended May 31, 2023 and May 31, 2024, together with the auditor’s report thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company as at December 31, 2024 (the “Interim Balance Sheet”), and the associated income statement and cash flows of the Company for the seven-month period then ended (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements (except as may be indicated in the notes thereto) comply as to form in all material respects, and were prepared in accordance, with U.S. GAAP applied on a consistent basis throughout the periods involved. The Financial Statements fairly present in all material respects the financial position of the Company as of the date thereof and the results of its operations and changes in stockholders’ equity and cash flows for the period indicated therein (as applicable) and were derived from and accurately reflect in all material respects, the books and records of the Company, and, with respect to the Audited Financial Statements, comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act, or the Securities Act in effect as of the respective dates thereof. All financial projections with respect to the Company that have been delivered by or on behalf of the Company were prepared in good faith using assumptions that the Company believes to be reasonable.

(c) Since January 1, 2021, the Company has maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. Since January 1, 2021, the Company has maintained internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company’s Chief Executive Officer and Chief Financial Officer have disclosed, based on their most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the board of directors of the Company, (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Except as set forth on Section 5.7(d) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company Reports and, to the Knowledge of the Company, none of the Company Reports is subject to ongoing SEC staff review or investigation as of the date hereof.

(e) No Company Subsidiary is required to file any form, report, schedule, statement or other document with the SEC.

(f) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

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Section 5.8. Company Information in Information Statement and Proxy Statement. The information supplied or to be supplied in writing by the Company or any Company Subsidiary for inclusion in the Information Statement to be filed by the Company with the SEC, or if applicable, the proxy statement of the Company to be filed with the SEC in connection with the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”), will not, on the date it is first mailed to the stockholders of the Company or at the time it (or any amendment or supplement thereto) is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made therein based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference therein. The Information Statement and any Proxy Statement will comply as to form and substance in all material respects with the Exchange Act.

Section 5.9. Absence of Certain Changes. Except as set forth on Section 5.9 of the Company Disclosure Letter, since May 31, 2024, (a) there has been no Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, from May 31, 2024 until the date hereof, except (y) as set forth on Section 5.9 of the Company Disclosure Letter, or (z) as expressly contemplated by this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of, or would require the consent of Parent under, Section 7.1.

Section 5.10. Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since May 31, 2024 in the ordinary course of business of the Company and the Company Subsidiaries, (c) arising under this Agreement or the performance by the Company or its obligations hereunder, (d) pursuant to any intercompany agreement or (e) that, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Company Subsidiaries.

Section 5.11. Litigation. Except as set forth on Section 5.11 of the Company Disclosure Letter, there are no (a) Actions or investigations, pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, or any of their respective executive officers or directors (in their capacities as such), whether at law or in equity, before or by any Governmental Entity or before any arbitrator or (b) judgments, decrees, injunctions, rules, awards, writs or orders of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries, or any settlement to which the Company or any of the Company Subsidiaries is party or by which their assets are bound. This Section 5.11 does not relate to any tax matters, which are the subject of Section 5.12 or to any employee benefit plan, employee or labor matters, which are the subject of Section 5.16 and Section 5.17.

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Section 5.12. Taxes.

(a) Except as set forth in Section 5.12(a) of the Company Disclosure Letter, the Company and each Company Subsidiary has timely filed or caused to be timely filed (taking into account any applicable extensions of time in which to make such filing) with the appropriate Taxing Authority all Tax Returns that are required to be filed by, or with respect to it, and all such Tax Returns are true, complete and correct in all material respects.

(b) All Taxes owed by the Company and the Company Subsidiaries (whether or not shown on any Tax Returns) have been timely paid.

(c) No deficiency or proposed adjustment that has not been paid, settled or resolved for any amount of Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries.

(d) Except as set forth in Section 5.12(d) of the Company Disclosure Letter, there are no ongoing or pending audits, administrative or judicial proceedings, investigations, claims, disputes, deficiencies or other examinations relating to Taxes or Tax Returns of the Company or any Company Subsidiary that have been commenced by or against a Taxing Authority and no such audits, proceedings, investigations, claims, disputes, deficiencies or other examinations have been threatened. Any past audits have been completed and fully resolved to the satisfaction of the applicable Taxing Authority conducting such audit and all Taxes determined by such audit to be due from the Company or any of the Company Subsidiaries have been paid in full to the applicable Taxing Authorities.

(e) No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to Tax or an obligation to file a Tax Return in that jurisdiction.

(f) The Company or each Company Subsidiary has deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party and the Company and each Company Subsidiary has complied with all associated reporting and recordkeeping requirements in all respects. The Company and each Company Subsidiary has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authorities, or has been furnished with and maintained valid exemption certificates.

(g) Neither the Company nor any Company Subsidiary has requested or agreed to extend the time in which any Tax may be assessed or collected or any Tax Return may be filed, which extension is still in effect (other than extensions of time to file Tax Returns obtained in the ordinary course).

(h) To the Knowledge of the Company, there are no Encumbrances for Taxes (except for Permitted Encumbrances) on any of the assets of the Company or any Company Subsidiary.

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(i) Neither the Company nor any Company Subsidiary is a party to or bound by any closing agreement, private letter ruling, technical advance memoranda, offer in compromise, or any other agreement with any Taxing Authority. There is no Tax holiday, Tax abatement or similar arrangement currently being utilized by the Company or any Company Subsidiary that will not continue to be available to the Company or such Company Subsidiary to the same extent following the Closing. Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business consistent with past practice the primary focus of which is not Tax).

(j) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of Applicable Law.

(l) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Applicable Law), (ii) any installment sale or open transaction occurring or entered into on or prior to the Closing Date, (iii) any use of an improper method of accounting or a change in accounting method change or agreement with any Taxing Authority for any taxable period (or portion thereof) ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any similar provision of Applicable Law), (iv) any prepaid amount received on or prior to the Closing Date, (v) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any similar provision of Applicable Law), (vi) any election pursuant to Section 108(i) of the Code (or any similar provision of Applicable Law) made with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) any income inclusion pursuant to Sections 706, 951 or 951A of the Code (or any similar provision of Applicable Law), which income is attributable to economic activity occurring prior to the Closing.

(m) Neither the Company nor any Company Subsidiary (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, consolidated, combined, unitary or similar group for Tax purposes under Applicable Law (other than the group of which the Company is the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), by Contract, by operation of Applicable Law, as a transferee or successor, or otherwise.

(n) The Company and each Company Subsidiary is in compliance in all respects with all applicable transfer pricing requirements (including applicable documentation requirements) under Applicable Law. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes or Tax Returns of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has any outstanding liability for escheat, abandoned or unclaimed property under any Applicable Law.

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(o) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) Neither the Company nor any of its Affiliates is subject to any U.S. federal, state or local Taxes (including pursuant to Section 7874 of the Code, including the rules under that provision with respect to any non-ordinary course distributions by the Company or any predecessor prior to the Closing) as a result of the transactions contemplated by this Agreement.

(q) For purposes of this Section 5.12, any reference to the Company or any Company Subsidiary shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Company Subsidiary.

Section 5.13. Title to Property.

(a) The Company and the Company Subsidiaries do not own, and have never owned, any real property.

(b) Section 5.13(b) of the Company Disclosure Letter contains a list of all real property leased or subleased presently by the Company or any Company Subsidiary (the “Company Leased Property”). The Company has delivered to Parent a true, correct and complete copy of all leases, subleases, licenses, occupancy agreements together with all amendments, supplements, assignments, extensions thereto and guaranties thereof with respect to each Company Leased Property (collectively, the “Company Real Property Leases”), each of which is disclosed in Section 5.13(b) of the Company Disclosure Letter.

(c) (i) The Company or the Company Subsidiaries have good and valid leasehold interest in, sub-leasehold interest in, or other occupancy right with respect to, the Company Leased Property, and such Company Leased Property is sufficient to allow each of the Company and the Company Subsidiaries, as applicable, to conduct their business as and where currently conducted, (ii) none of the Company Leased Property is in need of repair or replacement or is otherwise not in good working order, (iii) neither the whole nor any portion of any Company Leased Property has been damaged or destroyed by fire or other casualty and (iv) there are no existing, pending or threatened condemnation, eminent domain, zoning, building code or moratorium proceedings or similar proceedings affecting any of the Company Leased Property.

(d) With respect to each of the Company Real Property Leases, (i) such Company Real Property Lease is valid and binding on the Company or the Company Subsidiaries, as applicable, (ii) none of the Company or any of the Company Subsidiaries or any other party to such Company Real Property Lease, is in breach, or violation of, or in default under, such Company Real Property Lease and is not alleged to be in breach, violation of, or in default under such Company Real Property Lease by the counterparty thereto and (iii) no event has occurred that would result in such a breach or violation of, or a default under, such Company Real Property Lease. None of the Company nor any Company Subsidiary has subleased, licensed or granted any Person (other than any Company Subsidiary) any right to the use or occupancy of any Company Leased Property or any part thereof and there is no Person (other than the Company or any Company Subsidiary) in possession of any Company Leased Property. None of the Company Real Property Leases have been cancelled or otherwise terminated and neither the Company nor the Company Subsidiaries has received any written notice from any Person regarding any such cancellation or termination.

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(e) The Company has delivered or made available to Parent prior to the date hereof true, complete and correct copies of all Company Real Property Leases.

(f) The present use and operation of the Company Leased Property is authorized by, and is in compliance with all applicable zoning, land use, covenants, conditions, restrictions, Applicable Laws and other legal requirements.

(g) Neither the Company nor any Company Subsidiary is party to any contract or subject to any claim that may require the payment of any real estate brokerage commissions, and no commission is owed with respect to any of the Company Leased Property. There are no outstanding options or other contractual rights to sell or lease, or rights of first refusal to purchase, sell or lease the Company Leased Property or any portion thereof or interests therein, reversion rights, preemptive rights or contracts relating to the right to receive any portion of the income or profits from the sale thereof. Neither the Company nor any Company Subsidiary has any contractual obligation, nor has entered into any contract, to purchase any real property or sell any interest in a Company Real Property Lease.

(h) All of the buildings, fixtures, structures and other improvements constituting the Company Leased Property are in good order, working condition and repair, suitable for the conduct of the business of the Company and Company Subsidiaries, and there are no impediments on the ability to use the Company Leased Property for its intended purpose in the ordinary course of business.

(i) Neither the Company nor any Company Subsidiary has made any application for a re-zoning of any Company Leased Property, and to the Knowledge of the Company there is no proposed or pending change to any zoning laws affecting any Company Leased Property.

(j) The Company Leased Property is serviced by all private and public utility services that are necessary for the operations of the business on the Company Leased Property and, to the Knowledge of the Company, there are no facts, circumstances or conditions that are reasonably likely to result in the termination of such connections.

(k) Each of the Company and the Company Subsidiaries, in respect of all of its material properties, assets and other rights that do not constitute the Company Leased Property (other than Intellectual Property), (i) has good and valid title thereto free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of such material properties, assets and other rights, tangible and intangible (other than Intellectual Property), used by its business, in each case, except for Permitted Encumbrances.

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Section 5.14. Environmental Matters.

(a) The Company and each Company Subsidiary is in compliance with, and at all times has been in compliance with, in all material respects, all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws to conduct their respective businesses and occupy Company Leased Property.

(b) There is no material Action or investigation pending or, to the Knowledge of the Company, threatened, that asserts a violation of or liability (contingent or otherwise) under Environmental Law that would impact the Company or any of the Company Subsidiaries or their respective businesses.

(c) There has been no use, handling, storage, manufacture, sale, distribution, treatment, transportation, disposal, arranging or permitting the disposal of or Release of, or exposure of any Person to, or ownership, lease or operation of any real property contaminated by, any Hazardous Substance, including any Company Leased Property or any real property formerly owned, leased or operated by the Company or any Company Subsidiary, in each case so as to give rise to any material liability (contingent or otherwise) under any Environmental Law for or otherwise impacting the Company or any Company Subsidiary (or any predecessors of either the Company or any Company Subsidiary to the extent giving rise to a material liability (contingent or otherwise) of the Company or any Company Subsidiary).

(d) Neither the Company nor any Company Subsidiary: (i) has received any written notice, demand, request for information, report or other information with respect to any material violation (actual or alleged) of or material liability (contingent or otherwise) under any Environmental Law, including related to any actual or alleged Release of any Hazardous Substance, (ii) has been notified in writing that it is a responsible party or potentially responsible party under CERCLA or any other Environmental Law, (iii) is a party to or otherwise subject to any material judgment, decree, order, or consent agreement relating to any Environmental Law or the cleanup of any Hazardous Substance for which any material, outstanding obligation exists or (iv) has assumed, undertaken, provide an indemnity with respect to or otherwise become subject to, either contractually or by operation of law, any material liability of any other Person or party under any Environmental Law.

(e) The Company Leased Property does not contain any underground storage tanks, or piping, septic tanks, drains, sumps, pits, ponds, impoundments, lagoons, landfills, waste piles or the unauthorized or unpermitted presence of any Hazardous Substance.

(f) The Company and the Company Subsidiaries have provided to Parent (i) all Permits required under Environmental Laws and (ii) all material environmental reports, assessments, agreements, audits, studies, investigations, and other material environmental, health or safety documents or information in their custody, possession or reasonable control concerning the Company, any Company Subsidiary, their respective businesses or operations, or any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

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Section 5.15. Company Contracts.

(a) Except for this Agreement and the contracts filed with the Company Reports, Section 5.15 of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date of this Agreement, and the Company has, prior to the date of this Agreement, made available to Parent true, complete and correct copies (subject to any limitations specified in this Section 5.15(a)), of each Contract to which the Company or any Company Subsidiary is party or by which the Company or any Company Subsidiary is bound:

(i) that is filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2024, or is otherwise a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) that (A) limits, restricts or prohibits the Company or any Company Subsidiary (or, after giving effect to the transactions contemplated by this Agreement, would limit, restrict or prohibit Parent or any of its Affiliates) from conducting any material business or doing business with any Person in any geographical area or to compete with any Person or (B) grants exclusivity, “most favored nation,” “take or pay” or similar rights, or that requires or purports to require the Company or any Company Subsidiary to acquire all or a specified portion of its requirements of a material good or service from any Person;

(iii) Reserved;

(iv) relating to any individual lease or agreement under which the Company or any Company Subsidiary is lessee of, or holds or operates any personal property owned by any other party, for which the aggregate rental payments exceed (or are expected to exceed) $100,000 in any 12-month period;

(v) relating to any lease or agreement under which the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal;

(vi) relating to (other than purchase orders entered into in the ordinary course of business) any Contracts with any customers or suppliers of the Company or any Company Subsidiary;

(vii) relating to agreements, indentures or other evidence of indebtedness relating to the borrowing of money by the Company or any Company Subsidiary or to mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any portion of the assets of the Company or any Company Subsidiary;

(viii) that is with an executive officer and contains a non-compete provision;

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(ix) that imposes any material restriction on the Affiliates of the Company or of any Company Subsidiary;

(x) relating to the creation, formation, operation, management or control of any material partnerships, joint ventures, limited liability companies, strategic alliances or similar arrangements;

(xi) (A) that was entered into after December 31, 2023 and relates to the acquisition, disposition, purchase or sale, directly or indirectly, by merger, sale, lease, purchase, capital contribution or otherwise (whether in one transaction or a series of transactions), by the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its subsidiaries) of substantially all of the equity interests, material assets or operating business of any Person or material assets or material line of business or (B) is currently in effect and contains a put, call right of first refusal, right of first offer or other similar preferential right pursuant to which the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its subsidiaries) could be required to acquire, dispose of, lease, purchase or sell, as applicable, substantially all of the equity interests, material assets or operating business of the Company or any current or former Company Subsidiary;

(xii) without limiting Section 5.15(a)(xi), that obliges the Company or any Company Subsidiary to make any earn-out payments or other contingent payments (but not indemnification payments) in connection with the acquisition or divestment of a business or Person by the Company or any Company Subsidiary, that have not been paid in full as of the date hereof;

(xiii) containing any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of another Person where such commitment remains in effect as of the date hereof;

(xiv) that (x) obligates the Company or any Company Subsidiary to make a loan or capital contribution to, or investment in excess of $50,000 in any Person other than loans to any Company Subsidiary and advances to employees in the ordinary course of business consistent with past practice or (y) obligates the Company or any Company Subsidiary to provide a guarantee that would reasonably be expected to result in payments in excess of $50,000 other than guarantees by the Company or any Company Subsidiary of another Company Subsidiary’s obligations;

(xv) with any third-party service providers for the provision of billing and collection services to the Company or any Company Subsidiary;

(xvi) pursuant to which the Company or any Company Subsidiary received during calendar year 2024 payments in excess of $500,000 annually (other than purchase orders entered into in the ordinary course of business and except as otherwise disclosed in Section 5.15 of the Company Disclosure Letter);

(xvii) that is for the services of any officer, director, individual employee (except, as it relates to any former employee, only to the extent of ongoing liability), independent contractor or individual service provider that cannot be terminated on 60 or fewer days’ notice without any liability or financial obligation incurred by the Company or any Company Subsidiary;

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(xviii) that contains any assignment, transfer, grant, license, sublicense, right, consent, waiver, permission or covenant not to assert any claims relating to or under any Intellectual Property (A) by the Company or any Company Subsidiary to a third party or (B) by a third party to the Company or any Company Subsidiary (excluding licenses of commercially available, non-customized, off-the-shelf software available on standard terms for a potential annual or aggregate license fee (whichever is higher) of no more than $50,000 and excluding Personnel IP Contracts);

(xix) entered into with any supplier (A) that is a sole source supplier to the Company or any Company Subsidiary or (B) from which the Company or any Company Subsidiary source substantially all of their supply of any material product or service, except in each case where the Company or any Company Subsidiary would likely be able to replace such source of supply with a substitute supply at substantially the same volume and quality, on substantially comparable terms and without material delay;

(xx) under which any of the compensation or benefits thereunder, to any Person that is a party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of the Merger or this Agreement or the value of any of the benefits of which shall be calculated on the basis of the Merger or this Agreement, excluding any Multiemployer Plan or any Employee Program;

(xxi) that currently is, or at any point in the three-year period ending on the date of this Agreement was, in effect (A) to which any present or former director, officer, employee, stockholder or holder of derivative securities of the Company or any Company Subsidiary, or any member of any such Person’s immediate family, or any entity owned or controlled by any such Person, is a party, excluding any Multiemployer Plan or any Employee Program or other benefit or compensation plan or other plans, programs, policies, commitments or arrangements or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or such Company Subsidiary in the ordinary course;

(xxii) (A) involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary that deviate from the Company’s standard form agreements made available to Parent or (B) with the Company’s top 10 licensing partners as measured by revenue during the 12 months prior to the date of this Agreement;

(xxiii) in respect of any settlements or coexistence agreements with respect to any pending or threatened action (A) entered into within 12 months prior to the date of this Agreement or (B) with respect to which any unsatisfied amounts or ongoing obligations remain outstanding;

(xxiv) that constitutes a Company Related Party Contract;

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(xxv) with any Governmental Entity or a third party that is a party to a Contract with a Governmental Entity with respect to the subject matter of such underlying Contract; and

(xxvi) that commits the Company or any Company Subsidiary to enter into any of the foregoing.

Each of the contracts of the type described in this Section 5.15 is referred to in this Agreement as a “Company Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Contract is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (ii) each Company Contract is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto. Neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract. To the Knowledge of the Company, no event has occurred that would reasonably be expected to result in a breach of, or a default under, any material Company Contract (in each case, with or without notice or lapse of time or both).

Section 5.16. Employee Benefit Plans; ERISA.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a list of every material Employee Program. An “Employee Program” means each (i) employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any retirement, supplemental retirement, welfare benefit, retiree health, and life insurance plan and (ii) employment, bonus, stock option, stock purchase, restricted stock, phantom stock or other equity based arrangement, incentive, deferred compensation, termination, severance, retention, change of control, vacation, pension, profit-sharing, savings, collective bargaining, consulting, executive compensation, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, practice, agreement or arrangement, or other employee benefit plan, program, practice or arrangement, whether written or unwritten, formal or informal (A) under which any current or former employee, director, consultant or independent contractor of the Company or any Company Subsidiary has any present or future right to benefits by reason of their service as a current or former employee, director, consultant or independent contractor of the Company or any Company Subsidiary, or that is maintained, sponsored or contributed to by the Company or any Company Subsidiary, or that the Company or any Company Subsidiary has any obligation to maintain, sponsor or contribute, (B) with respect to which any of the Company or any Company Subsidiary has any direct or indirect liability, whether contingent or otherwise, or (C) that is maintained or contributed to by the Company or any Company Subsidiary or ERISA Affiliates for the benefit of current or former employees of the Company or any Company Subsidiary.

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(b) Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS that it is so qualified, and to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect such qualification.

(c) With respect to each material Employee Program, the Company has made available to Parent (if applicable to such Employee Program): (i) all material documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements), (ii) the most recent IRS determination letter or IRS opinion letter with respect to such Employee Program qualified under Code Section 401(a), if any, (iii) for the most recent year (A) Forms 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, (iv) the most recent summary plan description, summary of material modifications and all material written communications (or a description of all material oral communications) to employees or participants, (v) any material insurance policy related to such Employee Program and (vi) for the last three years, all material correspondence with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or the SEC and any other Governmental Entity regarding the operation or administration of any Employee Program.

(d) Each Employee Program has been operated and administered in accordance with its terms and the requirements of Applicable Law, including, without limitation, ERISA and the Code.

(e) No Controlled Group Liability has been incurred by the Company or any Company Subsidiary nor do any circumstances exist that could reasonably be expected to result in Controlled Group Liability for any of the Company or any Company Subsidiary following the Closing, neither the Company nor any of its ERISA Affiliates has at any time during the last six years, contributed to or been obligated to contribute to or had any actual or contingent liability to any Multiemployer Plan or incurred any actual or contingent liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan that has not been satisfied in full.

(f) Neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA. Except as set forth in Section 5.16(f) of the Company Disclosure Letter, no Employee Program is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or is a Multiemployer Plan. Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date. All material liabilities or expenses of the Company and the Company Subsidiaries in respect of any Employee Program (including workers compensation) or any Employee Program that is a Multiemployer Plan that have not been paid as of the date of this Agreement, have been properly accrued on the Company’s most recent financial statements in compliance with U.S. GAAP. There are no reserves, assets, surpluses or prepaid premiums with respect to any Employee Program that is an employee welfare benefit plan as defined in Section 3(1) of ERISA.

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(g) None of the Company, an ERISA Affiliate or, to the Knowledge of the Company, any Person appointed or otherwise designated to act on behalf of the Company, or any ERISA Affiliate, has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the Code.

(h) Other than routine claims for benefits, there are no Actions, arbitrations or Governmental Entity audits or investigations pending or, to the Knowledge of the Company, threatened (i) with respect to any Employee Program or (ii) by or on behalf of any current or former employee of the Company or any Company Subsidiary relating to his or her employment, termination of employment, compensation or benefits that could reasonably be expected to result in a liability of the Company or any Company Subsidiary after the Closing Date.

(i) No Employee Program provides for medical benefits (other than under Section 4980B of the Code or pursuant to state health continuation laws), retiree life insurance or other retiree welfare benefits to any current or future retiree or former employee.

(j) (i) No individual who has performed services for the Company or any Company Subsidiary has been improperly excluded from participation in any Employee Program, (ii) neither the Company nor any Company Subsidiary has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, (iii) none of the Company or any ERISA Affiliate or, to the Knowledge of the Company, any other Person has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Employee Program and (iv) none of the Company, any ERISA Affiliate or, to the Knowledge of the Company, any fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other Applicable Laws in connection with the administration or investment of the assets of any Employee Program.

(k) Each Employee Program subject to Section 409A of the Code has been operated and administered in compliance with and is in written form in compliance with Section 409A of the Code and any applicable regulatory guidance promulgated thereunder. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify, reimburse, or otherwise make whole any individual for any Tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(l) No Employee Program that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

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(m) Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will (either alone or in conjunction with any other event) result in, or cause (i) any current or former employee of the Company or one of the Company Subsidiaries to be entitled to severance pay or any other payment, (ii) the accelerated vesting, funding or delivery of, any payment or benefit or increase the amount payable to any employee of the Company or one of the Company Subsidiaries or any other obligation under an Employee Program or (iii) result in any forgiveness of indebtedness. Neither the execution nor the delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will (either alone or in conjunction with any other event) result in or cause any payment or benefit to any current or former employee or independent contractor of the Company or any one of the Company Subsidiaries that would not be deductible under Section 280G of the Code or that would be subject to excise tax under Section 4999 of the Code. For purposes of the foregoing sentence, the term “payment” shall include any payment, substitution of new stock options for stock options issued by the Company, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. No current or former employee or independent contractor of the Company or any of the Company Subsidiaries is entitled to receive any additional payment (including any tax gross-up, indemnity, or other payment) from the Company or any of the Company Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code.

(n) No Employee Program is a split dollar life insurance program. Neither the Company nor any Company Subsidiary has granted any equity or equity-based incentives to any current or former employee, director, consultant or independent contractor of the Company or any Company Subsidiary under the Company Stock Plan or otherwise.

(o) No assets of the Company are allocated to or held in a “rabbi trust” or other funding vehicle in respect of any Employee Program other than one qualified under Section 401(a) of the Code. Each Employee Program that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(p) Each Employee Program that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(1) of ERISA has been administered in material compliance with, and the Company has otherwise complied with, (i) the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, (ii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act of 1935, as amended, and the regulations promulgated thereunder.

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(q) Each Employee Program or other benefit or compensation plan, program, agreement, or arrangement that is subject to the Applicable Law of a jurisdiction outside the jurisdiction of the United States or that covers any current or former employee or other service provider of the Company or any Company Subsidiary residing or working outside the United States (a “Foreign Employee Program”), that is required to be registered or approved by any Governmental Entity has been so registered and approved and has been maintained in good standing with applicable requirements of Applicable Law, and, if intended to qualify for special Tax treatment, such Foreign Employee Program has so qualified. No Foreign Employee Program is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any material unfunded or underfunded liabilities. All Foreign Employee Programs that are required to be funded, are fully funded, and adequate reserves have been established with respect to any Foreign Employee Program that is not required to be funded.

Section 5.17. Employees.

(a) Section 5.17(a) of the Company Disclosure Letter sets forth a true and complete list of each Person employed by the Company or any Company Subsidiary as of the date hereof, together with such Person’s (i) name, (ii) legal employer, (iii) job title, (iv) date of hire, (v) base salary or wage rate, (vi) target bonus or incentive compensation information, (vii) work location (city/state/country), (viii) full-time or part-time status, (ix) status as active or inactive (and where inactive, the reason for such leave and expected date of return, if known) and (x) if applicable, exempt or non-exempt status under the Fair Labor Standards Act of 1938, as amended.

(b) Section 5.17(b) of the Company Disclosure Letter sets forth a true and complete list of each independent contractor engaged by the Company or any Company Subsidiary as of the date hereof, together with such Person’s (i) name, (ii) date of engagement, and (iii) general nature of services provided. The Company has disclosed aggregate remuneration paid to such contractors for the calendar year ended December 31, 2024, and has described any material contractual terms governing their engagement.

(c) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor union organization, trade union, works council or staff association. There have been no negotiations or discussions during the past three years between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining Contract or any other work rules or polices.

(d) There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their respective businesses. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

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(e) There are no Actions or arbitrations pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment Contract, violation of any Applicable Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the employment relationship.

(f) Each of the Company and the Company Subsidiaries is, in all material respects, in compliance with all Applicable Laws respecting employment, fair employment practices, terms and conditions of employment, workers compensation, employee leave issues, wages and hours, occupational safety and health and fair labor standards, including any obligations under (i) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder and (ii) the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar Applicable Laws (including any state or local Applicable Laws) requiring notice to employees in the event of a plant closing, facility shutdown or layoff (“WARN”). None of the Company or any Company Subsidiary has within the six months preceding the date hereof caused with respect to employees (i) a plant closing as defined in WARN affecting any site of employment or one or more operating units within any site of employment, (ii) a mass layoff as defined in WARN or (iii) layoffs or employment terminations sufficient in number to trigger any applicable state, local or foreign law similar to WARN. No employee of the Company or Company Subsidiaries has suffered or is anticipated to suffer an employment loss as defined in WARN within the 90-day period ending on the Closing Date.

(g) To the Knowledge of the Company, no executive officer or management-level employee of the Company or any Company Subsidiary has given notice of intent to terminate his or her employment with the Company or any Company Subsidiary. To the Knowledge of the Company, there are no agreements between any employee of the Company or any Company Subsidiary and any other Person that would restrict, in any manner, such employee’s ability to perform services for Parent or any of its Affiliates following the Closing or impair the right of any of them to compete or transact with any Person.

(h) In the past six years, (i) there have not been any allegations or complaints made to or filed with the Company or any Company Subsidiary related to sexual harassment, sexual misconduct, other harassment, discrimination or retaliation and (ii) neither the Company nor any Company Subsidiary has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, other harassment, discrimination or retaliation, by or against any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary. There are no allegations relating to officers or directors of the Company or any Company Subsidiary, that, if known to the public, would bring the Company and the Company Subsidiaries into material disrepute.

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Section 5.18. Intellectual Property Rights.

(a) Section 5.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all registered or applied for or issued items of Intellectual Property, in each case, included in the Owned Intellectual Property (collectively, the “Scheduled Intellectual Property”), including, for each item listed, the record owner, jurisdiction, registration, issuance or application number and registration, issuance or application date, status and registrar, as applicable of each such item. All necessary registration, maintenance, renewal and other relevant filing fees due and owing in connection with the Scheduled Intellectual Property have been timely paid to, and all necessary documents, recordations and certifications have been timely filed with the relevant Parent, Trademark, Copyright, Domain Name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect. All Scheduled Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Neither the conduct and operation of the businesses of the Company or any Company Subsidiary nor the products and services of the Company or any Company Subsidiary, has, in the last three years, infringed, misappropriated, diluted or otherwise violated, or does infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any Person in any material respect. Neither the Company nor any Company Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened, Action, and, in the last three years, neither the Company nor any Company Subsidiary has been the subject of any pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened Action, in each case (i) involving a claim of infringement, misappropriation, dilution, use or disclosure in an unauthorized manner or other violation of any Intellectual Property of any Person or (ii) challenging or contesting the use, ownership, validity or enforceability of any Intellectual Property.

(c) To the Knowledge of the Company, no Person has, in the last three years, infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property or Intellectual Property exclusively licensed to the Company or any Company Subsidiary in any material respect, and no such claims have been made against any Person by the Company or any Company Subsidiary.

(d) Either the Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. The Owned Intellectual Property, along with any Intellectual Property the Company or a Company Subsidiary has the right to use (when used within the scope of the applicable Contract) (such Intellectual Property, the “Licensed Intellectual Property”), constitutes all the Intellectual Property used or practiced in, held for use or practice in or necessary and sufficient for the conduct and operation of the businesses of the Company and the Company Subsidiaries as currently conducted and proposed to be conducted.

(e) The Company and each Company Subsidiary has taken adequate measures to preserve, protect and maintain (i) all Owned Intellectual Property, including all Trade Secrets included in the Owned Intellectual Property and (ii) Trade Secrets owned by any Person to whom either the Company or any Company Subsidiary has a written contractual confidentiality obligation.

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(f) The Company and Company Subsidiaries have entered into valid and enforceable written agreements with each Person (including all past and current founders, officers, directors, employees, independent contractors and consultants) involved in the discovery, conception, development, creation or reduction to practice of any Owned Intellectual Property for or on behalf of the Company or applicable Company Subsidiary pursuant to which such Person: (i) effectively and validly assigns to the Company or applicable Company Subsidiary all of such Person’s right, title and interest in and to all such Owned Intellectual Property created or developed for the Company or a Company Subsidiary in the course of such Person’s employment or engagement thereby and (ii) agreed to hold all Trade Secrets of the Company in confidence both during and after his, her or its employment or engagement, as applicable (the “Personnel IP Contracts”). All Personnel IP Contracts are in full force and effect, and, to the Knowledge of the Company, have not suffered a default or breach.

(g) Section 5.18(g) of the Company Disclosure Letter sets forth a complete and accurate list, of all material Company Software. All Company Software was created solely by employees of either the Company or a Company Subsidiary within the scope of their employment.

(h) The Company and each Company Subsidiary has been for the past three years and is in material compliance with the terms and conditions of all relevant licenses for Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Software included in the Owned Intellectual Property. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires, as a condition to the use, modification or distribution of such Open Source Software, that any Owned Intellectual Property be licensed, distributed or otherwise made available: (i) in source code form, (ii) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification of any of the foregoing Intellectual Property or (iii) without a license fee.

(i) No Owned Intellectual Property or Company Software is subject to any source code escrow arrangement or obligation to deposit any source code or related materials. No source code or related materials included in the Owned Intellectual Property has been licensed or otherwise provided, made available or disclosed to any Person other than disclosure of source code to employees, contractors or consultants of the Company who have executed a Personnel IP Contract.

(j) Section 5.18(j) of the Company Disclosure Letter sets forth a complete and accurate list of all known material unremediated bugs or errors in Company Software. All Company Software is in good working order and condition and is sufficient in all material respects for the purposes for which it is used in the respective businesses of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has experienced any material defect in design, workmanship or material in connection with the operation or use of any Company Software that has not been completely corrected or remediated. To the Knowledge of the Company, none of the Company Software (i) contains any contaminants or (ii) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry). The Company and Company Subsidiaries have implemented industry standard procedures to mitigate against the likelihood that any Company Software contains any contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.

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(k) The Company and Company Subsidiaries own, or have valid rights to access and use pursuant to a written Contract, all material IT Systems. To the Knowledge of the Company, the IT Systems are adequate for, and operate and perform in all material respects as needed by the Company and Company Subsidiaries to conduct their businesses as currently conducted and proposed to be conducted. To the Knowledge of the Company, the IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of any IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any IT Systems. The Company and Company Subsidiaries, to the Knowledge of the Company, have taken adequate measures to protect and maintain the performance and security of the IT Systems (and all Software, information and data stored or contained therein or transmitted thereby) and to the Knowledge of the Company, the IT Systems have not suffered any material malfunction, unauthorized use, access, intrusion, failure or security breach.

(l) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not result in the loss, termination or material impairment of any right of the Company or any Company Subsidiary to own, use, practice, license or otherwise exploit any Owned Intellectual Property or Licensed Intellectual Property as the same is owned, used, practiced, licensed or otherwise exploited by the Company or applicable Company Subsidiary immediately prior to the Closing.

Section 5.19. Insurance. Section 5.19 of the Company Disclosure Letter sets forth each material insurance policy maintained by the Company and each Company Subsidiary as of the date hereof in relation to their properties, assets, products, business or personnel (other than policies underlying any Employee Program) with respect to the policy period that includes the date of this Agreement (the “Insurance Policies”). Neither the Company nor any Company Subsidiary is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion and no coverage under any Insurance Policy will be materially adversely affected by the Merger.

Section 5.20. Anti-Takeover Laws. The Company has taken all action necessary to exempt and/or exclude this Agreement and the transactions contemplated herein, including the Merger, from: (i) the restrictions on business combinations set forth in NRS 78.378-78.3793 and (ii) any and all other anti-takeover or similar statute or regulation that applies or purports to apply to any such transactions (each law referred to in clauses (i) and (ii), a “Takeover Statute”). Accordingly, no Takeover Statute applies to this Agreement or the transactions contemplated herein, including the Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to the Company, this Agreement or any of the transactions contemplated hereby, including the Merger.

Section 5.21. Opinion of Financial Advisor. The Company Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of The Benchmark Company, LLC to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions, limitations and other matters set forth therein, the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the unaffiliated holders of shares of Company Common Stock (other than, to the extent applicable, Excluded Shares and Dissenting Shares) is fair, from a financial point of view, to such holders.

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Section 5.22. Brokers. Except as disclosed on Section 5.22 of the Company Disclosure Letter, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated hereunder based on any arrangement or agreement made by or on behalf of the Company or any Company Subsidiary.

Section 5.23. Data Privacy.

(a) Each of the Company and Company Subsidiaries and any Person acting for or on the behalf of the Company or any Company Subsidiary is, and has at all times been, in all material respects, in compliance with all Privacy Requirements. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice of any material claims (including notice from third parties acting on the Company or such Company Subsidiary’s behalf), charges, or investigations or regulatory inquiries related to, or been charged with, the violation of any Privacy Requirements.

(b) The Company and each Company Subsidiary has (i) implemented and maintained reasonable and appropriate administrative, technical and organizational safeguards to protect all Personal Information and other confidential data in the possession or under the control of the Company or any Company Subsidiary against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and (ii) taken reasonable steps to ensure, including by making contractual commitments to the extent required by applicable Privacy Requirements, or as otherwise appropriate, that any third party with access to Personal Information collected by or on behalf of the Company has implemented and maintains the same.

(c) To the Knowledge of the Company, there have been no material breaches, unauthorized access to, use or disclosure of or other material adverse events or incidents related to Personal Information in the possession or control of either the Company or any Company Subsidiary, or Processed by or on behalf of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has provided or been legally required to provide any written notice to any Person in connection with an unauthorized disclosure of Personal Information.

(d) The transfer of Personal Information in connection with this Agreement and the transactions contemplated hereunder will not violate any material Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any contractual requirement or other legal obligation that, following the Closing, would materially restrict the Surviving Corporation from Processing Personal Information in the manner in which it was prior to the Closing.

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Section 5.24. Related Party Transactions. Except for the Company Contracts set forth on Section 5.15 of the Company Disclosure Letter, there are no transactions, Contracts, side letters, arrangements or understandings between either the Company or any Company Subsidiary, on the one hand, and any director, officer, employee (or any of such director’s, officer’s, or employee’s immediate family members), stockholder, warrant holder or Affiliate of the Company or any Company Subsidiary, on the other hand, except, in each case, for Contracts in respect of (a) employment and compensation paid to directors, officers and employees in the ordinary course of business and (b) amounts paid pursuant to any Employee Program, in each case of clauses (a) and (b), that have been made available to Parent (“Company Related Party Contracts”).

Section 5.25. International Trade Compliance; Sanctions. The Company and Company Subsidiaries (a) are, and have been for the past five years, in material compliance and have at all times complied with all Sanctions Laws and Applicable Laws relating to import, export, and international trade and (b) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any required filings with, any applicable Governmental Entity for the import, export, re-export, deemed export, deemed re-export, or transfer required under Applicable Laws relating to international trade and Sanctions Laws (the “Export Approvals”). Within the past five years, to the Knowledge of the Company, there have not been any claims, complaints, charges, investigations, voluntary disclosures or legal proceedings by or against the Company or any Company Subsidiary related to any Applicable Laws relating to international trade or Sanctions Laws or any Export Approvals. Neither the Company nor any Company Subsidiary or any of their respective owners, directors, or officers is a Person that is, or is acting under the direction of, on behalf of or for the benefit of a Person that is, or is owned or controlled by a Person that (i) is the target of Sanctions Laws or restrictive export controls, (ii) is located, organized or ordinarily resident in a country or territory that is the target of trade sanctions under Sanctions Laws (i.e., as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, or the so-called Luhansk People’s Republic), (iii) is otherwise a Person with which transactions are prohibited under Sanctions Laws or Applicable Laws relating to international trade or (iv) to the Knowledge of the Company, has transacted business with any of the foregoing Persons or in any of the jurisdictions referenced in clause (ii) of this sentence. The Company and Company Subsidiaries maintain policies and procedures reasonably designed to promote and ensure compliance with Sanctions Laws and Applicable Laws relating to import and export control.

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Section 5.26. Anti-Corruption. Neither the Company nor any Company Subsidiary, or any of their respective officers, directors, managers, employees or, to the Knowledge of the Company, any of their agents, in each case acting or purporting to act on behalf of the Company or any Company Subsidiary (each, a “Company Representative”) has during the past five years: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or unlawfully offered, promised, or authorized the giving of anything of value to any Governmental Entity or Governmental Official, (c) made any other unlawful payment, (d) violated any Applicable Law relating to anti-terrorism, or taken any action that would cause the Company or any Company Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) the UK Bribery Act 2010 or any Applicable Law relating to anti-corruption or anti-bribery. Without limiting the foregoing, neither the Company nor any Company Subsidiary, or any Company Representative has offered, given, promised to give, or authorized the giving of any money or anything of value to any Governmental Official or to any person under circumstances where the Company or any Company Representative knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Governmental Official, in each case for the purpose of:(i) influencing any act or decision of such Governmental Official in his or her official capacity, (ii) inducing such Governmental Official or other Person to perform or omit to perform any activity related to his or her legal duties, (iii) securing any improper advantage from such Governmental Official or (iv) inducing such Governmental Official or other Person to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or any Company Subsidiary, in obtaining or retaining business for or with, or in directing business to, the Company or such Company Subsidiary. Within the past five years, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has been the subject of any internal investigations, third-party investigations (including by any Governmental Entity), internal or external audits, or internal or external reports that address or allege actual or potential violations by the Company or any Company Subsidiary of the FCPA, the UK Bribery Act 2010 or any other Applicable Laws relating to anti-corruption or anti-bribery. The Company and Company Subsidiaries maintain policies and procedures reasonably designed to promote and ensure compliance with Applicable Laws relating to anti-corruption and anti-bribery.

Section 5.27. Anti-Money Laundering. The Company, each Company Subsidiary and each Company Representative, and to the Knowledge of the Company, any other Persons acting on behalf of the Company and the Company Subsidiaries, have during the past three years complied with all applicable AML Laws and all agreements or internal policies or procedures relating to AML Laws in all material respects. The Company and Company Subsidiaries maintain policies and procedures reasonably designed to promote and ensure compliance with AML Laws.

Section 5.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary. The Company hereby fully disclaims reliance on any representation or warranty, except as provided in Article VI, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, Company Representatives, or any of the Company’s Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective representatives or Affiliates.

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Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1. Corporate Status. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company true, correct and complete copies of the Organizational Documents of Parent and Merger Sub, as amended and currently in effect.

Section 6.2. Authority for Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for the approval of this Agreement by Parent as the sole stockholder of Merger Sub, which will be effected by written consent immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3. Consents and Approvals; No Violations.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (i) the Governmental Requirements and (ii) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, (i) violate any provision of the Organizational Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Parent or Merger Sub or (iv) assuming all consents, approvals, authorizations and permits contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any law, rule, regulation, order, judgment or decree to which Parent or Merger Sub is subject.

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Section 6.4. Information Statement. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Information Statement and any Proxy Statement to be filed by the Company with the SEC will not, on the date the Information Statement is first mailed to the stockholders of the Company or at the time the Information Statement (or any amendment or supplement thereto) and any Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made therein based on information supplied by the Company, any Company Subsidiary or any of their respective Representatives for inclusion or incorporation by reference therein.

Section 6.5. Litigation. As of the date hereof, there are no (a) Actions or investigations (to the Knowledge of Parent) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or (b) judgments, decrees, injunctions, rules, awards, writs or orders of any Governmental Entity or arbitrator outstanding against Parent or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6. Availability of Funds. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent will have, and will cause Merger Sub to have, at or prior to the Effective Time, sufficient funds to pay the Total Merger Consideration and to perform the other obligations of Parent and Merger Sub hereunder.

Section 6.7. Ownership of Company Stock. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Company Stock or any option, warrant or other right to acquire any Company Stock. Neither Parent nor Merger Sub is, and at no time during the last five years has been, an “interested stockholder” of the Company, as such quoted term is defined in Section 78.423 of the NRS.

Section 6.8. Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 6.9. Brokers. No Person other than Alcazar Capital Limited is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, as modified by the Parent Disclosure Letter, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty, at law or in equity, with respect to Parent or Merger Sub or with respect to any other information provided by or on behalf of Parent or Merger Sub.

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Article VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1. Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time or the valid termination of this Agreement pursuant to Section 10.1, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or except as listed on Section 7.1 of the Company Disclosure Letter, as otherwise expressly permitted by or provided for in this Agreement or as required by Applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with all Governmental Entities, employees and creditors, and with any customers, suppliers, vendors, licensors and licensees with which it has material business relations. In addition to and without limiting the generality of the foregoing, except as listed on Section 7.1 of the Company Disclosure Letter, as otherwise permitted by or provided for in this Agreement or as required by Applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose any change to its Organizational Documents;

(b) declare, authorize, set aside or pay any stockholder dividend or other distribution, except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary;

(c) adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, or merge or consolidate with any other Person or acquire any assets or equity or debt securities or other equity interests in any other Person, except for any acquisitions (including by way of merger) by the Company or any Company Subsidiary of any entity or assets providing for purchase price consideration (including any related earnouts or indebtedness);

(d) sell, assign, transfer, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish or dispose of any material assets or property of the Company or any Company Subsidiary, other than (i) solely in the case of Encumbrances, in the ordinary course of business consistent with past practice (including non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice) (for the avoidance of doubt, the sale, lease, license or other disposition of any business line, business unit or any material portion of the assets of the Company or any Company Subsidiary is not “in the ordinary course of business” for purposes of this clause (d)) or (ii) pursuant to written contracts or commitments in existence and disclosed to Parent prior to the date of this Agreement;

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(e) (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any amendment of any term of any of its outstanding securities, (ii) split, combine, subdivide or reclassify any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or (iii) purchase or redeem any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such shares or interests, other than as otherwise contractually required pursuant to employee benefit plans of the Company in effect on the date of this Agreement and disclosed in Section 5.16(a) of the Company Disclosure Letter;

(f) incur, guarantee or assume any indebtedness or make any loans, advances or capital contributions to, or investments in, any Person, other than any intercompany indebtedness, loan, advance, capital contribution or investment;

(g) (i) hire or engage any employee or other individual service provider with annual base compensation in excess of $100,000 or (ii) terminate any employee or other individual service provider without cause;

(h) (i) increase the compensation or benefits of any current or former employee or other individual service provider of the Company or any Company Subsidiary, (ii) establish, adopt, extend, amend, modify or terminate any Employee Program, (iii) grant any equity, equity-based, incentive or similar compensation or award to any current or former employee or other individual service provider of the Company or any Company Subsidiary, (iv) grant any rights to severance or termination pay to any current or former officer, manager, employee or other individual service provider of the Company or any Company Subsidiary or (v) take any action to modify the amount of, or accelerate the vesting, funding or payment of, any payment or benefit provided to any current or former officer, manager, employee or other individual service provider of the Company or any Company Subsidiary;

(i) establish, adopt, extend, amend, modify or terminate any collective bargaining agreement or other agreement with any labor union, labor organization, works council or other employee representative body, or recognize any labor union or labor organization as the bargaining representative for any employees of the Company or any Company Subsidiary;

(j) change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or as required by the Company’s independent auditors;

(k) pay, discharge, settle or satisfy (i) any litigation (other than litigation in connection with (A) this Agreement or the transactions contemplated hereby or (B) any arbitration, proceeding, investigation, order, claim, liability or obligation outside the ordinary course of business or that would result in any liability in excess of $50,000 individually or $100,000 in the aggregate) or (ii) any litigation in connection with this Agreement or the transactions contemplated hereby, other than any settlement or compromise that (A) does not involve any monetary payment (other than reimbursement of attorneys’ fees) and (B) does not impose any restrictions on the business of the Company, any Company Subsidiary, the Surviving Corporation or on Parent or any of its Subsidiaries (after giving effect to the transactions contemplated by this Agreement);

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(l) fail to maintain, terminate or cancel, other than in the ordinary course of business, any insurance coverage maintained by the Company or any Company Subsidiary with respect to any assets, properties and businesses of the Company or any Company Subsidiary without replacing such coverage with a comparable amount of insurance coverage;

(m) (i) enter into any new contract that would have been a Company Contract if it had been entered into prior to the date of this Agreement or (ii) amend, cancel, extend or terminate any Company Contract;

(n) make or authorize any new capital expenditures other than capital expenditures set forth in the 2025 budget materials provided to Parent;

(o) (i) make, change or revoke any Tax election, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, change an annual Tax accounting period, make or change any Tax election, adopt or change any Tax accounting method, file any amended Tax Return; enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of Taxes, take any action that is reasonably likely to result in an increase in the Tax liability of the Company or any Company Subsidiary, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the Tax liability of Parent or the Surviving Corporation or their Affiliates; or initiate discussions or examinations, seek or enter into any agreements, or seek any ruling from any Taxing Authority or (ii) file any Tax Return without (A) providing Parent with a draft form of such Tax Return at least 15 Business Days before filing and (B) reflecting any comments reasonably requested by Parent on such Tax Return;

(p) in a single transaction or a series of related transactions, directly or indirectly, (i) terminate (prior to the expiration of such Company Real Property Lease), or modify or amend, any of the Company Real Property Leases, (ii) renew, extend, or exercise any option to renew or extend any of the Company Real Property Leases, (iii) enter into any new contract that, if in effect on the date of this Agreement, would be a Company Real Property Lease or grant any other right to any Person with respect to the Company Leased Property or (iv) take any action in material violation of any Company Real Property Lease;

(q) sell, lease, license, sublicense, covenant not to assert, assign, transfer, waive, abandon, allow to lapse, fail to maintain or otherwise dispose of or grant any rights in any Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice) or disclose any material Trade Secrets of the Company or any Company Subsidiary to any Person (other than in the ordinary course of business to a Person bound by adequate, written confidentiality obligations);

(r) Process any Personal Information (or fail to do any of the foregoing, as applicable) in violation of any Privacy Requirements;

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(s) fail to take all actions (or avoid taking actions, as appropriate) reasonably necessary to protect the privacy and confidentiality of, and to protect and secure, any Personal Information in the possession or control of, or processed by or on behalf of, the Company or any Company Subsidiary, including by undergoing regular, comprehensive data security testing and auditing and expeditiously and fully resolving or remediating all material risks or vulnerabilities identified in any such testing or auditing or of which the Company or any Company Subsidiary is otherwise aware; or

(t) agree or commit to do any of the foregoing.

Article VIII

ADDITIONAL AGREEMENTS

Section 8.1. Access and Information. Upon reasonable prior notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and Company Subsidiaries to, afford to Parent and its financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives (collectively and as applied to any party, “Representatives”) reasonable access during normal business hours and without undue disruption of the normal business activities of the Company and the Company Subsidiaries, during the period prior to the earlier of the Effective Time and the termination of this Agreement, to all of its or their respective books, records, properties, facilities, premises and personnel and all of its or their other financial, operating and other data and information as Parent may reasonably request, including performing reasonable environmental site assessments, compliance reviews, studies, sampling or other testing; provided that (a) the Company and the Company Subsidiaries shall not be obligated to provide access to (i) any information that would result in the loss of attorney-client privilege with respect to such information (provided that the Company shall use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements), (ii) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party (provided that the Company shall use reasonable efforts to obtain any required consent or waiver of such counterparty to allow such access or disclose such information, and failing the receipt of such consent or waiver, to make appropriate substitute disclosure and/or access arrangements) or (iii) any information that would violate any Applicable Law and (b) no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement. Each party shall continue to abide by the terms of the confidentiality agreement between Parent and the Company, dated July 25, 2024 (the “Confidentiality Agreement”).

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Section 8.2. Company Stockholder Approval; Proxy Statement and Information Statement.

(a) Company Stockholder Approval. As soon as practicable following the date of this Agreement (but in any event within 24 hours following the execution of this Agreement) and in lieu of calling a meeting of the Holders, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, in substantially the form attached hereto as Exhibit D. Promptly following its receipt thereof, the Company will provide to Parent a copy of such Company Stockholder Approval. In connection with the Company Stockholder Approval, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with the NRS, including Section 78.320 and 92A.300 through 92A.500, and the Organizational Documents of the Company. If the Company Stockholder Approval is not received by the Company and Parent within 24 hours following the execution of this Agreement, Parent shall be entitled to terminate this Agreement pursuant to Section 10.1(d).

(b) Proxy Statement. If the Company has not received and delivered to Parent the Company Stockholder Approval within 24 hours following the execution of this Agreement and Parent does not terminate this Agreement in accordance with Section 10.1(d), then as soon as practicable thereafter the Company shall prepare and file with the SEC proxy materials for the purpose of soliciting proxies from holders of Company Stock entitled to vote thereon sufficient to obtain the Company Stockholder Approval at a meeting of holders of Company Stock to be called and held for such purpose, which proxy materials shall include a proxy statement on SEC Schedule 14A (the “Proxy Statement”).

(c) Information Statement; Proxy Statement.

(i) As promptly as reasonably practicable (but no later than 20 Business Days) after the execution of this Agreement, the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (A) the information specified in Schedule 14C under the Exchange Act concerning the Company Stockholder Approval, the Merger and the transactions contemplated in this Agreement and (B) the advance notice of availability of dissenter’s rights and related disclosure required by 92A.300 through 92A.500 of the NRS (the “Information Statement”).

(ii) Each of the Company and Parent shall provide to the other all information concerning such party as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Information Statement and Parent shall otherwise assist and cooperate with the Company in the preparation of the Information Statement and the resolution of any comments thereto received from the SEC.

(iii) Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the Holders in an amendment or supplement mutually acceptable to Parent and the Company.

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(iv) The Company shall notify Parent promptly upon the receipt of any comments (whether written or oral) from the SEC and of any request (whether written or oral) by the SEC for amendments or supplements to the Information Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any Company Representative, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement and to resolve such comments with the SEC and cause the Information Statement to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act, and shall use its reasonable best efforts to cause the Information Statement to be disseminated to the Holders, as required pursuant to Rule 14c-2 under the Exchange Act, as promptly as reasonably practicable after, and in any event within two Business Days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event that the SEC does not notify the Company that it intends to review the Information Statement prior thereto. Prior to the filing of the Information Statement (or any amendment or supplement thereto) or any dissemination thereof to the Holders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response and the Company shall revise the Information Statement to address all reasonable comments of Parent. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 8.2(b)(iv) shall not be affected by any Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Alternative Transaction Proposal.

(v) The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that, at the time it is filed with the SEC, at the time it is first mailed to the holders of shares of Company Stock or at the time of any amendment or supplement thereof, the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements included or incorporated by reference in the Information Statement based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. Parent agrees that it will ensure that none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the time it is filed with the SEC or at the time it is first mailed to the holders of shares of Company Stock, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vi) In the event the Company is required to hold a Company Stockholder Meeting pursuant to Section 8.2(b) and Parent does not terminate this Agreement in accordance with Section 10.1(d), the Company and Parent shall cooperate with one another (A) in connection with the preparation of the Proxy Statement, (B) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the transactions contemplated by this Agreement and (C) in taking such actions or making such filings, furnishing information required in connection herewith or with the Proxy Statement and seeking timely to obtain such actions, consents, approvals or waiver.

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(vii) In the event that the Proxy Statement is to be filed, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (or any amendment or supplement thereto) each time before it is filed with the SEC or disseminated to the stockholders of the Company, and the Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall promptly provide Parent and its counsel with (A) any substantive comments or other material communications, whether written or oral, between the Company or its counsel and the SEC or its staff with respect to the Proxy Statement (or any amendment or supplement thereto) promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the Company’s response to those comments to provide comments on that response (to which reasonable and good faith consideration shall be given by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after, and in any event within two Business Days after, the latest of (i) confirmation from the SEC that it has no further comments on the Proxy Statement, (ii) confirmation from the SEC that the Proxy Statement is otherwise not to be reviewed or (iii) expiration of the 10-day period after filing in the event that the SEC does not notify the Company that it intends to review the Proxy Statement prior thereto.

(viii) If the Company is required to hold a Company Stockholder Meeting pursuant to Section 8.2(b), the Company shall call and hold the Company Stockholder Meeting as promptly as practicable and shall consult in good faith with Parent with respect to the date on which such meeting is to be held.

Section 8.3. Alternative Transaction Proposal.

(a) The Company shall not, nor shall it authorize or knowingly permit any Company Subsidiary or any of its or their respective directors, officers or employees or any Representatives retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of any Alternative Transaction Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction Proposal or (ii) other than with Parent, Merger Sub or their respective directors, officers, employees or other Representatives, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Alternative Transaction Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, but subject to compliance with the other provisions of this Section 8.3, if at any time after the date hereof and prior to the receipt of the Company Stockholder Approval, the Company or any Company Subsidiary receives an Alternative Transaction Proposal, the Company and the Company Board (directly or through their Representatives) (i) may contact such Person and its advisors for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Superior Proposal and (ii) if the Company Board determines in good faith after consultation with its outside legal counsel and independent financial advisor of nationally recognized reputation that such Alternative Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal, the Company Board may (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement on terms no more favorable to such Person than the terms of the Confidentiality Agreement; provided that such confidentiality agreement shall provide for the provision of all information to Parent that is contemplated or required by this Section 8.3 to be provided to Parent; provided further, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent substantially simultaneously with the provision of such information to such Person (or its Representatives) and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal. The Company will within one Business Day provide Parent with all non-public information regarding the Company that has not been previously provided to Parent and that is provided to any person making such Alternative Transaction Proposal.

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(b) The Company shall, and shall cause each Company Subsidiary to, promptly request any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Alternative Transaction Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives.

(c) The Company shall promptly (and in no event later than 24 hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives an Alternative Transaction Proposal or a request for information relating to the Company or the Company Subsidiaries that is reasonably likely to lead to or that contemplates an Alternative Transaction Proposal, including the identity of the person making the Alternative Transaction Proposal and the material terms and conditions thereof (including an unredacted copy of such Alternative Transaction Proposal or, where such Alternative Transaction Proposal is not in writing, a description of the terms thereof). The Company shall keep Parent reasonably informed, on a reasonably current basis, as to the status of discussions or negotiations relating to such Alternative Transaction Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any correspondence, proposals, indications of interest, and/or draft agreements relating to such Alternative Transaction Proposal). The Company agrees that it and the Company Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 8.3.

(d) The Company Board shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement if and when disseminated to the Company’s stockholders, (B) change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Recommendation, (C) publicly make any recommendation in connection with an Alternative Transaction Proposal other than a recommendation against such proposal, (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of the Company an Alternative Transaction Proposal or (E) if an Alternative Transaction Proposal shall have been publicly announced or disclosed prior to the date that the Company Stockholder Approval is obtained, fail to recommend against such Alternative Transaction Proposal or fail to reaffirm the Company Recommendation (any action described in this clause (i), an “Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) or agreement in principle with respect to any Alternative Transaction Proposal.

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(e) Notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may, in respect of a bona fide Superior Proposal that did not result from a breach of Section 8.3, (1) make an Adverse Recommendation Change or (2) terminate this Agreement in accordance with Section 10.1(h) in order to enter into a definitive agreement for such Superior Proposal, in either case if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with its outside legal counsel and independent financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that, prior to taking either such action, (w) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the person making, any such Superior Proposal and has contemporaneously provided to Parent a copy of the Superior Proposal or any proposed acquisition agreements and a copy of any related financing commitments in the Company’s possession (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, concerning any revisions to the terms of this Agreement proposed by Parent, (y) following the end of such notice period, the Company Board shall have determined, after consultation with its independent financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming the revisions committed to by Parent were to be given effect) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, and (z) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above of this proviso and a new notice period under clause (w) of this proviso shall commence (except that the four Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two Business Days and (2) the period remaining under the notice period under clause (w) of this proviso immediately prior to the delivery of such additional notice under this clause (z)) during which time the Company shall be required to comply with the requirements of this Section 8.3(e) anew with respect to such additional notice, including clauses (w) through (z) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 8.3. Notwithstanding anything to the contrary contained herein, neither the Company nor any Company Subsidiary shall enter into any acquisition agreement pursuant to an Alternative Transaction Proposal unless this Agreement has been terminated in accordance with its terms and the Company Termination Fee has been paid in the manner provided in Section 10.3.

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(f) Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, but not after, in response to an Intervening Event, if and only if the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Company Board may make an Adverse Recommendation Change, provided that (i) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, and has specified in reasonable detail the potential reasons therefor, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Board to not make such Adverse Recommendation Change and (iii) the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, provided that if there is any material change to the facts and circumstances associated with an Intervening Event, the Company shall be required to comply again with the requirements of this Section 8.3(f), and thereafter, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, provided further that the Company has complied in all material respects with its obligations under this Section 8.3.

(g) Notwithstanding anything to the contrary contained herein, the Company or the Company Board shall be permitted to comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act.

Section 8.4. Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall (i) use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make as promptly as practicable all necessary filings and submissions with, any Governmental Entity or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement; provided that in no event shall the Company or any of the Company Subsidiaries or Parent or Merger Sub be required to pay any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement under any contract other than de minimis amounts, (ii) use reasonable best efforts to (A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a Governmental Entity or any third party and (B) subject to Section 8.4(b), avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement (iii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, Permits, notices or authorizations, (iv) use reasonable best efforts to cause the conditions to the Merger set forth in Article IX to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent permitted by Applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement.

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(b) Notwithstanding anything in this Agreement to the contrary, (i) Parent and its Affiliates shall have no obligation to litigate or contest any court proceeding or administrative litigation brought by any Governmental Entity under any Applicable Law and (ii) in no event will Parent or any of its Affiliates be obligated to enter into any consent decree with any Governmental Entity, to make any divestiture, to accept any operational restriction, or to take or commit to take any other action that, relates to the assets, business, results of operation or financial condition of the Company or any Company Subsidiary, taken as a whole, or that would be reasonably expected to limit or impair the right of Parent or any of its Affiliates to own or operate its business or to obtain or enjoy any of the rights or benefits of the Company’s or the Company Subsidiaries’ business(es). The Company shall not (and shall cause each Company Subsidiary not to), without Parent’s prior written consent, (i) enter into any consent decree with any Governmental Entity to make any divestiture, (ii) accept any operational restriction, or (iii) take or commit to take any other action that, in each case of (i) and (ii), relates to the assets, business, results of operation or financial condition of the Company or any Company Subsidiary or that would be reasonably expected to limit or impair the right of Parent or any of its Affiliates to own or operate its business or to obtain or enjoy any of the rights or benefits of the Company’s or the Company Subsidiaries’ business(es).

Section 8.5. Public Announcements; Public Disclosures. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. Except for any press release or public statement as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company will not issue any such press release or make any such public statement without the prior written consent of Parent (which consent shall not be unreasonably delayed, conditioned or withheld). Notwithstanding the foregoing, the requirements of this Section 8.5 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 8.6. Employee Matters.

(a) Effective as of the Closing and continuing for one year thereafter, Parent shall provide, or shall cause to be provided, to each employee of the Company or any Company Subsidiary as of the Closing (each, a “Company Employee”), other than any Company Employee covered by a collective bargaining (or similar) agreement, (i) a base salary or hourly wage rate, as applicable, that is no less than the base salary or hourly wage rate provided to such Company Employee by the Company and the Company Subsidiaries immediately prior to the Closing, (ii) short-term cash bonus opportunities (excluding equity-based compensation opportunities and deferred compensation opportunities) that are no less favorable than those provided to such Company Employee by the Company and the Company Subsidiaries immediately prior to the Closing and (iii) retirement, health and welfare benefits (excluding defined benefit pension, retiree medical, equity or equity-based, severance, retention, change of control, transaction-based and similar benefits) that are no less favorable in the aggregate than those provided to such Company Employee by the Company and the Company Subsidiaries immediately prior to the Closing; provided, however, that nothing in this Agreement shall prohibit the Surviving Corporation or any of its Affiliates from terminating the employment of any Company Employee.

(b) For purposes of vesting and eligibility to participate (other than benefits under defined benefit pension plans or retiree welfare plans, if any) under the benefit plans of Parent or its Affiliates (as applicable) providing benefits to Company Employees after the Closing (the “New Plans”) and for purposes of level of benefits with respect to vacation benefits under New Plans, each Company Employee in such plans shall be credited with his or her years of service with the Company and the Company Subsidiaries and their predecessors prior to the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Employee Program in which such Company Employee participated or was eligible to participate immediately prior to the Closing (such plans, collectively, the “Old Plans”); provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life insurance and/or other welfare benefits to any Company Employee (collectively, the “New Welfare Plans”), (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Welfare Plans to the extent coverage under any such New Welfare Plan replaces coverage under any Old Plan, except to the extent such waiting period would have applied to such Company Employee under the corresponding Old Plan, and (ii) Parent shall cause (A) all pre-existing conditions, exclusions or limitations, eligibility waiting periods and actively-at-work requirements of such New Welfare Plans to be waived for such Company Employee and his or her covered dependents (to the extent such conditions, exclusions, limitations, periods and requirements were waived or satisfied as of immediately prior to the Closing under comparable Old Plans) and (B) any eligible expenses incurred by each Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Welfare Plan begins to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, co-payment, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Welfare Plan.

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(c) No later than five Business Days prior to its distribution, the Company shall provide Parent with a copy of any communication intended to be made to the Company Employees regarding the compensation, benefits or other treatment they will receive in connection with the transactions contemplated by this Agreement, and will provide Parent with a reasonable opportunity to review and comment on such communication.

(d) Nothing in this Section 8.6 (i) is intended to create any third-party beneficiary rights in any employee of the Company or any of the Company Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent or the Company or under any benefit plan that Parent or the Company may maintain, (ii) shall be treated as an amendment to any Employee Program, (iii) shall, subject to compliance with the other provisions of this Section 8.6, obligate Parent to maintain any particular benefit plan or arrangement or (iv) shall prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement.

Section 8.7. Company Indemnification Provisions.

(a) Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company’s Organizational Documents, or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Effective Time until the sixth anniversary of the Effective Time, Parent agrees that it shall cause the Surviving Corporation to (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date (A) a director or officer of the Company or the Company Subsidiaries or (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) (collectively, the “Indemnified Parties”), in each case, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within 10 Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judicial determination that such Indemnified Party is not entitled to indemnification. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 8.7(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the consideration, approval and adoption thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be (A) a director or officer of the Company or any Company Subsidiary or (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company), and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or would reasonably be expected to be sought by such Indemnified Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include an admission of fault or wrongdoing by any Indemnified Party, or such Indemnified Party otherwise consents thereto. Parent shall cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnified Parties than those set forth in the Organizational Documents of the Company and the Company Subsidiaries as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Parties.

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(b) The Company may obtain, prior to the Effective Time, a single payment, run-off policy or policies of directors’ and officers’ and fiduciary liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’ and/or fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such Person occurring prior to the Effective Time (but only in respect thereof) in amount and scope no less favorable, in the aggregate, than the Company’s existing policies, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to such insurance, such policy or policies to become effective at the Effective Time and remain in effect for a period of six years following the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed 200% of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies. If such run-off policy or policies shall have been obtained by the Company prior to the Effective Time, Parent shall cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company for any reason fails to obtain such run-off policy or policies as of the Effective Time, Parent shall obtain, or cause the Surviving Corporation to obtain, such run-off policy or policies; provided, however, that the premium for such run-off policy or policies shall not exceed 200% of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies; provided, further, that, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of 200% of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to 200% of such amount.

(c) If Parent, the Surviving Corporation or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.7.

(d) The provisions of this Section 8.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective representatives. Notwithstanding any other provision of this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and their respective Subsidiaries. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 8.7.

Section 8.8. Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments, other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 8.9. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.10. No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 8.11. Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, take all such necessary action.

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Section 8.12. Section 16. Prior to the Effective Time, each party hereto shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.13. Transfer Taxes; Indian and Chinese Taxes

(a) All stock transfer, conveyance, real estate transfer, documentary, stamp, notarial, filing, registration, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the Merger (other than such Taxes required to be paid by reason of the payment of a portion of the Total Merger Consideration to a Person other than the holder of record of Company Stock with respect to which such payment is made), shall be borne and paid by either Merger Sub or the Surviving Corporation (regardless of the Person liable for such Taxes under Applicable Law).

(b) As promptly as practicable following the date hereof, the Company shall review (with advice and assistance from tax advisors with appropriate expertise and experience at a “Big Four” accounting firm or such other accounting firm as otherwise mutually agreed upon between the parties) and coordinate with Parent regarding all potential tax implications related to Taxes payable to Governmental Entities in India and the People’s Republic of China arising from or as a result of the transactions contemplated by this Agreement. Without limiting the foregoing, prior to the Closing Date, the Company shall promptly (and in all cases prior to any deadline imposed under Applicable Law) obtain any necessary or customary valuation reports (prepared by a qualified expert), obtain tax opinions, prepare any relevant financial information, prepare and file all necessary Tax Returns and pay all such Taxes (if due prior to the Closing Date or if otherwise determined by Parent to be appropriate for the Company to file or pay prior to the Closing Date) and obtain proof of filing and payment, in each case as required under Applicable Law with respect to such Taxes or (whether or not so required) as requested by (and in a form reasonably satisfactory to) Parent with respect to such Taxes. The Company shall discuss (and make its advisors available to Parent to discuss) such Taxes on a regular basis with Parent and promptly provide any documents, information or assistance requested by Parent in relation to such Taxes. As promptly as practicable and in any event at least15 days prior to the Closing Date, the Company shall provide to Parent the Company’s calculation of (x) the amount to be withheld in respect of Indian capital gains Tax from payments under this Agreement (the “Indian Withholding Tax”) and (y) the amount of Taxes payable to Governmental Entities in the People’s Republic of China arising from or as a result of the transactions contemplated by this Agreement (the “PRC Tax”), in each case together with appropriate and reasonably detailed supporting documentation (including tax opinions and valuation reports as described in the second sentence of this Section 8.13(b)), it being understood for avoidance of doubt that Parent shall be entitled, but shall not be required, to agree with and rely on such calculations. Parent’s determination in its good faith discretion, of the amount of the Indian Withholding Tax and the PRC Tax shall be final and binding under this Agreement, and for avoidance of doubt, the amount of Indian Withholding Tax as so determined by Parent shall be considered for purposes of Section 4.3(d) of this Agreement an amount required to be deducted and withheld under a provision of Applicable Law.

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Section 8.14. FIRPTA Certificate. On the Closing Date, the Company shall deliver to Parent (i) a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h) executed by a duly authorized officer of the Company certifying that the Company is not, and has not been for the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with (ii) a notice to be mailed by the Company to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

Section 8.15. Stockholder Litigation. The Company shall give Parent prompt written notice of any stockholder litigation or Action against the Company or its directors arising after the date of this Agreement as a result of the Merger and the transactions contemplated hereby and the opportunity to participate in the defense or settlement of such litigation or Action, and with respect to any settlement in connection therewith other than a settlement solely for monetary damages and entirely paid for with proceeds of insurance, no such settlement shall occur without Parent’s prior written consent (which shall not be unreasonably withheld). For purposes of this Section 8.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the litigation and other Actions by the Company (in any manner designed to not undermine the attorney-client privilege between the Company and its counsel), and Parent may offer comments or suggestions with respect to such litigation or other Actions (which the Company will consider in good faith) but will not be afforded any decision-making power or other authority over such litigation or other Action, except for the settlement or compromise consent set forth in the preceding sentence.

Section 8.16. Cessation of Quotation on OTC. The Surviving Corporation shall cause the Company Common Stock to cease to be quoted on the OTC and to be deregistered under the Exchange Act as promptly as practicable after the Effective Time in compliance with the rules and regulations of the OTC and Applicable Law, respectively. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part with respect thereto.

Section 8.17. Resignation. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or any officer of any Company Subsidiary to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 8.18. Relations with the Holders. The parties to this Agreement acknowledge and agree that, on the Closing Date, all Company Related Party Contracts will be terminated with effect as from the Closing Date, in all cases at no termination cost to the Company, the Company Subsidiaries, or the Merger Sub, and that no sum or performance of obligation of any kind will be due (i) by the Company or any Company Subsidiary to the Holders, the Holders’ Affiliates or any Representative of the Company or any Company Subsidiary or (ii) by the Holders, the Holders’ Affiliates or any Representative of the Company or any Company Subsidiary to the Company or any Company Subsidiary as and from the Closing Date.

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Section 8.19. Payment of Company Indebtedness. Parent shall pay the Company indebtedness as set forth in and in accordance with Section 8.19 of the Company Disclosure Letter.

Section 8.20. Notice of Dissenter Rights. The Company shall give Parent and Merger Sub (i) prompt notice of any demands received by the Company for the exercise of dissenter’s rights with respect to shares of Company Stock, withdrawals of such demands, and any other instruments served pursuant to Sections 92A.300 through 92A.500 of the NRS and received by the Company and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the NRS. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands for appraisal.

Article IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) each consent, approval, waiver, clearance, authorization or permission of a Governmental Entity that is required by Applicable Law, including those set forth on Section 5.5(a) of the Company Disclosure Letter, shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated), in each case, to the extent that failure to obtain such consent, approval, waiver, clearance, authorization or permission would result in any criminal liabilities, material fines or any other material adverse consequence;

(b) No restriction under Applicable Law, statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having jurisdiction that makes illegal, prohibits, restrains or enjoins consummation of the Merger shall be in effect; and

(c) The Company Stockholder Approval shall have been duly obtained and at least 20 calendar days shall have elapsed since the Company mailed the Information Statement to the Holders (in accordance with Regulation 14C of the Exchange Act, including Rule 14c-2 promulgated under the Exchange Act).

Section 9.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date and (ii) are made as of a specific date shall be true and correct as of such date, in each case of clauses (i) and (ii), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

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(b) Each of Parent and Merger Sub shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent, in such Person’s capacity as an officer of Parent and not in such Person’s individual capacity, certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a) (x) The representations and warranties of the Company contained in Sections 5.1 (Organization), 5.2 (Company Subsidiaries), 5.4 (Authority for Agreements) and 5.22 (Brokers) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (y) the representations and warranties of the Company contained in Section 5.3 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, provided that representations and warranties that are made as of a specific date shall be true and correct in all respects as of such date. The other representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case of clauses (i) and (ii), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “ Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in Section 5.9(a)), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) The Company shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) Sunandan Ray shall continue to be an employee of the Company as of the Closing and shall not have given notice of termination of employment;

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(d) Since the date of this Agreement, there has been no Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company, in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c);

(f) The Company shall have received the consents set forth on Section 9.3(f) of the Company Disclosure Letter;

(g) (i) Each of the Holders listed on Exhibit C shall have executed, and the Company shall have delivered to Parent, concurrently with the execution of this Agreement, the Stockholders Support Agreement, substantially in the form attached hereto as Exhibit A, and (ii) the Stockholders Support Agreement shall, as of the Closing Date, remain in effect and a valid and binding obligation of each such Holder; and

(h) the number of Dissenting Shares shall represent less than 5% of the Fully Diluted Common Stock Number.

Article X

TERMINATION

Section 10.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time (other than as set forth below) prior to the Effective Time (it being understood that this Agreement may not be terminated for any other reason on any other basis):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Closing shall not have occurred on or before the date that is six months (the “Outside Date”) after the date hereof; provided that if on such date the condition to the Closing set forth in Section 9.1(a) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties, be extended for three additional months; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Closing to occur on or before such date; provided further, that the parties agree that no party shall have any right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a legal proceeding by any party for specific performance pursuant to Section 11.11;

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(c) by Parent, prior to receipt of the Company Stockholder Approval, if (i) an Adverse Recommendation Change shall have been made by the Company Board or (ii) (A) an Alternative Transaction Proposal shall have been publicly made to the Company or directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Alternative Transaction Proposal and (B) the Company Board shall fail to confirm the recommendation by the Company Board of this Agreement, the Merger or the other transactions contemplated hereby within 10 Business Days of a request from Parent to do so (which request may only be made once with respect to any such Alternative Transaction Proposal and each amendment thereto);

(d) by Parent, at any time prior to the Effective Time if the Company fails to obtain the Company Stockholder Approval within 24 hours following the execution of this Agreement;

(e) by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such order, injunction, decree, ruling or other action is or shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to Parent or the Company if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Entity;

(f) by the Company if, prior to the Closing Date, there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or Parent or Merger Sub shall have failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of (A) the Outside Date and (B) the date that is 30 days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(g) by Parent if, prior to the Closing Date, there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company shall have failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable, is not cured by the Company on or before the earlier of (A) the Outside Date and (B) the date that is 30 days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

(h) by the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board has received a Superior Proposal, (ii) the Company Board (or committee thereof) has authorized the Company to enter into a definitive agreement with respect to a Superior Proposal and the Company is in compliance in all material respects with Section 8.3 and (ii) concurrently with or prior to such termination, the Company pays Parent the applicable termination fee set forth in and pursuant to the terms of Section 10.3 and enters into the definitive agreement with respect to such Superior Proposal.

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Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of Section 5.22, Section 6.9, the penultimate sentence of Section 8.1, this Section 10.2, Section 10.3, Article I and Article XI, and there shall be no liability on the part of any party hereto; provided, however, that, subject to Section 10.3(b), nothing herein shall relieve any party hereto from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursements of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including the total amount payable to such shareholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful or intentional breach of any provision of this Agreement.

Section 10.3. Fees and Expenses.

(a) In the event that: (i) this Agreement is terminated by the Company pursuant to Section 10.1(h); (ii) this Agreement is terminated by Parent pursuant to Section 10.1(c); or (iii) this Agreement is terminated by (1) Parent or the Company pursuant to Section 10.1(b), (2) Parent pursuant to Section 10.1(d) or 10.1(g) and, in each case of (1) and (2), there shall have been made an Alternative Transaction Proposal to the Company or any of its Representatives prior to such termination, and (ii) within 12 months of such termination, the Company enters into a definitive agreement providing for the implementation of any Alternative Transaction Proposal, or any Alternative Transaction Proposal is consummated, in each case with the Person that made the Alternative Transaction Proposal prior to termination of this Agreement or an Affiliate thereof (provided that, for this purpose, references to “10%” in the definition of Alternative Transaction Proposal shall be deemed to be references to “50%”), then the Company shall pay Parent an amount equal to $1,440,000 (the “Company Termination Fee”). Any Company Termination Fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clause (i) or (ii) above, concurrently with or prior to such termination or (B) in the case of termination pursuant to clause (iii) above, within two Business Days of the applicable event referred to in clause (iii) above.

(b) Each of the Company and Parent acknowledges and agrees that, in the event that Parent is entitled to receive the Company Termination Fee pursuant to Section 10.3(a) of this Agreement, the right of Parent to receive such amount shall constitute the sole and exclusive remedy for monetary damages for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for Parent, Merger Sub and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, regardless of the circumstances giving rise to such termination.

(c) If the Company fails to pay Parent any amounts due under Section 10.3(a), the Company shall pay the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment.

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Article XI

MISCELLANEOUS

Section 11.1. Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of the foregoing, shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article XI.

Section 11.2. Notices. All notices, claims, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient or its counsel) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day or (b) when sent by internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

DP World Logistics US Holdings, Inc.
2581 High Meadow Circle, Suite 250
Auburn Hills, MI 48326

Attention:	Olivier Schwartz,
General Counsel and Chief Legal Officer
Email:	Olivier.Schwartz@dpworld.com
Legal.notices@dpworld.com

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP
Two Manhattan West
375 9th Avenue
New York, NY 10019

Attention:	Benjamin K. Sibbett
Chang-Do Gong

Email:	benjamin.sibbett@cliffordchance.com
chang-do.gong@cliffordchance.com

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(b)	If to the Company, to:

Unique Logistics International, Inc.
154-09 146th Avenue
Third Floor
Jamaica, New York
Attention:	Sunandan Ray, CEO
Email:	s.ray@unique-usa.com

With a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 S. Wood Avenue, South
Fifth Floor
Woodbridge, New Jersey 08830
Attention:	Lawrence Metelitsa, Esq.
Email:	lmetelitsa@lucbro.com
Attention:	Victoria Baylin, Esq.
E-mail:	vbaylin@lucbro.com

Section 11.3. Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty contained in Article V or Article VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

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Section 11.4. Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder is assignable or shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that, (x) Merger Sub may assign, by written notice to the Company, all of its rights and obligations hereunder to another wholly-owned direct or indirect subsidiary of Parent, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, and that (y) Parent may assign, by written notice to the Company, all of its rights and obligations hereunder to one or more Affiliates of Parent; in each case, provided that no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement; and provided further, that, any such assignment shall not materially impede or delay the consummation of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.4 shall be null and void.

Section 11.5. Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state, without any regard to the conflict of law provisions thereof, and except that the laws of the State of Nevada shall govern (i) the Merger and (ii) the internal affairs, including fiduciary duties, of the Company and the Company Board.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 11.2. Nothing in this Section 11.5 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

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Section 11.6. Expenses. Except as expressly set forth herein (including Section 8.4 and Section 10.2), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 11.7. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided, however, that there shall not be any amendment that by Applicable Law requires approval by the Holders without obtaining such approval.

Section 11.8. Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein, (b) waive any inaccuracies in the representations and warranties, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein (or in any document delivered pursuant hereto) and (c) waive compliance with any of the agreements or conditions, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein; provided, however, that there shall not be any extension or waiver that by Applicable Law requires further approval by the Holders without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.9. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a .pdf attachment or otherwise) by all of the other parties.

Section 11.10. Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Except as provided in Section 8.7(d), nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

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Section 11.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Merger was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 11.10) shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.12. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except in the case of a party hereto (and then only to the extent of the specific obligations undertaken by such party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

DP WORLD LOGISTICS US HOLDINGS, INC.

By:
Name:
Title:

UNIQUE MERGER CO.

By:
Name:
Title:

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:
Name:	Sunandan Ray
Title:	Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

Exhibit A

Form of Stockholders Support Agreement

[Attached]

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Exhibit B

Articles of Incorporation

of the Surviving Corporation

[Attached]

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CERTIFICATE OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

UNIQUE LOGISTICS INTERNATIONAL, INC.

The undersigned officer of UNIQUE LOGISTICS INTERNATIONAL, INC., a corporation duly incorporated under the laws of the State of Nevada, hereby certifies as follows:

FIRST: The name of the corporation is UNIQUE LOGISTICS INTERNATIONAL, INC. (the “Corporation”). The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on the 23rd day of January 2004.

SECOND: These Amended and Restated Articles of Incorporation incorporating all amendments to the original Articles of Incorporation of the Corporation are being filed with the Nevada Secretary of State in accordance with Section 78.403 of the Nevada Revised Statutes (the “Revised Statutes”).

THIRD: The Corporation’s Articles of Incorporation, including all amendments thereto, are amended and restated to read as follows:

1. Name. The name of the Corporation is “UNIQUE LOGISTICS INTERNATIONAL, INC.”

2. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Revised Statutes.

3. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: 100 shares of common stock, par value of $0.01 per share.

4. Board of Directors.

4.1. Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Bylaws of the Corporation, as amended (the “Bylaws”), shall so require, the election of the Directors of the Corporation need not be by written ballot. The total number of Directors constituting the entire Board shall be fixed from time to time by the Board, such number currently being fixed at four Directors, the names of which are:

4.2. Names of Current Directors:

Christopher James Young

Brian Enright

Glen Clark

Sunandan Ray

4.3. Terms. Each Director shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until the election and qualification of his or her successor in office or such Director’s earlier death, resignation, disqualification or removal from office.

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4.4. Vacancies and Newly Created Directorships. Newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board. Any Director so chosen shall hold office until the next annual meeting of stockholders and until the election and qualification of his or her successor in office or such Director’s earlier death, resignation, disqualification or removal from office. No decrease in the number of Directors shall shorten the term of any incumbent Director.

4.5. Removal of Directors. Except for such additional Directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article 4 hereof, any Director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66-2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

5. Limitation of Liability. To the fullest extent permitted under the Revised Statutes, as amended from time to time, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any act or omission as a Director, provided that this provision shall not eliminate or limit the liability of a Director for any breach of the Director’s fiduciary duty to the Corporation or its stockholders, which breach involves intentional misconduct, fraud or a knowing violation of law. If the Revised Statutes is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Revised Statutes, as so amended.

Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

The undersigned hereby certifies that: (a) he is the Secretary of UNIQUE LOGISTICS INTERNATIONAL, INC. (the “Corporation”); and (b) the Certificate correctly sets forth the text of the Corporation’s articles of incorporation as amended and restated to the date hereof.

Signed: _________________________

Printed: Brad Shires

Dated as of ______________, 2025

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Exhibit C

Holdback Stockholders and Holdback Amount

Stockholder	Holdback Amount ($)
Frangipani Trade Services, Inc., a New York corporation	11,302,323
Great Eagle Freight Limited, a Hong Kong limited liability company	2,412,979

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Exhibit D

Form of Company Stockholder Approval

UNANIMOUS WRITTEN CONSENT

OF

THE HOLDERS OF ____________ STOCK

OF

UNIQUE LOGISTICS INTERNATIONAL, INC.

IN LIEU OF A

SPECIAL MEETING

March __, 2025

The undersigned, being all of the record and beneficial holders (“Series__ Holders”) of the Series __ Convertible Preferred Stock, par value $0.001 per share (the “Series __ Preferred”) of Unique Logistics International, Inc., a Nevada corporation (the “Company”), acting pursuant to Section 78.320(2) of the Nevada Revised Statutes (“NRS”) and Section 5 of the Company’s Amended and Restated Bylaws, hereby adopt this irrevocable written consent and approve the following resolutions, each of which shall have the same force and effect as if adopted at a duly convened meeting of the stockholders of the Company (the “Company Stockholders”). Capitalized terms used but not otherwise defined in this written consent shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of March __, 2025, by and among DP World Logistics US Holdings, Inc., a Delaware corporation (“Parent”), Unique Merger Co., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (together with all exhibits thereto, the “Merger Agreement”), a copy of which has been provided to the Series __ Holders and is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement provides, among other things, that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the NRS;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders to enter into the Merger Agreement, (ii) approved the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, and adopted the plan of merger set forth therein (the “Plan of Merger”) (iii) directed that the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger be submitted to the Company Stockholders for approval, and (iv) recommended the Plan of Merger to the Company Stockholders and that the Company Stockholders approve the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger;

WHEREAS, the Series __ Holders hold all of the issued and outstanding shares of Series __ Preferred;

A-78

WHEREAS, the Merger Agreement provides that, among other things, each share of Series __ Preferred issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive the product of (x) the Per Share Merger Consideration, and (y) the number of shares of Company Common Stock that are issuable upon the conversion of each share of Series __ Preferred into shares of Company Common Stock in accordance with the applicable provisions of the Certificate of Designations, Preferences and Rights of the Series __ Convertible Preferred Stock, as amended to date (the “Series __ Certificate of Designations”);

WHEREAS, the Series __ Certificate of Designations also provides that the Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock or out of shares of Company Common Stock held in its treasury the full number of shares of Company Common Stock deliverable upon conversion of all shares of the Series __ Preferred from time to time outstanding;

WHEREAS, no shares of Series __ Preferred have ever been converted into shares of Company Common Stock by the Series __ Holders and such holders do not desire to convert their shares of Series __ Preferred in connection with the Merger or otherwise but rather desire to receive their pro rata share of the Total Merger Consideration in the Merger on an “as if converted” basis;

WHEREAS, the Merger Agreement further provides that, pursuant to NRS Sections 92A.300 through 92A.500, any holders of Dissenting Shares (“Dissenting Holders”) shall have no right to receive any portion of the Total Merger Consideration or Holdback Amount as provided in Section 4.1 of the Merger Agreement, unless and until such Holder fails to perfect or withdraws or otherwise loses its dissenter’s rights and right to payment thereunder pursuant to the NRS; and

WHEREAS, none of the Series __ Holders are Dissenting Holders or wish to exercise any of the dissenter’s rights to which they are or may be entitled under the Series __ Certificate of Designations.

NOW, THEREFORE, BE IT RESOLVED, that each Series __ Holder does hereby irrevocably, knowingly, intentionally, voluntarily and unconditionally approve and ratify the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger;

RESOLVED FURTHER, that each Series __ Holder does hereby irrevocably, unconditionally, and permanently waives and agrees not to assert or exercise any rights that such Series __ Holder may now have or otherwise has had under the Series __ Certificate of Designations and any applicable law, to convert their shares of Series __ Preferred into Company Common Stock;

RESOLVED FURTHER, that each Series __ Holder does hereby irrevocably, unconditionally, and permanently waives and agrees not to assert or exercise any dissenter’s rights, appraisal rights or similar rights that such Series __ Holder may now have or otherwise has had under the Series __ Certificate of Designations and any applicable law, including but not limited to NRS Sections 92A.380 and 92A.390, in connection with the Merger or any of the other Transactions and makes no and withdraws all written objections to the Merger or the other Transactions and/or demands for the payment of “fair value” (as defined in NRS Section 92A.320), if any, with respect to the Company Common Stock or any other securities convertible into or exercisable for Company Common Stock owned by him, her or it;

RESOLVED FURTHER, that any and all actions heretofore taken, and any and all things heretofore done by the Company Board in connection with, or with respect to, the matters referred to in the foregoing resolutions are hereby ratified, approved, authorized and confirmed as authorized and valid acts taken on behalf of the Company;

RESOLVED FURTHER, that this written consent may be executed in counterparts, including, without limitation, facsimile and electronic or .pdf counterparts, and signed with electronic signatures, each of which shall be deemed an original and all of which shall constitute one and the same consent; and

RESOLVED FURTHER, that each of the undersigned hereby approves and consents to the delivery to Parent of a copy of this Written Consent pursuant to the terms of the Merger Agreement.

[Signatures appear on the following page.]

A-79

IN WITNESS WHEREOF, the undersigned, being all of the Series __ Holders, have executed this written consent as of the date first written above.

[Name]
No. of Shares of Series __ Preferred Stock:

[Name]
No. of Shares of Series __ Preferred Stock:

[Name]
No. of Shares of Series __ Preferred Stock:

[Name]
No. of Shares of Series __ Preferred Stock:

[NAME]

By:
Print Name:
Title:
No. of Shares of Series __ Preferred Stock:

[NAME]

By:
Print Name:
Title:
No. of Shares of Series __ Preferred Stock:

[NAME]

By:
Print Name:
Title:
No. of Shares of Series __ Preferred Stock:

[NAME]

By:
Print Name:
Title:
No. of Shares of Series __ Preferred Stock:

A-80

Exhibit E

Form of Letter of Transmittal

[Attached]

A-81

Annex B

UNANIMOUS WRITTEN CONSENT

OF

THE HOLDERS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

UNIQUE LOGISTICS INTERNATIONAL, INC.

IN LIEU OF A

SPECIAL MEETING

March 11, 2025

The undersigned, being all of the record and beneficial holders (“Series A Holders”) of the Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”) of Unique Logistics International, Inc., a Nevada corporation (the “Company”), acting pursuant to Section 78.320(2) of the Nevada Revised Statutes (“NRS”) and Section 5 of the Company’s Amended and Restated Bylaws, hereby adopt this irrevocable written consent and approve the following resolutions, each of which shall have the same force and effect as if adopted at a duly convened meeting of the stockholders of the Company (the “Company Stockholders”). Capitalized terms used but not otherwise defined in this written consent shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of March 11, 2025, by and among DP World Logistics US Holdings, Inc., a Delaware corporation (“Parent”), Unique Merger Co., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (together with all exhibits thereto, the “Merger Agreement”), a copy of which has been provided to the Series A Holders and is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement provides, among other things, that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the NRS;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders to enter into the Merger Agreement, (ii) approved the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, and adopted the plan of merger set forth therein (the “Plan of Merger”) (iii) directed that the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger be submitted to the Company Stockholders for approval, and (iv) recommended the Plan of Merger to the Company Stockholders and that the Company Stockholders approve the Merger Agreement, the Transactions, including the Merger and the Plan of Merger;

WHEREAS, the Series A Holders hold all of the issued and outstanding shares of Series A Preferred;

B-1

WHEREAS, the Merger Agreement provides that, among other things, each share of Series A Preferred issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive the product of (x) the Per Share Merger Consideration, and (y) the number of shares of Company Common Stock that are issuable upon the conversion of each share of Series A Preferred into shares of Company Common Stock in accordance with the applicable provisions of the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock, as amended to date (the “Series A Certificate of Designations”);

WHEREAS, the Series A Certificate of Designations also provides that the Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock or out of shares of Company Common Stock held in its treasury the full number of shares of Company Common Stock deliverable upon conversion of all shares of the Series A Preferred from time to time outstanding;

WHEREAS, no shares of Series A Preferred have ever been converted into shares of Company Common Stock by the Series A Holders and such holders do not desire to convert their shares of Series A Preferred in connection with the Merger or otherwise but rather desire to receive their pro rata share of the Total Merger Consideration in the Merger on an “as if converted” basis;

WHEREAS, the Merger Agreement further provides that, pursuant to NRS Sections 92A.300 through 92A.500, any holders of Dissenting Shares (“Dissenting Holders”) shall have no right to receive any portion of the Total Merger Consideration or Holdback Amount as provided in Section 4.1 of the Merger Agreement, unless and until such Holder fails to perfect or withdraws or otherwise loses its dissenter’s rights and right to payment thereunder pursuant to the NRS; and

WHEREAS, none of the Series A Holders are Dissenting Holders or wish to exercise any of the dissenter’s rights to which they are or may be entitled under the Series A Certificate of Designations.

NOW, THEREFORE, BE IT RESOLVED, that each Series A Holder does hereby irrevocably, knowingly, intentionally, voluntarily and unconditionally approve and ratify the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger;

RESOLVED FURTHER, that each Series A Holder does hereby irrevocably, unconditionally, and permanently waives and agrees not to assert or exercise any rights that such Series A Holder may now have or otherwise has had under the Series A Certificate of Designations and any applicable law to convert their shares of Series A Preferred into Company Common Stock;

B-2

RESOLVED FURTHER, that each Series A Holder does hereby irrevocably, unconditionally, and permanently waives and agrees not to assert or exercise any dissenter’s rights, appraisal rights or similar rights that such Series A Holder may now have or otherwise has had under the Series A Certificate of Designations and any applicable law, including but not limited to NRS Sections 92A.380 and 92A.390, in connection with the Merger or any of the other Transactions and makes no and withdraws all written objections to the Merger or the other Transactions and/or demands for the payment of “fair value” (as defined in NRS Section 92A.320), if any, with respect to the Company Common Stock or any other securities convertible into or exercisable for Company Common Stock owned by him, her or it;

RESOLVED FURTHER, that any and all actions heretofore taken, and any and all things heretofore done by the Company Board in connection with, or with respect to, the matters referred to in the foregoing resolutions are hereby ratified, approved, authorized and confirmed as authorized and valid acts taken on behalf of the Company;

RESOLVED FURTHER, that this written consent may be executed in counterparts, including, without limitation, facsimile and electronic or .pdf counterparts, and signed with electronic signatures, each of which shall be deemed an original and all of which shall constitute one and the same consent; and

RESOLVED FURTHER, that each of the undersigned hereby approves and consents to the delivery to Parent of a copy of this Written Consent pursuant to the terms of the Merger Agreement.

[Signatures appear on the following page.]

B-3

IN WITNESS WHEREOF, the undersigned, being all of the Series A Holders, have executed this written consent as of the date first written above.

/s/ David Briones
David Briones
No. of Shares of Series A Preferred Stock: 20,000.00

/s/ Lawrence Metelitsa
Lawrence Metelitsa
No. of Shares of Series A Preferred Stock: 14,044.00

/s/ Joseph Lucosky
Joseph Lucosky
No. of Shares of Series A Preferred Stock: 14,046.00

/s/ Chad M. Nelson
Chad M. Nelson
No. of Shares of Series A Preferred Stock: 750.00

FRONT FOUR MANAGEMENT LLC
By:	/s/ Todd Sherman
Todd Sherman
Chief Executive Officer
No. of Shares of Series A Preferred Stock: 40,500.00

B-4

TRILLIUM PARTNERS LP

By:	/s/ Stephen Hicks
Stephen Hicks
Manager
No. of Shares of Series A Preferred Stock: 20,065.00

CZARNIK & ASSOCITES PC

By:	/s/ Stephen Czarnik
Stephen Czarnik
President
No. of Shares of Series A Preferred Stock: 500.00

JP CAREY LIMITED PARTNERS LP
By:	/s/ Joseph Canouse
Joseph Canouse
Manager of the General Partner
No. of Shares of Series A Preferred Stock: 10,160.00

B-5

UNANIMOUS WRITTEN CONSENT

OF

THE HOLDERS OF SERIES B CONVERTIBLE PREFERRED STOCK

OF

UNIQUE LOGISTICS INTERNATIONAL, INC.

IN LIEU OF A

SPECIAL MEETING

March 11, 2025

The undersigned, being all of the record and beneficial holders (“Series B Holders”) of the Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”) of Unique Logistics International, Inc., a Nevada corporation (the “Company”), acting pursuant to Section 78.320(2) of the Nevada Revised Statutes (“NRS”) and Section 5 of the Company’s Amended and Restated Bylaws, hereby adopt this irrevocable written consent and approve the following resolutions, each of which shall have the same force and effect as if adopted at a duly convened meeting of the stockholders of the Company (the “Company Stockholders”). Capitalized terms used but not otherwise defined in this written consent shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of March 11, 2025, by and among DP World Logistics US Holdings, Inc., a Delaware corporation (“Parent”), Unique Merger Co., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (together with all exhibits thereto, the “Merger Agreement”), a copy of which has been provided to the Series B Holders and is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement provides, among other things, that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the NRS;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders to enter into the Merger Agreement, (ii) approved the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, and adopted the plan of merger set forth therein (the “Plan of Merger”) (iii) directed that the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger be submitted to the Company Stockholders for approval, and (iv) recommended the Plan of Merger to the Company Stockholders and that the Company Stockholders approve the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger;

WHEREAS, the Series B Holders hold all of the issued and outstanding shares of Series B Preferred;

B-6

WHEREAS, the Merger Agreement provides that, among other things, each share of Series B Preferred issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive the product of (x) the Per Share Merger Consideration, and (y) the number of shares of Company Common Stock that are issuable upon the conversion of each share of Series B Preferred into shares of Company Common Stock in accordance with the applicable provisions of the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock, as amended to date (the “Series B Certificate of Designations”);

WHEREAS, the Series B Certificate of Designations also provides that the Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock or out of shares of Company Common Stock held in its treasury the full number of shares of Company Common Stock deliverable upon conversion of all shares of the Series B Preferred from time to time outstanding;

WHEREAS, no shares of Series B Preferred have ever been converted into shares of Company Common Stock by the Series B Holders and such holders do not desire to convert their shares of Series B Preferred in connection with the Merger or otherwise but rather desire to receive their pro rata share of the Total Merger Consideration in the Merger on an “as if converted” basis;

WHEREAS, the Merger Agreement further provides that, pursuant to NRS Sections 92A.300 through 92A.500, any holders of Dissenting Shares (“Dissenting Holders”) shall have no right to receive any portion of the Total Merger Consideration or Holdback Amount as provided in Section 4.1 of the Merger Agreement, unless and until such Holder fails to perfect or withdraws or otherwise loses its dissenter’s rights and right to payment thereunder pursuant to the NRS; and

WHEREAS, none of the Series B Holders are Dissenting Holders or wish to exercise any of the dissenter’s rights to which they are or may be entitled under the Series B Certificate of Designations.

NOW, THEREFORE, BE IT RESOLVED, that each Series B Holder does hereby irrevocably, knowingly, intentionally, voluntarily and unconditionally approve and ratify the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger;

RESOLVED FURTHER, that each Series B Holder does hereby irrevocably, unconditionally, and permanently waives and agrees not to assert or exercise any rights that such Series B Holder may now have or otherwise has had under the Series B Certificate of Designations and any applicable law, to convert their shares of Series B Preferred into Company Common Stock;

RESOLVED FURTHER, that each Series B Holder does hereby irrevocably, unconditionally, and permanently waives and agrees not to assert or exercise any dissenter’s rights, appraisal rights or similar rights that such Series B Holder may now have or otherwise has had under the Series B Certificate of Designations and any applicable law, including but not limited to NRS Sections 92A.380 and 92A.390, in connection with the Merger or any of the other Transactions and makes no and withdraws all written objections to the Merger or the other Transactions and/or demands for the payment of “fair value” (as defined in NRS Section 92A.320), if any, with respect to the Company Common Stock or any other securities convertible into or exercisable for Company Common Stock owned by him, her or it;

B-7

RESOLVED FURTHER, that any and all actions heretofore taken, and any and all things heretofore done by the Company Board in connection with, or with respect to, the matters referred to in the foregoing resolutions are hereby ratified, approved, authorized and confirmed as authorized and valid acts taken on behalf of the Company;

RESOLVED FURTHER, that this written consent may be executed in counterparts, including, without limitation, facsimile and electronic or .pdf counterparts, and signed with electronic signatures, each of which shall be deemed an original and all of which shall constitute one and the same consent; and

RESOLVED FURTHER, that each of the undersigned hereby approves and consents to the delivery to Parent of a copy of this Written Consent pursuant to the terms of the Merger Agreement.

[Signatures appear on the following page.]

B-8

IN WITNESS WHEREOF, the undersigned, being all of the Series B Holders, have executed this written consent as of the date first written above.

FRANGIPANI TRADING SERVICES INC.

By:	/s/ Sunandan Ray
Sunandan Ray
Director
No. of Shares of Series B Preferred Stock: 667,738.00

GREAT EAGLE FREIGHT LIMITED

By:	/s/ Richard Chi Tak Lee
Richard Chi Tak Lee
Chairman
No. of Shares of Series B Preferred Stock: 153,062.00

B-9

WRITTEN CONSENT OF FRANGIPANI TRADE SERVICES INC.

AS THE HOLDER OF COMMON STOCK

OF UNIQUE LOGISTICS INTERNATIONAL, INC.

March 11, 2025

The undersigned, being the record and beneficial holder (the “Company Common Stockholder”) of 322,086,324 shares of Common Stock, par value $0.001 per share (the “Company Common Stock”) of Unique Logistics International, Inc., a Nevada corporation (the “Company”), hereby adopts this written consent to approve the following resolutions. Capitalized terms used but not otherwise defined in this written consent shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of March 11, 2025, by and among DP World Logistics US Holdings, Inc., a Delaware corporation (“Parent”), Unique Merger Co., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company (together with all exhibits thereto, the “Merger Agreement”), a copy of which has been provided to the Company Common Stockholder and is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement provides that, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), subject to the terms and conditions set forth in the Merger Agreement and in accordance with the NRS;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders to enter into the Merger Agreement, (ii) approved the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, and adopted the plan of merger set forth therein (the “Plan of Merger”) (iii) directed that the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger be submitted to the Company Stockholders for approval, and (iv) recommended the Plan of Merger to the Company Stockholders and that the Company Stockholders approve the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger;

WHEREAS, the undersigned Company Common Stockholder owns 322,086,324 shares of Company Common Stock, representing approximately 40% of the issued and outstanding shares of Company Common Stock as of the date hereof;

WHEREAS, the Merger Agreement provides that, among other things, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive the product of (x) the Per Share Merger Consideration, and (y) the number of shares of Company Common Stock owned by such Company Common Stockholder; and

B-10

WHEREAS, the Merger Agreement further provides that, pursuant to NRS Section 92A.300 through 92A.500, any Holder of Dissenting Shares shall have no right to receive any portion of the Total Merger Consideration or Holdback Amount as provided in Section 4.1 of the Merger Agreement, unless and until such Holder fails to perfect or withdraws or otherwise loses its dissenter’s rights and right to payment thereunder pursuant to the NRS.

NOW, THEREFORE, BE IT RESOLVED, that the Company Common Stockholder does hereby irrevocably, knowingly, intentionally, voluntarily and unconditionally approve and ratify the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger;

RESOLVED FURTHER, that the Company Common Stockholder does hereby irrevocably, unconditionally, and permanently waive and agree not to assert or exercise any dissenter’s rights, appraisal rights or similar rights under any applicable law, including but not limited to NRS Section 92A.380 and 92A.390, in connection with the Merger or any Transactions contemplated by the Merger Agreement and make no and withdraw all written objections to the Merger or other Transactions and/or demands for the payment of “fair value” (as defined in NRS Section 92A.320), if any, with respect to the Company Common Stock or any other securities convertible into or exercisable for Company Common Stock owned by it.

RESOLVED FURTHER, that any and all actions heretofore taken, and any and all things heretofore done by the Company Board in connection with, or with respect to, the matters referred to in the foregoing resolutions are hereby ratified, approved, authorized and confirmed as authorized and valid acts taken on behalf of the Company;

RESOLVED FURTHER, that this written consent may be executed in counterparts, including, without limitation, facsimile and electronic or .pdf counterparts, and signed with electronic signatures, each of which shall be deemed an original and all of which shall constitute one and the same consent; and

RESOLVED FURTHER, that undersigned hereby approves and consents to the delivery to Parent of a copy of this Written Consent pursuant to the terms of the Merger Agreement.

[Signature(s) Appear on the Following Page(s)]

B-11

IN WITNESS WHEREOF, the undersigned Company Common Stockholder has executed this written consent as of the date first written above.

FRANGIPANI TRADING SERVICES INC.

By:	/s/ Sunandan Ray
Sunandan Ray
Director
No. of Shares of Common Stock: 322,086,324.00

[Signature Page to Written Consent of UNQL Common Stockholder]

B-12

Annex C

SECTIONS 92A.300 THROUGH 92A.500 OF THE
NEVADA REVISED STATUTES

RIGHTS OF DISSENTING OWNERS

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086; A 2023, 382)

NRS 92A.303  “Advance notice statement” defined.  “Advance notice statement” when used in reference to a proposed corporate action creating dissenter’s rights that is taken or submitted for approval pursuant to a written consent of the stockholders or taken without a vote of the stockholders, means written notice of the proposed corporate action sent by the subject corporation to all stockholders of record entitled to assert dissenter’s rights if the corporate action is effectuated. Such notice must:

1.  Be sent not later than 20 days before the effective date of the proposed corporate action;

2.  Identify the proposed corporate action;

3.  Provide that a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must deliver a statement of intent to the subject corporation and set a date by which the subject corporation must receive the statement of intent, which may not be less than 15 days after the date the notice is sent, and state that the stockholder shall be deemed to have waived the right to assert dissenter’s rights with respect to the shares unless the statement of intent is received by the subject corporation by such specified date; and

4.  Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 2023, 380)

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

C-1

3.  Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.323  “Statement of intent” defined.  “Statement of intent” when used in reference to a proposed corporate action creating dissenter’s rights, means written notice of a stockholder’s intent to assert dissenter’s rights and demand payment for the stockholder’s shares if the corporate action is effectuated.

(Added to NRS by 2023, 381)

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

C-2

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger;

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180; or

(3) If the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection pursuant to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, must not challenge the corporate action creating the entitlement unless the action is unlawful or constitutes or is the result of actual fraud against the stockholder or the domestic corporation.

3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

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(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814; 2019, 109)

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger; shares of stock not issued and outstanding on date of first announcement of proposed action.

1.  There is no right of dissent pursuant to paragraph (a), (b), (c) or (f) of subsection 1 of NRS 92A.380 in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value,

Ê unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.  The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action otherwise requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if:

(1) There is no meeting of stockholders to act upon the corporate action otherwise requiring dissenter’s rights; or

(2) The corporate action is a merger described in NRS 92A.133.

3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action to accept for such shares anything other than:

(a) Cash;

(b) Any security or other proprietary interest of any other entity, including, without limitation, shares, equity interests or contingent value rights, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective; or

(c) Any combination of paragraphs (a) and (b).

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4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

6.  There is no right of dissent with respect to any share of stock that was not issued and outstanding on the date of the first announcement to the news media or to the stockholders of the terms of the proposed action requiring dissenter’s rights.

(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285; 2019, 110, 2495; 2021, 1521)

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenter’s rights is submitted for approval pursuant to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those stockholders of record entitled to exercise dissenter’s rights.

2.  If a corporate action creating dissenter’s rights is submitted for approval pursuant to a written consent of the stockholders or taken without a vote of the stockholders, the domestic corporation:

(a) May send an advance notice statement with respect to the proposed corporate action; and

(b) If the proposed corporate action is taken, the domestic corporation shall notify in writing all stockholders of record entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286; 2019, 111; 2021, 1522)

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NRS 92A.420  Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, a statement of intent with respect to the proposed corporate action; and

(b) Must not vote, or cause or permit to be voted, any of the stockholder’s shares of such class or series in favor of the proposed corporate action.

2.  If a proposed corporate action creating dissenter’s rights is taken without a vote of the stockholders or submitted for approval pursuant to a written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) If an advance notice statement is sent by the subject corporation pursuant to NRS 92A.410, must deliver a statement of intent with respect to any class or series of shares to the subject corporation by the date specified in the advance notice statement; and

(b) Must not consent to or approve the proposed corporate action with respect to such class or series.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286; 2021, 1523)

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

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NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460  Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

Ê The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

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(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

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2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

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2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of NRS 17.117 or N.R.C.P. 68.

(Added to NRS by 1995, 2092; A 2009, 1727; 2015, 2566; 2019, 276)

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Annex D

OPINION OF THE BENCHMARK COMPANY, LLC

March 11, 2025

STRICTLY CONFIDENTIAL

The Board of Directors

 Unique Logistics International, Inc.

To the members of the Board of Directors:

We understand that Unique Logistics International, Inc. (“UNQL”, the “Company”), intends to enter into agreement and plan of merger (the “Agreement”) by and among the Company, DP World Logistics US Holdings, Inc., a Delaware corporation (“Parent”), and Unique Merger Co., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, as currently contemplated: (a) Merger Sub will be merged with and into the Company (the “Merger” or “Transaction”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent; (b) the aggregate consideration to be paid to the Holders in respect of the Merger shall be the Total Merger Consideration, subject to the terms of Article IV of the Agreement, which shall be paid in accordance with the terms of Article IV; (c) at the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any equity interests in the Company or Merger Sub and subject in each case to Section 4.2(d): (i) each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations, the Per Share Merger Consideration; and (ii) each share of Company Series A Convertible Preferred Stock, Company Series B Convertible Preferred Stock, Company Series C Convertible Preferred Stock and Company Series D Convertible Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations, the product of (x) the Per Share Merger Consideration and (y) the number of shares of Company Common Stock that are issuable upon the conversion of such shares of Company Convertible Preferred Stock into shares of Company Common Stock; and (d) Total Merger Consideration means $35.855,000 and Per Share Merger Consideration means an amount equal to the Total Merger Consideration divided by the Fully Diluted Common Stock Number, rounded to the nearest ten-thousandth. The terms of the Transaction are more fully set forth in the Agreement. Terms capitalized but otherwise not defined shall have their respective meanings set forth in the Agreement.

The Board of Directors (the “Board”) of UNQL has requested that The Benchmark Company, LLC (“Benchmark”) provide a written opinion (the “Opinion”) as to whether the consideration to be received in the Transaction is fair to the Company’s unaffiliated shareholders from a financial point of view.

In exchange for our services in rendering this Opinion, UNQL has agreed to pay a fee to Benchmark, which is not contingent upon either the conclusion expressed herein or the consummation of the Transaction. UNQL has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company. We may seek to provide other financial advisory or investment banking services to UNQL and/or its affiliates and other participants in the Transaction in the future for which we may receive compensation.

The Benchmark Company, LLC - Member FINRA, SIPC

150 East 58th Street, 17th Floor, New York, NY 10155 - Tel: 212-312-6700

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This Opinion is addressed to, and is intended for the use, information and benefit of the Board, solely in its capacity as such, and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder, or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of the Company, or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company, and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

■	an execution draft of the Agreement provided to us by the Company, dated March 11, 2025;

■	certain information relating to the historical, current and future operations, financial condition and prospects of the Company, made available to us by the Company, including consolidated financial statements that included the actual financial statements for the fiscal years ended 5/30/2024 and the fiscal quarters ended 8/31/2024 and 11/30/2024 (as filed on forms 10-K and 10-Q with the Securities and Exchange Commission), and a financial model with preliminary financial statements for the fiscal quarter ended 2/28/2025 and projected financial statements for the fiscal quarter ending 5/31/2025 and the fiscal years 2026-2028;

■	discussions with certain members of the management of UNQL and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

■	a certificate addressed to us from senior management of UNQL which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on the Company provided to, or discussed with, us by or on behalf of the Company;

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■	the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that we deemed to be relevant;

■	the publicly available financial terms of certain transactions that we deemed to be relevant; and

■	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material, and other information. In addition, management of UNQL has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Benchmark has further relied upon the assurance of the management of UNQL that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at this Opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the latest draft of the Agreement provided to us as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company nor was Benchmark furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, Benchmark does not have any obligation to update, revise or reaffirm this Opinion.

Benchmark has assumed that the Transaction will be consummated on terms substantially similar to those set forth in the Agreement identified above. Furthermore, UNQL represented to Benchmark that the Transaction was negotiated by the parties on an arm’s length basis.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction.

In the ordinary course of our business, Benchmark may have actively traded the equity or debt securities of UNQL and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of UNQL.

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Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received in the Transaction pursuant to the Agreement is fair to the Company’s unaffiliated shareholders from a financial point of view.

Very truly yours,

THE BENCHMARK COMPANY, LLC

By:	/s/ John J. Borer III
Name:	John J. Borer III
Title:	Senior Managing Director & Co-Head of Investment Banking

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Annex E

Dated as of March 11, 2025

Stockholders Support AGREEMENT

BY AND AMONG

Unique Logistics International, Inc.

DP WORLD LOGISTICS US HOLDINGS, INC.

Sunandan ray

AND

the stockholderS PARTY HERETO

Exhibits
Exhibit A	Stockholder Shares
Exhibit B	Holdback Schedule
Exhibit C	Restricted Business Exemptions

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THIS STOCKHOLDERS SUPPORT AGREEMENT (this “Stockholders Support Agreement”), dated as of March 11, 2025, is entered into by and among Unique Logistics International, Inc., a Nevada corporation (the “Company”), DP World Logistics US Holdings, Inc., a Delaware corporation (“Parent”), Sunandan Ray, an individual, Frangipani Trade Services, Inc., a New York corporation (“Frangipani”), and Great Eagle Freight Limited, a private company limited by shares formed in Hong Kong (“Great Eagle”) (Frangipani and Great Eagle, collectively, the “Stockholders” and, each individually, a “Stockholder” and, collectively with Sunandan Ray, the “Owner Signatories”). Capitalized terms used but not defined in this Stockholders Support Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Unique Merger Co., a Nevada corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are parties to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Merger Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, and as a result of which, among other things, all of the issued and outstanding capital stock of the Company as of the Effective Time shall automatically be cancelled and shall cease to exist, in exchange for the right to receive the Total Merger Consideration, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of Chapter 92A of the Nevada Revised Statutes (the “NRS”) and, in the case of the Stockholders, this Stockholders Support Agreement;

WHEREAS, as of the date hereof, the Stockholders are the beneficial or record owners of the number of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and the number of shares of each series of convertible preferred stock, par value $0.001 per share, of the Company (the “Company Convertible Preferred Stock” and, together with the Company Common Stock, the “Company Stock”), as set forth opposite each Stockholder’s name in Exhibit A hereto (all such shares of Company Stock, or any successor or additional shares of Company Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Stockholders Support Agreement being referred to herein as the “Stockholder Shares”);

WHEREAS, on or around the date of this Stockholders Support Agreement, the Company Board (i) has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (collectively, the “Transactions”), and adopted the plan of merger set forth therein (ii) has determined that it is in the bests interests of the Company and its stockholders to enter into the Merger Agreement and the Transactions and (iii) has recommended the plan of merger set forth in the Merger Agreement to the Company’s stockholders and that that the Company’s stockholders approve the Merger Agreement, the plan of merger set forth therein, and the Transactions, including the Merger; and

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WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Owner Signatories are executing and delivering this Stockholders Support Agreement to Parent with respect to the Stockholder Shares.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Defined Terms

(a) Definitions.

“Agreed Claims” has the meaning set forth in Section 12(d)(iii).

“Average Gross Profit” means x, where:

x =	a+b+c
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and where:

a = the Gross Profit for Period 1 as set out in the Holdback Statement

b = the Gross Profit for Period 2 as set out in the Holdback Statement

c = the Gross Profit for Period 3 as set out in the Holdback Statement

“Base Gross Profit” means $39,500,000.

“Basket” has the meaning set forth in Section 12(b)(i).

“Big 4” means Deloitte, Ernst & Young, PricewaterhouseCoopers and Klynveld Peat Marwick Goerdeler.

“Cap” has the meaning set forth in Section 12(b)(ii).

“Change of Control” has the meaning set forth in Section 9(j), solely for purposes of Section 9(j).

“Claim Certificate” has the meaning set forth in Section 12(d)(i).

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Convertible Preferred Stock” has the meaning set forth in the recitals.

“Company Stock” has the meaning set forth in the recitals.

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“Container” means a standard twenty-foot equivalent unit.

“DP World Logistics USA” means DP World Logistics USA, Inc., a Delaware corporation and a wholly-owned U.S. subsidiary of Parent.

“FCL” means, with respect to ocean freight, a shipment in which the cargo fills a Container.

“Frangipani” has the meaning set forth in the preamble.

“Freight Agency Fee” means a handling fee payable to the Relevant Business as follows:

(a)	for each FCL: $50 per Container;

(b)	for each LCL: $5 per cubic meter; and

(c)	for air freight shipments: $0.1 per kilo, with a minimum of $25 per shipment.

“Fundamental Representations” has the meaning set forth in Section 12(b)(i).

“GP-based Holdback Amount” means, with respect to each Stockholder, the amount, if any, due and payable pursuant to Section 9(a)(i) through Section 9(a)(iii).

“Great Eagle” has the meaning set forth in the preamble.

“Gross Profit” in relation to a Period, means the gross profit of the Relevant Business, as calculated in accordance with Section 9(g).

“Gross Profit Cap” means $43,000,000.

“Handling Fee” means a handling fee payable by the Relevant Business as follows:

(a)	for each FCL: $50 per Container;

(b)	for each LCL: $5 per cubic meter; and

(c)	for air freight shipments: $0.1 per kilo, with a minimum of $25 per shipment.

“Holdback Amount” means, in relation to each Stockholder, the dollar amount equal to the product of (x) the Total Merger Consideration payable to such Stockholder pursuant to the terms and conditions of the Merger Agreement, multiplied by (y) 0.65.

“Holdback Due Date” means the 10th Business Day following the expiration of the Holdback Period.

“Holdback Period” means all Periods in the aggregate.

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“Holdback Statement” means a statement for the Holdback Period to be delivered by the Purchaser Group to the Stockholders within 90 calendar days following the expiration of the Holdback Period specifying (i) the Gross Profit for Period 1 and Period 2 specified in the Interim Holdback Statements and the Gross Profit for Period 3 (along with the relevant calculations to show how Gross Profit was derived for Period 3), (ii) the GP-based Holdback Amount for each Stockholder and (iii) any Holdback Withholding Amount.

“Holdback Withholding Amount” has the meaning set forth in Section 12(d)(iii).

“Independent Accountant” means one of the Big 4 independent public accounting firms with no prior relationship with Parent or any Stockholder to be mutually agreed upon by Parent and the Stockholders in writing or as otherwise mutually agreed upon between the parties.

“Integration KPIs” means the integration of the Surviving Corporation and the Company Subsidiaries into the freight forwarding business of the Purchaser Group, including but not limited to, the following key performance indicators:

(a)	implementation of the Purchaser Group’s chosen transport management system that is deployed in its freight forwarding network;

(b)	transition of back-office functions to a target operating model (using global shared services operation from India);

(c)	transaction of materially all controlled files (with a file representing a single customer order) within the Purchaser Group’s freight forwarding network, either through the Purchaser Group’s offices (subject to such office being able to meet the customer’s needs), or through approved agents of the Purchaser Group where the Purchaser Group does not have an office;

(d)	implementation of the Purchaser Group’s standard sales incentive and/or remuneration schemes; and

(e)	transaction of all relevant volumes transacted on the Purchaser Group’s house bill of lading to maximize group wide procurement synergy.

“Integration Review Meeting” has the meaning set forth in Section 9(d).

“Integration-based Holdback Amount” means, with respect to Frangipani, the dollar amount equal to 10% of the Holdback Amount.

“Interim Holdback Statement” means the statement for each of Period 1 and Period 2, to be delivered by the Purchaser Group to the Stockholders within 90 calendar days following the expiration of each of Period 1 and Period 2, specifying the Gross Profit for each of Period 1 and Period 2 (along with the relevant calculations to show how Gross Profit was derived for each such Period).

“LCL” means, with respect to ocean freight, a shipment in which the cargo does not substantially fill a Container.

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“Losses” means all damages, claims, losses, fees, expenses, Taxes, costs, interest, awards, judgments, penalties, dues, fines, obligations, debt, Encumbrances, assessment, order, decree, ruling, deficiencies or obligations, and other liabilities (including reasonable costs and expenses included in the investigation, collection, prosecution, enforcement and defense thereof or relating thereto), but excluding all exemplary and punitive damages (save to the extent awarded to third parties).

“Material Adverse Effect” means any event, occurrence, fact, circumstance, condition, change, development or effect that would, by itself or taken together with any and all other occurrences, facts, circumstances, conditions, changes, developments or effects, are or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Relevant Business, taken as a whole.

“Maximum GP-based Holdback Amount” means, (x) with respect to Frangipani, the dollar amount equal to 90% of the Holdback Amount, and (y) with respect to Great Eagle, the dollar amount equal to 100% of the Holdback Amount.

“Meeting” has the meaning set forth in Section 2.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Mini-Basket” has the meaning set forth in Section 12(b)(i).

“New Securities” has the meaning set forth in Section 4.

“NRS” has the meaning set forth in the recitals.

“Objection Notice” has the meaning set forth in Section 9(e).

“Origination Agent” means CB Agent Services LLC, a Delaware limited liability company.

“Owner Signatories” has the meaning set forth in the preamble.

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitee” has the meaning set forth in Section 12(a).

“Period” means any of Period 1, Period 2 or Period 3.

“Period 1” means the period from January 1, 2025 to December 31, 2025 (both dates inclusive).

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“Period 2” means the period from January 1, 2026 to December 31, 2026 (both dates inclusive).

“Period 3” means the period from January 1, 2027 to December 31, 2027 (both dates inclusive).

“Pro Rata Portion” means, in the case of Frangipani, 48.50% and, in the case of Great Eagle, 10.35%.

“Purchaser Group” means each or any of Parent, its Affiliates and, following the Effective Time, the Surviving Corporation.

“Relevant Business” means the U.S. freight forwarding business operated by the Purchaser Group from time to time, which, for purposes of this Stockholders Support Agreement only, shall (x) always include the business of the Surviving Corporation (including the United States Controlled Business) (including (i) the contract logistics business of Unique Logistics International (NYC), LLC conducted at its warehouse located at 10900 Painter Avenue, Santa Fe Springs, CA, USA and (ii) the customs house brokerage business of Unique Logistics International (BOS), Inc). and DP World Logistics USA, and (y) always exclude (i) the businesses of the non-U.S. Subsidiaries of the Company or the Surviving Corporation (except for United States Controlled Business), as applicable, (ii) the Purchaser Group’s (A) purchase order management business in the U.S., (B) the logistics business of Purchaser Group’s Cargo Services group in the U.S., whether conducted through Cargo Services entities or any other Purchaser Group entities in the future and (C) P&O Ferries and Unifeeder businesses, and (iii) any other logistics business owned by the Purchaser Group where freight forwarding is incidental to, and not a core focus of, such logistics business.

“Review Period” has the meaning set forth in Section 9(e).

“Restricted Business” means any freight forwarding and other logistics related services, excluding the logistics businesses conducted as of the date of this Stockholders Support Agreement by the Affiliates of Great Eagle that are set forth in Exhibit C.

“Restricted Territory” means any and all geographic areas worldwide, including but not limited to, any country, state, province, city or other jurisdiction in which Parent, the Company or the Surviving Corporation has any customers, clients, suppliers or business operations.

“Settlement Agreement” means that certain Confidential Settlement Agreement and Release, dated as of the date of this Stockholders Support Agreement, by and among the Origination Agent and the other parties thereto.

“Stockholder Shares” has the meaning set forth in the recitals.

“Stockholders” has the meaning set forth in the preamble.

“Stockholders Support Agreement” has the meaning set forth in the preamble.

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“Stockholders’ Representative” has the meaning set forth in Section 12(d)(i).

“Term” means the period from the date hereof until this Stockholders Support Agreement terminates pursuant to Section 21.

“Transactions” has the meaning set forth in the recitals.

“Transfer” has the meaning set forth in Section 3.

“United States Controlled Business” means any business that is handled by the Company’s Asia-based Subsidiaries where (i) the customer relationship is maintained by the Surviving Corporation in the United States and (ii) the customer is invoiced by the Surviving Corporation in the United States.

(b) Interpretation Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Stockholders Support Agreement as a whole (including any Exhibits hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections and Exhibits shall be deemed references to Sections of, and Exhibits to, this Stockholders Support Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1 and elsewhere in this Stockholders Support Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided that, for purposes of any representations and warranties contained in this Stockholders Support Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All terms defined in this Stockholders Support Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

2. Voting Agreements. Each Stockholder, solely in its capacity as a stockholder of the Company, agrees that, during the Term, at any meeting of the Stockholders (to the extent any such meeting is convened) related to the Transactions (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), including any separate class or series vote thereof, and/or in connection with any written consent of the Stockholders related to the Transactions, including the Company Stockholder Approval (all meetings or consents related to the Merger Agreement and/or the Transactions collectively referred to herein as the “Meeting”), such Stockholder shall:

(a) if and when a Meeting is held, appear at such Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

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(b) vote or cause to be voted at such Meeting (or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to) all of the Stockholder Shares in favor of the Merger Agreement and the Transactions; and

(c) vote or cause to be voted at such Meeting (or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to) all of the Stockholder Shares against any other action that would reasonably be expected to (i) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions or (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholders contained in this Stockholders Support Agreement.

3. Restrictions on Transfer. Except for any Transfers contemplated under the Settlement Agreement, each Stockholder agrees that, during the Term, such Stockholder shall not sell, assign, offer, encumber, dispose of, loan or otherwise transfer (each, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to any Transfer of any Stockholder Shares or any interest in any of the Stockholder Shares unless the assignee or transferee thereof executes a joinder agreement to this Stockholders Support Agreement in a form reasonably acceptable to Parent and the Company. The Company shall not register any Transfer of the Stockholder Shares on the Company’s stock ledger (book entry or otherwise) that is not in compliance with this Section 3, and any Transfer or attempted Transfer of any Stockholder Shares (including, for the avoidance of doubt, any New Securities) in violation of this Section 3 shall, to the fullest extent permitted by law, be null and void ab initio.

4. New Securities. During the Term, in the event that, (a) any shares of Company Stock or other equity securities of the Company are issued to either Stockholder after the date of this Stockholders Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, conversion or exchange of the Company securities owned by such Stockholder, (b) either Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Stock or other equity securities of the Company after the date of this Stockholders Support Agreement or (c) either Stockholder acquires the right to vote or share in the voting of any Company Stock or other equity securities of the Company after the date of this Stockholders Support Agreement (such Company Stock or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by either Stockholder shall be subject to the terms of this Stockholders Support Agreement to the same extent as if they constituted Stockholder Shares as of the date hereof.

5. No Challenge. Each Owner Signatory agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Stockholders Support Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

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6. Waiver.

(a) Each Owner Signatory hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, dissenter’s rights and any similar rights under applicable law (including Section 92A.380 of the NRS) relating to the Merger and the consummation of the Transactions, including any notice requirements. Each Owner Signatory agrees that it shall not, and shall cause its Affiliates not to, bring, commence, institute, maintain, prosecute, participate or join in or voluntarily aid (and agrees to take all actions necessary to opt out of any class in any class action with respect to) any claim or Action (derivative or otherwise) in law or in equity in any court or before any Governmental Entity, against any of Parent, Merger Sub, the Company or any of the Company Subsidiaries or any of their respective successors or assigns or any other Person (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Stockholders Support Agreement, the Merger Agreement or the Transactions or prevent, impair or delay the consummation of the transactions contemplated hereby or thereby, or (ii) alleging the execution and delivery of the Merger Agreement by Parent, Merger or the Company, the approval of the Merger Agreement by the Company Board, Merger Sub or the Company, or any other action in connection with the negotiation and entry into this Stockholders Support Agreement, the Transactions or the transactions contemplated hereby or thereby breached any fiduciary duty of any Person.

(b) Each Owner Signatory hereby irrevocably waives, releases, and discharges any and all claims, demands, actions, causes of action, suits, liabilities, damages, and expenses of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, that such Owner Signatory may have or assert against the Company or any of the Company Subsidiaries, arising out of or relating to any matter, event, or circumstance occurring on or prior to the Effective Time, including but not limited to any claims arising from a Stockholder’s ownership of securities of the Company or any of the Company Subsidiaries.

7. Agreement to Consent and Approve.

(a) Each Stockholder irrevocably and unconditionally agrees that, except as otherwise agreed with Parent, as soon as practicable following the date of the Merger Agreement (but in any event within 24 hours following the execution of the Merger Agreement), the Stockholder shall execute and deliver to the Secretary of the Company (with a copy to Parent) the Company Stockholder Approval substantially in the form attached as Exhibit D to the Merger Agreement. Following the execution and delivery of the Company Stockholder Approval, the Stockholder shall not amend, revoke, withdraw or repudiate the Company Stockholder Approval. The Company Stockholder Approval shall be coupled with an interest and, prior to the Outside Date, shall be irrevocable. From and after the date hereof until the Outside Date, neither Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Stockholder Shares that is inconsistent with this Stockholders Support Agreement or otherwise take any other action with respect to the Stockholder Shares that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby.

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(b) For the avoidance of doubt, each Stockholder shall retain at all times the right to vote (including by written consent) any Stockholder Shares, including New Securities, beneficially owned or owned of record by such Stockholder in its sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 7 that are at any time or from time to time presented for consideration to the Company’s stockholders.

8. Consent to Disclosure. Following the date hereof, the Company intends to file with the SEC the Information Statement, in preliminary form of the type contemplated by Regulation 14C promulgated under the Exchange Act, describing the Merger Agreement, the Merger and the other Transactions. Each Owner Signatory hereby consents to the publication and disclosure in the Information Statement (and, as and to the extent otherwise required by Applicable Law, the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Governmental Entity or to securityholders of Parent or the Company) of the Owner Signatory’s identity and beneficial ownership of Stockholder Shares and the nature of the Owner Signatory’s commitments, arrangements and understandings under and relating to this Stockholders Support Agreement and, if deemed appropriate by Parent or the Company, a copy of this Stockholders Support Agreement. Each Owner Signatory shall promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). No Owner Signatory shall issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and Parent.

9. Total Merger Consideration Holdback. Notwithstanding anything contained in the Merger Agreement or this Stockholders Support Agreement to the contrary, a portion of the Total Merger Consideration equal to the Holdback Amount that is otherwise payable to such Stockholder in connection with the Merger shall be withheld by Parent at the Closing and shall be paid to such Stockholder on the Holdback Due Date, provided that the parties have agreed in writing to the calculations set forth in the Holdback Statement, or have otherwise resolved any dispute in accordance with the procedure set forth in Section 9(e), but only to the extent that all or a portion of such Holdback Amount becomes payable to such Stockholder in accordance with the terms and conditions set forth in this Section 9 and Exhibit B, and such Stockholder shall have no right to receive any portion of the Holdback Amount that does not become payable to such Stockholder pursuant to this Section 9. The Holdback Amount payable by Parent to each Stockholder on the Holdback Due Date shall be calculated and paid in accordance with this Section 9, subject to any applicable withholding obligations in accordance with the Merger Agreement.

(a) GP-based Holdback Amount Calculation. The respective GP-based Holdback Amounts shall be calculated as follows:

(i) In the event that Average Gross Profit is less than Base Gross Profit, no GP-based Holdback Amount shall be payable to either Stockholder pursuant to the Merger Agreement or this Stockholders Support Agreement.

(ii) In the event that Average Gross Profit is equal to Base Gross Profit, each Stockholder shall be paid 50% of the Maximum GP-based Holdback Amount for such Stockholder as specified in Exhibit B.

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(iii) In the event that Average Gross Profit is greater than Base Gross Profit but less than the Gross Profit Cap, each Stockholder shall be paid a GP-based Holdback Amount calculated pursuant to the following formula:

A = {[((B-C) / (D-C)) x E]+F}

where:

A = multiple to be applied to the Maximum GP-based Holdback Amount

B = Average Gross Profit

C = Base Gross Profit

D = Gross Profit Cap

E = 0.5

F = 0.5

For the avoidance of doubt, the maximum amount payable in accordance with the formula above shall not exceed the Maximum GP-based Holdback Amount.

(iv) In the event that Average Gross Profit is equal to or greater than the Gross Profit Cap, each Stockholder shall be paid 100% of the Maximum GP-based Holdback Amount specified in Exhibit B.

Illustrative Example

Maximum GP-based Holdback Amount for Frangipani	$10,172,091
Maximum GP-based Holdback Amount for Great Eagle	$2,412,979
Gross Profit for Period 1	$39,700,000
Gross Profit for Period 2	$41,550,000
Gross Profit for Period 3	$42,380,000
Average Gross Profit	$41,210,000
A = {[((B-C)/(D-C)) x E] + F}
B =	$41,210,000
C =	$39,500,000
D =	$43,000,000
E =	0.5
F =	0.5
A= {[((41,210,000 - 39,500,000) / (43,000,000 - 39,500,000)) x 0.5] + 0.5} = 0.744
GP-based Holdback Amount to be paid to Frangipani	$7,570,942
(A x $10,172,091)
GP-based Holdback Amount to be paid to Great Eagle	$1,795,946
(A x $2,412,979)

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(b) Payment of GP-based Holdback Amount. To the extent that the Stockholders are entitled to all or a portion of the Maximum GP-based Holdback Amount, then Parent shall, no later than the Holdback Due Date, subject to (i) any Holdback Withholding Amount, (ii) the Stockholder’s compliance with the provisions of Section 9(f) and (iii) any applicable withholding in accordance with Section 4.3(e) of the Merger Agreement, pay to the Stockholders’ Representative (for the benefit of each Stockholder) the GP-based Holdback Amount due to the Stockholders, if any, by wire transfer in immediately available funds to the bank account or accounts designated by the Stockholders’ Representative not less than 10 Business Days prior to such payment.

(c) Integration-based Holdback Amount. Parent acknowledges that it is the current intention of the Purchaser Group that, following the Effective Time, Sunandan Ray will be responsible for, among other duties, the integration of the business of the Surviving Corporation into the Purchaser Group’s freight forwarding business and that Sunandan Ray is expected to assume a management leadership role in the Relevant Business. With respect to Frangipani, the Integration-based Holdback Amount shall be paid following the satisfaction of the Integration KPIs, provided that Frangipani and Sunandan Ray are in compliance with the provisions of Section 9(f). Provided that the Integration KPIs have been satisfied and Sunandan Ray and Frangipani are not in breach of Section 9(f), and subject to any applicable withholding in accordance with Section 4.3(e) of the Merger Agreement, the Integration-based Holdback Amount shall be paid to Frangipani on the Holdback Due Date by wire transfer in immediately available funds to the bank account or accounts designated by Sunandan Ray not less than 10 Business Days prior to such payment, unless Parent, acting reasonably and in good faith determines, and upon request can provide reasonable evidence to demonstrate to Sunandan Ray, that (i) Sunandan Ray has knowingly taken or failed to take any action(s) to prevent, prohibit or obstruct the integration of the Company or the Surviving Corporation and the Company Subsidiaries into the Purchaser Group (including, but not limited to, the achievement of the Integration KPIs) and (ii) such action(s) or failure(s) to act have, when considered in the aggregate, had a Material Adverse Effect. In the event that (i) the Integration KPIs have not been satisfied by the Holdback Due Date, (ii) Sunandan Ray or and Frangipani shall have breached any of the provisions of Section 9(f), or (iii) Parent shall have made the determination contemplated in the immediately preceding sentence, Frangipani will forfeit the Integration-based Holdback Amount.

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(d) Integration Review Meetings. Parent and Sunandan Ray shall hold an annual meeting during each of Period 1, Period 2 and Period 3 (each, an “Integration Review Meeting”) to review in good faith the Integration KPIs and discuss and agree (i) whether any Integration KPIs need to be modified or changed, whether in whole or part, provided that Parent and Sunandan Ray shall act reasonably and in good faith in proposing any such modification or changes (ii) the progress made in achieving the Integration KPIs, (iii) how any outstanding Integration KPIs are to be achieved prior to the Holdback Due Date and (iv) any material concerns either Sunandan Ray or Parent may have in relation to the achievement of any Integration KPIs. At each Integration Review Meeting, Parent shall consider in good faith Sunandan Ray’s reasonable requests for assistance that are made with the primary goal of achieving the Integration KPIs.

(e) Disputes.

(i) In the event that a Stockholder objects to any Gross Profit or GP-based Holdback Amount calculated by the Purchaser Group pursuant to this Section 9, such Stockholder shall report the same to the Stockholders’ Representative (on behalf of itself and/or the other Stockholder) who shall, within 10 Business Days after receipt of the Holdback Statement (the “Review Period”), deliver to the Purchaser Group a notice to such effect (the “Objection Notice”), specifying in reasonable detail the basis for such objection and setting forth its calculation of the Gross Profit for the relevant Period or the GP-based Holdback Amount. If the Stockholders’ Representative fails to timely deliver an Objection Notice prior to the expiration of the applicable Review Period, then the calculation of the Gross Profit for the relevant Period or GP-based Holdback Amount set forth in the Holdback Statement shall be final and binding on the parties. If the Stockholders’ Representative timely delivers an Objection Notice, Parent and the Stockholders’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the GP-based Holdback Amount due to each Stockholder. If Parent and the Stockholders’ Representative are unable to reach an agreement on any unresolved disputed items within 30 calendar days after Parent’s receipt of an Objection Notice, all unresolved disputed items shall be promptly referred to an Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items only, with respect to the applicable GP-based Holdback Amount calculation as promptly as practicable. If any unresolved disputed items are submitted to the Independent Accountant, then Parent and the Stockholders’ Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall within 30 calendar days of its engagement resolve the disputed items based solely on the applicable definitions and other terms in this Stockholders Support Agreement and the documents presented by Parent and the Stockholders’ Representative and other supporting materials reasonably requested by the Independent Accountant and not by independent review. The resolution of the disputed item in an Objection Notice by the Independent Accountant shall be final and binding on Parent and the disputing Stockholder. The fees and expenses of the Independent Accountant shall be borne equally between Parent and each disputing Stockholder.

(f) Non-Competition; Non-Solicitation; No Hire.

(i) During the Holdback Period and for a period of 24 months following the Holdback Due Date, each Owner Signatory shall not and shall cause its Affiliates not to, without Parent’s prior written consent, directly or indirectly engage in, own or acquire any equity interest in, manage or operate anywhere in the Restricted Territory, any Restricted Business.

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(ii) During the Holdback Period and for a period of 24 months following the Holdback Due Date, no Owner Signatory shall, and each Owner Signatory shall cause its Affiliates not to, without Parent’s prior written consent:

(A) cause, solicit, induce or encourage, in the Restricted Territory in relation to any Restricted Business, any Person that is a director, officer, employee, consultant, independent contractor or other service provider of the Purchaser Group or the Company on the date hereof (x) to terminate or modify his or her relationship with, leave his or her employment with, or otherwise cease providing services to, the Purchaser Group or the Company, or (y) to be hired by, employed by or otherwise engaged to provide services to, any Person other than any Purchaser Group entity or the Company; provided, however, that the Owner Signatories and their Affiliates shall be permitted to make general solicitations of employment that are not specifically directed to such Persons; or

(B) cause, solicit, induce or encourage, in the Restricted Territory in relation to any Restricted Business, any investor, client, supplier or other business relation of the Purchaser Group or the Company as of the Closing Date to terminate or curtail its business in its current scope with the Purchaser Group or the Company.

(iii) The nature and scope of the foregoing protections have been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to this Section 9(f) are an essential element of the Stockholders Support Agreement and that adequate compensation has been received by each Owner Signatory for such obligations. If, however, for any reason any court determines that any such restrictions are invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction, and the offending provision shall be modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 9(f) as will render such restrictions valid and enforceable.

(iv) In the event of a breach or threatened breach of this Section 9(f), Parent shall be entitled, without the posting of a bond, to seek an injunction restraining such breach or threatened breach. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

(g) Basis for Calculation of Gross Profit. Each Interim Holdback Statement and the Holdback Statement shall be prepared by the Purchaser Group in accordance with the accounting policies, principles, practices and procedures adopted by the Purchaser Group in the preparation of its audited accounts from time to time, subject to the following items being included, deducted or disregarded (as applicable) in the calculation of Gross Profit:

(i) a Freight Agency Fee payable to the Relevant Business in respect of any customer order handled for any of the Purchaser Group’s Affiliates shall be included;

(ii) a Handling Fee payable by the Relevant Business in respect of any customer order handled by any of the Purchaser Group’s Affiliates shall be deducted;

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(iii) any bad or doubtful debts on the books or in the accounts of the Relevant Business above $100,000 shall be deducted for each Period in the Holdback Period;

(iv) any extraordinary, one-off or non-recurring items shall be disregarded other than items generated by the freight forwarding activities of the Company or Surviving Corporation in the ordinary course of business;

(v) any profit allocation as between the Purchaser Group’s Affiliates shall be disregarded; and

(vi) any gross profit attributable to any operations of any business acquired by any member of the Purchaser Group following the Effective Time shall be disregarded.

Parent represents that the annual Gross Profit of DP World Logistics USA for financial year 2024 is $4,177,851.

(h) Access to Records. Parent and each Owner Signatory shall provide each other with reasonable access, upon reasonable written notice and during normal business hours, to such books and records, including accounting records, personnel, and any other documents or information (subject to the execution of customary access letters) as are reasonably required to facilitate the review and agreement of, or other determination relating to, the Holdback Statement, provided, however, that (i) such access shall not unreasonably disrupt the operations of Parent, the Company or the Surviving Corporation, (ii) such access will be conducted in a manner that complies with all Applicable Laws and (iii) none of Parent, the Company nor the Surviving Corporation shall be required to provide any Owner Signatory with any such access or information that is subject to the confidentiality restrictions of third parties or the attorney-client privilege.

(i) Operation of Surviving Corporation During the Holdback Period. Parent undertakes to the Owner Signatories that during the Holdback Period, it shall use its commercially reasonable efforts to, and to direct the Purchaser Group to use commercially reasonable efforts to, act reasonably and in good faith at all times so as not to take any action or fail to take any action with the primary intent of reducing any Holdback Amount or avoiding the performance of the payment obligation with respect to any Holdback Amount.

(j) Change of Control. If at any time during the Holdback Period, Parent effects a Change of Control of the Surviving Corporation in a transaction or series of related transactions, then, upon the closing of such Change of Control, the entire Holdback Amount shall immediately become due and payable to the Stockholders. Parent shall pay to the Stockholders’ Representative (for the benefit of each Stockholder) the Holdback Amount due to the Stockholders pursuant to this Section 9(j) by wire transfer in immediately available funds to the bank account or accounts designated by the Stockholders’ Representative within 10 Business Days of such designation by the Stockholders’ Representative, provided that if at any time an Agreed Claim payment is due and payable at the time of such Change of Control, after the Stockholders have made indemnity payments to Parent in an amount equal to the Total Merger Consideration received as part of the Closing, and any portion of the Holdback Amount remains due and payable to the indemnifying party pursuant to the terms of this Stockholders Support Agreement, the amount of such Agreed Claim shall be offset against the equivalent portion of the Holdback Amount, prior to the Parent’s payment of the Holdback Amount due to the Stockholders pursuant to this Section 9(j) (provided, for the avoidance of doubt, that any excess of the amount of Agreed Claims over the then-payable Holdback Amount shall be paid to Parent in cash as set forth in Section 12(d)(iii)).

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For purposes of this Section 9(j), “Change of Control” means one or more of the following: (A) the consummation of any transaction or series of transactions in which a Person or a group of Persons, other than an Affiliate of Parent, acquires equity securities of the Surviving Corporation representing more than 50% of the ordinary voting power to elect directors of the Surviving Corporation or (B) the sale, transfer or other disposition of all or substantially all of the Surviving Corporation’s assets in a single transaction or a series of transactions and whether by merger, purchase of assets, recapitalization or otherwise to any Person or Persons other than an Affiliate of Parent. For the avoidance of doubt, “Change of Control” shall not include any transaction or series of transactions that result in the ownership change in Parent or any of its Affiliates (other than the Surviving Corporation).

(k) Third Party Beneficiary. Pursuant to the Settlement Agreement, the Origination Agent is an intended third party beneficiary of this Section 9, and this Section 9 shall not be amended in a manner that would be materially adverse to the Origination Agent’s rights under the Settlement Agreement without its consent (such consent not to be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, any modification the effect of which is a reduction in the amount of the payments owed to Origination Agent under the Settlement Agreement or an extension of the timing for the payment thereof, shall be deemed materially adverse to Origination Agent.

10. Representations and Warranties of the Owner Signatories:

(a) The Owner Signatories, jointly and severally, represent and warrant to Parent, as of the date hereof and as of the Closing, that each of the representations and warranties of the Company set forth in Article V of the Merger Agreement are true, correct and complete.

(b) Each Stockholder represents and warrants to Parent, as of the date hereof and as of the Closing, in respect of itself and not any other Stockholder, that:

(i) it has good and valid title to the Stockholder Shares set forth opposite such Stockholder’s name in Exhibit A hereto, free and clear of any Encumbrances other than Permitted Encumbrances, and such Stockholder has the sole power to vote or cause to be voted the Stockholder Shares owned by such Stockholder as set forth in Exhibit A;

(ii) the Stockholder Shares set forth opposite the Stockholder’s name in Exhibit A are the only shares of the Company’s outstanding capital stock owned of record or beneficially owned by the Stockholder as of the date hereof, and none of the Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Stockholder Shares that is inconsistent with the Stockholder’s obligations pursuant to this Stockholders Support Agreement;

(iii) the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and Applicable Law, and the execution, delivery and performance of this Stockholders Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Stockholder;

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(iv) this Stockholders Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties to this Stockholders Support Agreement, this Stockholders Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies or Applicable Law);

(v) the execution and delivery of this Stockholders Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of the Stockholder or (B) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party or Governmental Entity, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Stockholders Support Agreement; and

(vi) except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Stockholders Support Agreement, to the knowledge of the Stockholder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by the Stockholder in connection with the due execution, delivery and performance by the Stockholder of this Stockholders Support Agreement.

(c) Sunandan Ray hereby represents and warrants to Parent, as of the date hereof and as of the Closing, that:

(i) his signature appended to this Stockholders Support Agreement is genuine, and he has legal competence and capacity to execute the same;

(ii) he is the record and beneficial owner of 100% of the outstanding capital stock of Frangipani;

(iii) this Stockholders Support Agreement has been duly executed and delivered by him and, assuming due authorization, execution and delivery by the other parties to this Stockholders Support Agreement, this Stockholders Support Agreement constitutes a legally valid and binding obligation of Sunandan Ray, enforceable against him in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies or Applicable Law);

(iv) the execution and delivery of this Stockholders Support Agreement by him does not, and the performance by him of his obligations hereunder will not, require any consent or approval from any third party that has not been given or other action that has not been taken by any third party or Governmental Entity, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by him of his obligations under this Stockholders Support Agreement; and

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(v) except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Stockholders Support Agreement, to his knowledge, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by him in connection with his due execution, delivery and performance of this Stockholders Support Agreement.

11. Stockholder Proxy. Without limiting any other rights or remedies of the Company, the Stockholders hereby irrevocably appoint the Company or any individual designated by the Company as the Stockholders’ agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholders, to attend on behalf of any Stockholder any Meeting (to the extent one is convened), to include the Stockholder Shares in any computation for purposes of establishing a quorum at any such Meeting, to vote (or cause to be voted) the Stockholder Shares or consent (or withhold consent) with respect to any of the matters described in Section 2 in connection with any Meeting or any action by written consent by the Stockholders (including the Company Stockholder Approval), in each case, in the event that any Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 2.

The proxy granted by the Stockholders pursuant to this Section 11 is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company entering into the Merger Agreement and agreeing to consummate the Transactions contemplated thereby. The proxy granted by the Stockholders pursuant to this Section 11 is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by any such Stockholder and shall revoke any and all prior proxies granted by any Stockholder with respect to the Stockholder Shares. The vote or consent of the proxyholder in accordance with Section 2 and with respect to the matters in Section 2 shall control in the event of any conflict between such vote or consent by the proxyholder of the Stockholder Shares and a vote or consent by the Stockholders of the Stockholder Shares (or any other Person with the power to vote the Stockholder Shares) with respect to the matters in Section 2. The proxyholder may not exercise the proxy granted pursuant to this Section 11 on any matter except those provided in Section 2. For the avoidance of doubt, the Stockholders may vote the Stockholder Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Stockholders Support Agreement.

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12. Indemnification.

(a) Owner Signatories’ Obligation to Indemnify. Subject to the other terms and conditions of this Stockholders Support Agreement, (i) Great Eagle, on the one hand, and Ray and Frangipani, on the other hand, shall severally, and not jointly with the other, and (ii) Ray and Frangipani shall jointly and severally with each other, in each case of (i) and (ii) below, indemnify and defend each of Parent and its Affiliates (including, from and after the Closing, the Surviving Corporation and the Company Subsidiaries) and their respective directors, trustees, officers, employees, advisors, representatives and other authorized persons (each, a “Parent Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, constituting, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of the applicable Owner Signatory contained in this Stockholders Support Agreement (including Section 10 hereof) or in any certificate, instrument, or other document delivered by or on behalf of the Company or the applicable Owner Signatory pursuant to this Stockholders Support Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), determined without giving effect to any “material”, “materiality”, “in any material respect”, “material adverse effect”, “Material Adverse Effect” or any similar qualification or words of similar import or other similar qualifiers contained therein;

(ii) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by the applicable Owner Signatory pursuant to this Stockholders Support Agreement or by the Company pursuant to the Merger Agreement;

(iii) any Taxes of, imposed on or attributable to the Company, any Company Subsidiary or any of their Affiliates for any period (or portion of any period) ending on or before the Closing Date;

(iv) any Taxes imposed by any tax authority of India or the People’s Republic of China arising from or as a result of or in connection with the transactions contemplated by the Merger Agreement or any prior transactions involving the Company or its Affiliates, or any Losses incurred with respect thereto, including but not limited to, (x) in the case of India, any Tax imposed as a result of a difference between the fair market value of the shares of a Company Subsidiary (as determined by a third-party valuation) acquired (directly or through a Subsidiary) by the Company and the actual acquisition consideration, and (y) in the case of the People’s Republic of China, any failure to comply with the China State Taxation Administration Bulletin (2015) No.7 reporting requirements or any unpaid withholding Taxes arising from an indirect transfer of shares of any Company Subsidiary incorporated or formed in the People’s Republic of China or the Hong Kong Special Administrative Region, together with all reasonable costs associated with any audit, assessment, or enforcement action taken by the Tax authorities of the People’s Republic of China in relation to such liabilities;

(v) any Taxes imposed by India on or in respect of the Company, any Company Subsidiary or their Affiliates that arises as a result of or in respect of an audit described on Schedule 5.12(d) of the Disclosure Schedule or a matter with which that audit is concerned; and

(vi) any Taxes imposed by Taiwan in respect of the operation of the Company, any Company Subsidiary or their Affiliates, or transactions engaged in by the Company, any Company Subsidiary or their Affiliates (including inter-company or related party transactions), during any taxable period (or portion thereof) ending on or before the Closing Date.

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(b) Certain Limitations. The indemnification provided for in Section 12(a) is subject to the following limitations:

(i) No Owner Signatory will be liable to the Parent Indemnitees under Section 12(a)(i) (x) until the aggregate amount of all Losses in respect of indemnification under Section 12(a) equals or exceeds $80,000 (the “Basket”), in which case the Owner Signatory shall be liable for the aggregate amount of the Losses, including the amount of the Basket, and (y) once the Basket has been reached, for any individual claim for Losses in an amount that is less than $5,000 (the “Mini-Basket”) (for the avoidance of doubt, any claim below this threshold shall be aggregated and included in the calculation of the Basket), provided, however, that neither the Basket nor the Mini-Basket shall apply with respect to any breach of Section 5.1 (Organization), 5.2 (Company Subsidiaries), 5.3 (Capitalization), 5.4 (Authority for Agreements), 5.5 (Consents and Approvals; No Violations), 5.12 (Taxes) or 5.22 (Brokers) of the Merger Agreement, or Section 10(b) of this Stockholders Support Agreement (collectively, the “Fundamental Representations”), or any Losses as a result of fraud on the part of the Owner Signatory.

(ii) Subject to the remaining provisions of this Section 12(b)(ii), the amount of all Losses for which the Owner Signatories will be collectively liable pursuant to this Section 12 will not exceed the aggregate amount of the Total Merger Consideration that each Stockholder has received on or after the Closing Date, including any Holdback Amount (such total amount, the “Cap”); provided that (A) with respect to any Losses that are subject to indemnification pursuant to Section 12(a)(i), Section 12(a)(ii) with respect to a covenant breach by the Company, or Section 12(a)(iii) (excluding any Losses that also are subject to indemnification pursuant to Section 12(a)(iv), Section 12(a)(v) or Section 12(a)(vi)), each Stockholder shall be responsible only for its Pro Rata Portion of such Losses and Sunandan Ray shall be responsible for Frangipani’s Pro Rata Portion of such Losses, (B) with respect to any Losses that are subject to indemnification pursuant to Section 12(a)(iv), Section 12(a)(v) or Section 12(a)(vi), the Owner Signatories shall collectively be responsible for 100% of such Losses, and (C) no Stockholder shall be required to indemnify any Parent Indemnitee for any Losses to the extent that such Stockholder’s aggregate liability for indemnification hereunder would exceed the portion of the Total Merger Consideration received by such Stockholder (including any Holdback Amount paid to such Stockholder), and Sunandan Ray shall not be required to indemnify any Parent Indemnitee for any Losses to the extent that his aggregate liability for indemnification hereunder would exceed the portion of the Total Merger Consideration received by Frangipani (including any Holdback Amount); provided, further, that, to the extent an indemnity obligation arises during the Holdback Period (and therefore no payment with respect to the Holdback Amount has been made to such Stockholder) and such Stockholder has already made indemnity payments in the aggregate that exceed the portion of the Total Merger Consideration received by such Stockholder (or Sunandan Ray has already made indemnity payments in the aggregate that exceed the portion of the Total Merger Consideration received by Frangipani) as of the date of such indemnity payments, any remaining indemnity obligation shall be offset against any Holdback Amount due to the applicable Stockholder on a dollar for dollar basis. The limitations contained in this Section 12(b)(ii) shall not apply with respect to (x) any breach of the Fundamental Representations or any covenants and agreements to be performed after the Closing contained herein or (y) any Losses as a result of fraud on the part of an Owner Signatory, for which the maximum aggregate liability of such Owner Signatory will be uncapped.

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(c) Survival of Representations, Warranties and Agreements. Notwithstanding the provisions of Section 11.1 of the Merger Agreement, for purposes of this Stockholders Support Agreement (including Section 12 hereof) the representations and warranties of the Company contained in the Merger Agreement and of the Owner Signatories contained herein or any schedule, exhibit or certificate attached thereto or delivered pursuant thereto and hereto shall survive the Closing until the date that is 18 months from the Closing Date, except (i) the Fundamental Representations shall survive until the expiration of the applicable statutes of limitations, and (ii) that the representations and warranties set forth in Sections 5.12 (Taxes), 5.14 (Environmental Matters), 5.16 (Employee Benefit Plans; ERISA) and 5.17 (Employees) of the Merger Agreement shall survive until 60 days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof). Each covenant and other agreement of the Company and the Owner Signatories hereunder and under the Merger Agreement shall survive in accordance with its terms and, if no term is specified, until the later of the performance of such covenant the date that is 18 months from the Closing Date. No Person shall be liable for any claim for indemnification under this Section 12 unless a Claim Certificate is delivered by the relevant Parent Indemnitee prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given. No Person shall have any liability whatsoever with respect to any representation or warranty, unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(d) Indemnification Procedure.

(i) Promptly after any event, circumstance, development, state of facts or occurrence (or obtaining knowledge thereof) that results or may result in any Losses by any Parent Indemnitee pursuant to this Section 12 and that might give rise to indemnification hereunder, Parent shall deliver to Sunandan Ray (the “Stockholders’ Representative”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(A) state that a Parent Indemnitee has paid or anticipates that it will incur liability for Losses for which such Parent Indemnitee believes it is entitled to indemnification pursuant to this Stockholders Support Agreement; and

(B) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation, if possible, of the amount to which such Parent Indemnitee claims to be entitled hereunder;

provided, that the failure to so notify shall not relieve any Owner Signatory of its obligations hereunder, unless the Owner Signatory is actually, materially and adversely prejudiced thereby and in such case, only to the extent of such prejudice.

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(ii) In the event that an Owner Signatory shall object to the indemnification of Parent Indemnitee in respect of any claim or claims specified in any Claim Certificate, the Stockholders’ Representative shall (for all purposes of this Section 12, acting on behalf of himself and/or the other Owner Signatories), within 30 days after receipt by him of such Claim Certificate, deliver to Parent a notice to such effect, specifying in reasonable detail the basis for such objection, and Parent and the Stockholders’ Representative shall, within the 60 day period beginning on the date of receipt by Parent of such objection and prior to submitting such dispute to the courts set forth in Section 11.5 of the Merger Agreement, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Stockholders’ Representative shall have so objected. If Parent and the Stockholders’ Representative shall succeed in reaching agreement on their respective rights with respect to any of such claims, the indemnified party and the indemnifying party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should Parent and the Stockholders’ Representative be unable to agree as to any particular item or items or amount or amounts within such time period, then Parent shall be permitted to submit such dispute to the courts set forth in Section 11.5 of the Merger Agreement. The party that receives a final judgment against such party in such dispute shall reimburse the party that is successful in such dispute for all reasonable attorney and consultant fees or expenses incurred by the other party.

(iii) Claims for Losses specified in any Claim Certificate to which the Owner Signatories do not object in writing within 30 days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 12(d)(ii), and claims for Losses the validity and amount of which have been subject to judicial determination as described in Section 12(d)(ii) and Section 11.5 of the Merger Agreement or shall have been settled as described in Section 12(g), are hereinafter referred to, collectively, as “Agreed Claims.” Within 10 Business Days of the determination of the amount of any Agreed Claim (or at such other time as Parent and the Stockholders’ Representative agree), the indemnifying party shall pay or cause to be paid to Parent an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by Parent in a notice to the Stockholders’ Representative not less than two Business Days prior to such payment. If at any time an Agreed Claim payment is due and payable after the Owner Signatories have made indemnity payments to Parent in an amount equal to the Total Merger Consideration received as part of the Closing, and any portion of the Holdback Amount remains due and payable to the indemnifying party pursuant to the terms of this Stockholders Support Agreement, the amount of such Agreed Claim shall be offset against the equivalent portion of the Holdback Amount (the “Holdback Withholding Amount”) (provided, for the avoidance of doubt, that any excess of the amount of Agreed Claims over the then-payable Holdback Amount shall be paid to Parent in cash as set forth in this Section 12(d)(iii)).

(iv) The parties hereto agree that, for the purposes of this Section 12, under all circumstances the Owner Signatories shall act solely through the Stockholders’ Representative and the Stockholders’ Representative’s determination with respect to all matters under this Section 12 (including a determination as to whether to object to any claim or claims) shall be final and binding on each Owner Signatory.

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(e) No Contribution. Each Owner Signatory waives, and acknowledges and agrees that such Owner Signatory shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity, right of subrogation or advancement of expenses or other right or remedy against the Surviving Corporation or any of its subsidiaries in connection with any indemnification obligation or any other liability to which such Owner Signatory may become subject under or in connection with this Stockholders Support Agreement or any other agreement or document delivered to Parent in connection with this Stockholders Support Agreement.

(f) Tax Treatment of Indemnification Payments. All indemnification payments made under this Stockholders Support Agreement shall be treated by the parties for Tax purposes, unless otherwise required by Applicable Law, as an adjustment to the applicable Stockholder’s pro rata portion of the Total Merger Consideration pursuant to the terms of the Merger Agreement and this Stockholders Support Agreement.

(g) Defense of Third-Party Claims. In the event of the assertion or commencement by any Person (other than Parent, Parent’s Affiliates, the Surviving Corporation or any other Parent Indemnitee) of any Action (whether against the Surviving Corporation, Parent or any other Person) with respect to which any Owner Signatory may become obligated to hold harmless, indemnify, compensate or reimburse any Parent Indemnitee pursuant to this Section 12, Parent shall have the right, at its election, to proceed with the defense of such Action on its own with counsel (or, in the case of an Action concerning Taxes, a Tax advisor) reasonably satisfactory to the Stockholders’ Representative. If Parent so proceeds with the defense of such Action:

(i) subject to the other provisions of this Section 12, all reasonable expenses relating to the defense of such Action shall be borne and paid exclusively by or on behalf of the applicable Owner Signatory;

(ii) each Owner Signatory shall use commercially reasonable efforts to cooperate with Parent in connection with the defense of such Action; provided that no Owner Signatory shall be required to make any admissions against interest; and

(iii) Parent shall have the right to settle, adjust or compromise such Action.

If Parent does not elect to proceed with the defense of any such Action, the Stockholders’ Representative may proceed with the defense of such Action with counsel (or, in the case of an Action concerning Taxes, a Tax advisor) reasonably satisfactory to Parent; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such Action without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed). Parent shall give the Stockholders’ Representative prompt notice of the commencement of any such Action against Parent, Merger Sub or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Representative shall not limit any of the obligations of the Owner Signatories under this Section 12 (except to the extent such failure materially prejudices the defense of such Action).

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(h) Exclusive Remedies. Except as otherwise provided herein or in the Merger Agreement, or in the case of fraud or willful misconduct, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Stockholders Support Agreement or otherwise relating to the Transactions, shall be pursuant to the indemnification provisions set forth in this Section 12. Each party hereto waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Stockholders Support Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Section 12. Nothing in this Section 12(h) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to (i) Section 11.11 of the Merger Agreement, (ii) Section 14 of this Stockholders Support Agreement, or (iii) seek any remedy on account of fraud.

13. Stockholders’ Representative.

(a) To the fullest extent permitted by Applicable Law, the Stockholders’ Representative is hereby (i) delegated the exclusive power and authority with respect to the enforcement of the rights of the Owner Signatories under this Stockholders Support Agreement and (ii) authorized, directed and appointed to act as sole and exclusive agent, attorney-in-fact and representative of the Owner Signatories, with full power of substitution and re-substitution, with respect to all matters under this Stockholders Support Agreement and the Merger Agreement, including (A) determining, giving and receiving notices and processes hereunder, (B) receiving certain distributions payable to the Owner Signatories pursuant to this Stockholders Support Agreement for the benefit of the Owner Signatories, (C) executing and delivering, on behalf of the Owner Signatories, any and all documents or certificates to be executed by the Owner Signatories, in connection with this Stockholders Support Agreement or the Merger Agreement and the transactions contemplated hereby and thereby, (D) granting any waiver, consent or approval on behalf of the Owner Signatories under this Stockholders Support Agreement or the Merger Agreement, (E) appointing one or more successor Stockholders’ Representatives, (F) contesting and settling any and all claims in respect of this Stockholders Support Agreement and the transactions contemplated hereby, (G) resolving any other disputes hereunder, (H) performing the duties expressly assigned to the Stockholders’ Representative hereunder, (I) engaging and employing agents and representatives and incurring such other costs, fees and expenses as the Stockholders’ Representative shall reasonably deem necessary or prudent in connection with the foregoing, (J) taking any action or providing any waiver, or receiving any notice with respect to any claims in respect of this Stockholders Support Agreement and the transactions contemplated hereby, and (K) settling any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholders’ Representative consistent herewith shall, to the fullest extent permitted by Applicable Law, be absolutely and irrevocably binding on the other Owner Signatories as if such Owner Signatory personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Owner Signatory’s individual capacity, and such Owner Signatory shall have the right to object, dissent, protest or otherwise contest the same.

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(b) The appointment of the Stockholders’ Representative as each Owner Signatory’s attorney-in-fact pursuant to this Section 13, to the fullest extent permitted by Applicable Law, by virtue of the adoption of this Stockholders Support Agreement, revokes any power of attorney heretofore granted that authorized any other person to represent such Owner Signatory with regard to the matters described in this Section 13. The appointment of the Stockholders’ Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Owner Signatory pursuant to this Stockholders Support Agreement (i) will not be terminated by operation of law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Owner Signatory or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any Owner Signatory of the whole or any fraction of its interest in any payment due to it under this Stockholders Support Agreement.

(c) The Stockholders’ Representative hereby accepts the foregoing appointment and agrees to serve as Stockholders’ Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Owner Signatories, in accordance with this Stockholders Support Agreement, of costs, fees and expenses incurred by Stockholders’ Representative in its capacity as such.

(d) The Stockholders’ Representative shall be entitled to be reimbursed by the other Owner Signatories (including by offsetting such amount against any amounts owed to the Owner Signatories), and such Owner Signatory agrees to so reimburse the Stockholders’ Representative, and make the Stockholders’ Representative whole for such shortfall. Upon written notice from the Stockholders’ Representative to the other Owner Signatories as to the existence of a shortfall, including a reasonably detailed description as to such shortfall, such Owner Signatory shall promptly deliver to the Stockholders’ Representative full payment of its ratable share of the amount of such shortfall.

(e) For all purposes of this Stockholders Support Agreement, Parent shall be entitled to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to the settlement of any claims in respect of this Stockholders Support Agreement and the transactions contemplated hereby or any other actions required or permitted to be taken by the Stockholders’ Representative hereunder or in connection with any of the transactions and other matters contemplated hereby.

(f) The Stockholders’ Representative shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the other Owner Signatories whatsoever with respect to its actions, decisions and determinations under this Stockholders Support Agreement, and shall be entitled to assume that all actions, decisions and determinations under this Stockholders Support Agreement are fully authorized by the other Owner Signatories.

(g) The Stockholders’ Representative shall be entitled to rely upon any order, certification, demand, notice, instrument or other writing delivered to him hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Stockholders’ Representative may act in reliance upon any instrument or signature believed by him to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Stockholders’ Representative may conclusively presume that the undersigned representative of any party hereto that is an entity other than a natural person has full power and authority to instruct the Stockholders’ Representative on behalf of that party unless written notice to the contrary is delivered to the Stockholders’ Representative.

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(h) The Stockholders’ Representative may act pursuant to the advice of counsel with respect to any matter relating to this Stockholders Support Agreement and shall not be liable for any action taken or omitted by him in good faith in accordance with such advice.

(i) Parent hereby agrees that the Stockholders’ Representative shall not, in its capacity as such, have any liability to Parent, Merger Sub or the Surviving Corporation whatsoever with respect to his actions, decisions or determinations under this Stockholders Support Agreement.

(j) Notwithstanding anything to the contrary herein, the rights, powers, benefits and obligations of the Stockholders’ Representative under this Stockholders Support Agreement shall survive any termination of this Stockholders Support Agreement.

14. Specific Performance. The Owner Signatories hereby agree and acknowledge that (a) Parent and the Company would be irreparably injured in the event of a breach by the Owner Signatories of their obligations or any Owner Signatory’s obligation under this Stockholders Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) Parent and the Company shall be entitled to obtain injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach or anticipated breach, without the requirement to post any bond or other security or to prove that money damages would be inadequate.

15. Entire Agreement; Amendment; Waiver. This Stockholders Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby; provided that the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement. This Stockholders Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Notwithstanding anything to the contrary contained herein, Section 9, the third sentence of this Section 15 and the last sentence of Section 16 and, in each case, any defined term used therein to the extent related to such provisions, may not be modified, amended or waived in any manner that is materially adverse to the Origination Agent’s rights under the Settlement Agreement without the Origination Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, any modification the effect of which is a reduction in the amount of the payments owed to Origination Agent under the Settlement Agreement or an extension of the timing for the payment thereof, shall be deemed materially adverse to Origination Agent. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Stockholders Support Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

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16. Binding Effect; Assignment; Third Parties. This Stockholders Support Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Stockholders Support Agreement and all obligations of the Owner Signatories may not be assigned, transferred or delegated by any Owner Signatory at any time without the prior written consent of Parent and the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio; provided, that Parent may at any time, upon prior written notice to the Company and each Owner Signatory, transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates; in each case, provided that no such assignment shall relieve the Parent of its obligations under this Stockholders Support Agreement. Except as set forth in Section 9, nothing contained in this Stockholders Support Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

17. Counterparts. This Stockholders Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18. Severability. This Stockholders Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Stockholders Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Stockholders Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

19. Governing Law and Venue; Waiver of Jury Trial. Section 11.5 (Governing Law and Venue; Waiver of Jury Trial) of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Stockholders Support Agreement.

20. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Stockholders Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.2 (Notices) of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 11.2 of the Merger Agreement, and, with respect to any Owner Signatory, at the address set forth underneath the Owner Signatory’s name on the signature pages hereto.

21. Termination. This Stockholders Support Agreement shall become effective upon the date hereof and shall automatically terminate, and none of Parent, the Company or any Owner Signatory shall have any rights or obligations hereunder, on the earliest of (a) the mutual written consent of Parent, the Company and the Owner Signatories, (b) the full performance of the obligations of the parties hereunder, and (c) the termination of the Merger Agreement in accordance with its terms. No such termination shall relieve any Owner Signatory, Parent or the Company from any liability resulting from a breach of this Stockholders Support Agreement occurring prior to such termination. Notwithstanding anything to the contrary herein, the provisions of this Section 21 shall survive the termination of this Stockholders Support Agreement.

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22. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

23. Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Stockholders Support Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Stockholders Support Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

24. Interpretation. The titles and subtitles used in this Stockholders Support Agreement are for convenience only and are not to be considered in construing or interpreting this Stockholders Support Agreement. The parties have participated jointly in the negotiation and drafting of this Stockholders Support Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Stockholders Support Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Stockholders Support Agreement.

25. No Partnership, Agency or Joint Venture. This Stockholders Support Agreement is intended to create a contractual relationship among the Owner Signatories, the Company and Parent, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company stockholders entering into support agreements with the Company or Parent. The Owner Signatories have acted independently regarding their decision to enter into this Stockholders Support Agreement. Nothing contained in this Stockholders Support Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder Shares. All rights, ownership and economic benefits of and relating to the Stockholder Shares shall remain vested in and belong to the Stockholders, and neither Company nor Parent shall have any authority to direct the Stockholders in the voting or disposition of any Stockholder Shares, except as otherwise provided herein.

26. Capacity. Each of the Stockholders is executing this Stockholders Support Agreement solely in such Stockholder’s capacity as a stockholder of the Company and Sunandan Ray is executing this Stockholders Support Agreement solely in his individual capacity, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of the Company or any of the Company Subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by an Owner Signatory or any representative of such Owner Signatory, as applicable, serving as a director of the Company or any Company Subsidiary, acting in such Person’s capacity as a director of the Company or Company Subsidiary.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Stockholders Support Agreement as of the date first written above.

COMPANY:

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:
Name:	Sunandan Ray
Title:	Chief Executive Officer

PARENT:

DP WORLD LOGISTICS US HOLDINGS, INC.

By:
Name:	Yuvraj Narayan
Title:	Authorized Signatory

OWNER SIGNATORY:

SUNANDAN RAY

Address for Notice:

Address:

Telephone No.:

Email:

[Owner Signatory Signature Page to Stockholders Support Agreement]

STOCKHOLDER:

FRANGIPANI TRADE SERVICES, INC., a New York corporation

By:
Name:	Sunandan Ray
Title:

Address for Notice:

Address:

Telephone No.:

Email:

[Stockholder Signature Page to Stockholders Support Agreement]

STOCKHOLDER:

GREAT EAGLE FREIGHT LIMITED, a Hong Kong limited liability company

By:
Name:
Title:

Address for Notice:

Address:

Telephone No.:

Email:

[Stockholder Signature Page to Stockholders Support Agreement]

Exhibit A

Stockholder Shares

Stockholder	Class and Series of Shares	Number of Shares
Frangipani Trade Services, Inc., a New York corporation	Company Common Stock	322,086,324
	Series B Company Convertible Preferred Stock	667,738
Great Eagle Freight Limited, a Hong Kong limited liability company	Series B Company Convertible Preferred Stock	153,062

Exh. A-1

Exhibit B

Holdback Schedule

Stockholder	Holding Percentage on a Fully Converted to Company Common Stock Basis	Holdback Amount ($)	Maximum GP-based Holdback Amount ($)
Frangipani Trade Services, Inc., a New York corporation	48.50%	11,302,323	10,172,091
Great Eagle Freight Limited, a Hong Kong limited liability company	10.35%	2,412,979	2,412,979

Exh. B-1

Exhibit C

Restricted Business Exemptions

1.	Unique International Logistics (M) Sdn. Bhd., a private limited company incorporated in Malaysia.

2.	Unique Logistics (Korea) Co., Ltd., a private limited company formed in South Korea.

3.	PT. Unique Logistics International Indonesia, a limited liability company formed in Indonesia.

4.	Unique Freight Solutions (Thailand) Co., Ltd., a limited company formed in Thailand.

5.	Green Trident Logistics (Hangzhou) Ltd., a limited company formed in the People’s Republic of China.

6.	Across Logistics (H.K.) Limited, a private company limited by shares formed in Hong Kong.

7.	China Wealth Logistics Ltd, a private company limited by shares formed in Hong Kong.

8.	Unison Logistics (H.K.) Limited, a private company limited by shares formed in Hong Kong.

9.	Great Eagle Freight Limited, a private company limited by shares formed in Hong Kong.

10.	Unique Logistics Holdings Limited, a private company limited by shares formed in Hong Kong.

11.	Rich Group Holdings Ltd, a private company limited by shares formed in the British Virgin Islands.

12.	Green Trident Line Limited, a private company limited by shares formed in Hong Kong.

13.	Unison Logistics Solutions Ltd., a private company limited by shares formed in Hong Kong.

14.	ATE Unique Consolidators Ltd., a private company limited by shares formed in Hong Kong.

15.	Unique Investment Limited, a private company limited by shares formed in Hong Kong.

16.	Unique Logistics International (South China) Ltd., a private company limited by shares formed in Hong Kong.

17.	Shenzhen Unique Logistics International Ltd., a limited company formed in the People’s Republic of China.

Exh. C-1